As filed with the U.S. Securities and Exchange Commission on June 25, 2026.

Registration No. 333-296428

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHOENIX ENERGY ONE, LLC

(Exact name of registrant as specified in its charter)

Delaware	1311	83-4526672
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18575 Jamboree Road, Suite 830

Irvine, California 92612

(303) 749-0074

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Curtis Allen

Chief Financial Officer

18575 Jamboree Road, Suite 830

Irvine, California 92612

(949) 416-5037

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Christopher J. Clark, Esq.

Ross McAloon, Esq.

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, District of Columbia 20004-1304

(202) 637-2200

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2026

PROSPECTUS

PHOENIX ENERGY ONE, LLC

$100,000,000 Phoenix Flex Junior Secured NotesTM

Senior Subordinated Junior Lien Notes

Comprising

$8,000,000 6.00% Three-Month Puttable Cash Interest Notes	$12,000,000 6.00% Three-Month Puttable Compound Interest Notes
$8,000,000 6.25% Six-Month Puttable Cash Interest Notes	$12,000,000 6.25% Six-Month Puttable Compound Interest Notes
$5,000,000 6.50% Nine-Month Puttable Cash Interest Notes	$5,000,000 6.50% Nine-Month Puttable Compound Interest Notes
$15,000,000 6.75% Twelve-Month Puttable Cash Interest Notes	$15,000,000 6.75% Twelve-Month Puttable Compound Interest Notes
$10,000,000 7.00% Eighteen-Month Puttable Cash Interest Notes	$10,000,000 7.00% Eighteen-Month Puttable Compound Interest Notes

This is the initial public offering of our Senior Subordinated Junior Lien Notes, marketed and sold as “Phoenix Flex Junior Secured NotesTM” (the “Notes”). We are offering up to $100,000,000 in aggregate principal amount of Notes on a continuous basis.

We will offer the Notes with a scheduled maturity of ten years from the date of initial issuance of such Notes. We will issue Notes with specific Set Put Intervals (as defined below) and interest payment methods in the amounts set forth in this prospectus. Interest will accrue on the Notes at the rates set forth in this prospectus for each Set Put Interval and interest payment method, which range from 6.00% per annum to 7.00% per annum. Interest will be payable on the Notes either in cash, monthly in arrears on the tenth day of each month or, if such day is not a Business Day (as defined below), the immediately preceding Business Day (such Notes, “Cash Interest Notes”), or by compounding such interest daily from and including the date of initial issuance (such Notes, “Compound Interest Notes”). When you purchase Notes, you will select an available interest payment method and related interest rate, as well as an available interval in which you may request redemption, as described in “Description of Notes—Mandatory Redemption; Repurchase at the Option of the Holders.” Such intervals will span three, six, nine, twelve, or eighteen months (each, a “Set Put Interval,” and the last day of each Set Put Interval being a “Set Put Date”). See “Prospectus Summary—The Offering.”

The Notes will be our senior subordinated obligations and will not be guaranteed by any of our subsidiaries or affiliates. The Notes will be secured on a junior basis, equally and ratably with all of our parity lien indebtedness, by mortgages on certain of our properties, as determined by the Issuer in its sole discretion, which mortgages will be junior to the security interest under the Fortress Credit Agreement (as defined herein) and any other senior-priority secured indebtedness (such mortgages, together with any other assets we elect to provide as collateral, the “Collateral”), subject to certain limitations and exceptions and Permitted Liens (as defined herein). The indenture governing the Notes will provide that we may automatically and unconditionally add or release Collateral at our discretion, without the consent of or notice to the trustee or collateral agent under the indenture or the holders of the Notes, subject to compliance with the Loan-to-Value Ratio (as defined herein). See “Risk Factors—Risks Related to the Collateral—The value of the Collateral securing the Notes may not be sufficient to satisfy our obligations under the Notes,” “Risk Factors—Risks Related to the Collateral—We will have control over the Collateral, and the sale or disposition of particular assets could reduce the pool of assets securing the Notes,” and “Description of Notes—Security.”

The Notes will rank contractually senior in right of payment to all of our indebtedness and other obligations that are expressly subordinated in right of payment to the Notes; effectively senior to any of our unsecured indebtedness and other obligations and indebtedness secured by liens junior to the liens securing the Notes, in each case, to the extent of the value of the Collateral; without giving effect to collateral arrangements, pari passu in right of payment with all of our senior indebtedness (other than Senior Debt (as defined below)); effectively equal to all of our senior indebtedness secured by the Collateral on the same priority basis as the Notes (other than Senior Debt); contractually subordinated to any Senior Debt; effectively junior to any of our secured indebtedness and other obligations that are secured by assets that do not constitute Collateral to the extent of the value of the assets securing such indebtedness or other obligations; and effectively junior to any liabilities (including trade payables) or preferred equity of our subsidiaries. As of March 31, 2026, after giving effect to the sale of the Notes offered hereby (but not the use of proceeds therefrom, including to repay other indebtedness), we would have had approximately $1,802.3 million of indebtedness outstanding, including $812.3 million that will rank contractually senior to the Notes, of which $525.0 million constitutes senior priority secured indebtedness under the Fortress Credit Agreement, $132.0 million that will rank contractually pari passu with the Notes, without giving effect to collateral arrangements, and $758.0 million that will be contractually subordinated to the Notes. In addition, as of March 31, 2026, we had approximately $67.6 million in liquidation preference of Series A Preferred Shares (as defined below) outstanding. See “Risk Factors—Risks Related to the Notes and this Offering—Your right to receive payment under the Notes is contractually subordinated to Senior Debt,” “Risk Factors—Risks Related to the Notes and this Offering—The Notes are the Issuer’s obligations alone and will be structurally subordinated to all obligations of the Issuer’s existing and future subsidiaries,” and “Description of Notes—Ranking.”

We recorded net income (loss) of $(140.1) million and $5.6 million for the three months ended March 31, 2026 and 2025, respectively, and net income (loss) of $66.1 million, $(24.8) million, and $(16.2) million for the years ended December 31, 2025, 2024, and 2023, respectively. Through 2025, we incurred a significant amount of debt in order to accelerate the growth of our business by acquiring additional assets and establishing our direct drilling operations. As a result, our cash flows from operations alone would not have been sufficient to service required cash interest and principal payment obligations under our then-existing debt and cash distributions on our preferred equity in 2025. Furthermore, as of December 31, 2025, we estimate that we will need to make approximately $1,064.1 million and $2,167.3 million in capital expenditures to develop all our proved and probable undeveloped reserves, respectively, and that we will need to raise approximately $669.8 million in additional capital through the end of 2028 to fund such development. Although we expect our cash flows from operations to be sufficient to service cash interest and principal payment obligations under our debt arrangements and cash distributions on our preferred equity for the foreseeable future, our current development plan contemplates capital expenditures in excess of operating cash flow in certain periods. Accordingly, we intend to fund a portion of our growth capital through a combination of operating cash flow, available borrowing capacity, and capital markets transactions, consistent with our historical practice. We regularly evaluate our capital structure and liquidity profile to maintain appropriate financial flexibility while executing our development plan. We may from time to time refinance, extend, or restructure portions of our indebtedness through capital markets transactions or private financing arrangements in order to optimize maturities and cost of capital. See the section of this prospectus entitled “Risk Factors—Risks Related to the Notes and this Offering—We may invest or spend the proceeds of this offering in ways with which you may not agree,” as well as the sections entitled “Risk Factors—Risks Related to Our Business and Operations—The acquisition and development of our properties, directly or through our third-party E&P operators, will require substantial capital, and we and our third-party E&P operators may be unable to obtain needed capital or financing on satisfactory terms or at all, including as a result of increases in the cost of capital resulting from Federal Reserve policies regarding interest rates and otherwise,” “Risk Factors—Risks Related to Our Indebtedness—Despite our current level of indebtedness, we will still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above,” “Risk Factors—Risks Related to Our Indebtedness—We may not be able to generate sufficient cash to service all of our existing and future indebtedness, including the Registered Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful,” and

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, each of which is incorporated by reference herein.

We may redeem any Note, in whole or in part, at any time, at a redemption price equal to the then-outstanding principal amount thereof, plus accrued and unpaid interest, to, but excluding, the date of redemption. We may also purchase Notes, in whole or in part, at any time, through open-market or privately negotiated transactions with noteholders or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as we may determine.

Subject to the provisions described in “Description of Notes—Subordination,” from the initial issuance of such Notes until the Set Put Date immediately preceding maturity of such Notes, a holder may require us to redeem all or a portion of such holder’s Notes (subject to minimum denominations) on the Wednesday on or immediately preceding the applicable Set Put Date for such Notes, beginning with the first Set Put Date for the applicable Set Put Interval following the initial issuance of such Notes, at a price equal to 100% of the aggregate principal amount of such Notes, plus (i) with respect to Compound Interest Notes, accrued and unpaid interest thereon to, but excluding, such repayment date, or (ii) with respect to Cash Interest Notes, the amount of interest that would have accrued on such Notes from, and including, the most recent interest payment date to, but excluding, the applicable Set Put Date. A request for redemption on a Set Put Date must be given at least 30 calendar days but no more than 45 calendar days prior to the next succeeding Set Put Date. If we do not receive notice from a holder by such date, we will be under no obligation to redeem such holder’s Notes on the next succeeding Set Put Date and the Notes will remain outstanding. Furthermore, subject to the provisions described in “Description of Notes—Subordination,” a holder may require us, at any time and from time to time prior to maturity, to redeem its Notes at a price equal to 95% of the aggregate principal amount of such Notes plus accrued and unpaid interest to, but excluding, the date of redemption, subject to certain exceptions and to an annual cap on all such redemptions of 10% of the aggregate principal amount of all Notes issued and outstanding as of the first day of the calendar quarter in which such request is made (the “10% Limit”). The principal amount of any Notes requested for redemption by, and redeemed from, our directors, our executive officers, or their respective family members during any calendar year will not be included in calculating the 10% Limit with respect to any other holders for such calendar year; however, such redemptions will be included in calculating the 10% Limit with respect to our directors, our executive officers, and their respective family members. Noteholders will not otherwise have the right to require us to redeem any Notes. If we are prohibited by law or contract (including the terms of our indebtedness) from redeeming Notes, or the 10% Limit limits a holder’s ability to have its Notes redeemed, the holder may have to hold its Notes to maturity. Our ability to redeem Notes may also be limited by our then-existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required purchases. See “Risk Factors—Risks Related to the Notes and this Offering—Holders of Notes will have a limited right to require us to redeem their Notes, and we may not be able to repurchase such Notes when requested” and “Description of Notes—Mandatory Redemption; Repurchase at the Option of the Holders.”

The Notes will be issued only in registered form in minimum denominations of $1,000, and the initial minimum investment amount per holder will be $1,000 (the “Minimum Purchase Amount”). From time to time, we may, however, accept investments of less than the Minimum Purchase Amount or increase or decrease the Minimum Purchase Amount. There is no aggregate minimum purchase amount of Notes we are seeking to offer. We have the right to reject any investment, in whole or in part, for any reason.

The Notes will be a new issue of securities for which there is currently no established public trading market or trading platform for the Notes. The Notes will not be listed on any securities exchange or automated quotation system. Notes will be transferable by a holder only with our prior written consent, which we may provide at our sole discretion and determine on an ad hoc basis. Accordingly, there can be no assurance as to the development of a trading platform, or the development or liquidity of any market, for the Notes, or that you will be able to transfer your Notes. Therefore, you must be prepared to hold your Notes to maturity. See “Risk Factors—Risks Related to the Notes and this Offering—Notes may only be transferred with our consent. There is no established trading market for the Notes and an active trading market for the Notes is not expected to develop” and “Description of Notes—Transfer.”

Phoenix Equity Holdings, LLC, a Delaware limited liability company (“Phoenix Equity”) owns 100% of our common equity interests and, as a result, other than under the limited circumstances described in our Third Amended and Restated Limited Liability Company Agreement (the “Third ARLLCA”) in which holders of the Series A Preferred Shares have specific designation rights, has the right to appoint all members to our board of directors. Lion of Judah Capital, LLC, a Delaware limited liability company (“LJC”), controls Phoenix Equity and, therefore, indirectly has control over our management. Daniel Ferrari and Charlene Ferrari each own 50% of the voting membership interests in, and are the managers of, LJC. Adam Ferrari, our Chief Executive Officer and the son of Daniel and Charlene Ferrari, owns 100% of the economic interests in LJC, but has no voting or managerial interest in LJC. Adam Ferrari is also the manager of Phoenix Equity.

We are offering the Notes directly, without an underwriter or placement agent, and on a continuous basis. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust, or similar account. The Notes will be offered to prospective investors on a commercially reasonable efforts basis by Crescent Securities Group, Inc. (“Crescent” or, in its capacity as our broker/dealer of record, the “Managing Broker-Dealer”), a Texas corporation and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). “Commercially reasonable efforts” means that our broker/dealer of record is not obligated to purchase any specific number or dollar amount of Notes, but will use commercially reasonable efforts to sell the Notes. We reserve the right to engage additional broker-dealers who are members of FINRA (“selling group members”) to assist in the sale of the Notes.

	Per Note	Total
Public offering price	100.000%	$100,000,000
Underwriting discounts(1)	—%	$—
Proceeds, before expenses, to us	100.000%	$100,000,000

(1)

We have engaged Crescent to perform administrative and compliance-related functions in connection with this offering, but not for underwriting or placement agent services. The fee for such functions is 0.20% (with respect to Notes with a Set Put Interval of three months) or 0.40% (with respect to all other Notes) of the gross proceeds of the offering (the “Broker-Dealer Fee”), which fee could total $360,000 if all Notes offered hereby are issued and sold. In addition to the Broker-Dealer Fee, we will pay to Crescent certain sales commissions ranging from 0.25% to 0.60%, all of which sales commissions will be passed on to certain of our non-executive personnel who are licensed registered representatives of the selling group members and which fees could total $445,000 if all Notes offered hereby are issued and sold. Sales commissions increase based on the set put interval of the Notes sold (i.e., sales of Notes with a Set Put Interval of three months result in a 0.25% sales commission, and sales of Notes with a Set Put Interval of 18 months result in a 0.60% sales commission). See “Use of Proceeds” and “Plan of Distribution” for more information.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make an investment decision.

Investors will be required to satisfy the suitability requirements described in this prospectus in order to purchase Notes. The method for submitting subscriptions and a more detailed description of the offering process are included in “Plan of Distribution—Financial Suitability Requirements” beginning on page 85 of this prospectus.

Investing in the Notes involves a high degree of risk and should only be considered by those who can afford to lose their entire investment. Before you invest in Notes, you should carefully read the section entitled “Risk Factors” beginning on page 28 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not certificates of deposit or similar obligations guaranteed by any depository institution and are not insured by the Federal Deposit Insurance Corporation or any governmental or private insurance fund, or any other entity. We do not contribute funds to a separate account such as a sinking fund to repay the Notes upon maturity.

The date of this prospectus is   , 2026.

You should read this prospectus and any information incorporated by reference herein carefully before you invest in the Notes. This prospectus and the exhibits to the registration statement to which this prospectus relates contain the terms of the Notes we are offering. It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus before making your investment decision. All references in this prospectus to information “contained in” this prospectus or similar terms include all information incorporated by reference into this prospectus.

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor any selling group member has authorized anyone to provide you with information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectuses we may authorize to be delivered or made available to you. Neither we nor any selling group member take any responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus, any amendment or supplement to this prospectus, or any applicable free writing prospectus is an offer to sell only the Notes offered hereby or thereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any amendment or supplement to this prospectus, or any applicable free writing prospectus is current only as of its date, regardless of the time of its delivery or of any sale of Notes. Our business, financial condition, results of operations, and prospects may have changed since such date.

Neither we nor any selling group member have undertaken any efforts to qualify this offering for offers to investors in any jurisdiction outside the United States. Investors must have a U.S. mailing address (other than a P.O. Box) and a U.S. social security number and/or a U.S. tax identification number to be eligible to participate in this offering. See “Plan of Distribution.”

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ABOUT THIS PROSPECTUS

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the U.S. Securities Act of 1933, as amended (the “Securities Act”). We intend to close sales of Notes on a weekly basis as described in the section of this prospectus entitled “Plan of Distribution—Offering Process.” From time to time, we may prepare prospectus supplements to update this prospectus for various purposes, such as to disclose changes to the terms of the offering of the Notes, provide quarterly updates of financial and other information included in this prospectus, and disclose other material developments. These prospectus supplements will be filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act and will be posted on our website. When required by SEC rules, such as when there is a “fundamental change” in the offering or the information contained in this prospectus, or when an annual update of financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus. We currently anticipate that post-effective amendments will be required, among other times, when there are changes to the material terms of the Notes.

We will post on our website any special suitability standards or other conditions applicable to purchases of Notes that are not otherwise set forth in this prospectus as amended or supplemented from time to time.

CERTAIN DEFINED TERMS

As used in this prospectus, unless otherwise noted or the context otherwise requires (and except as otherwise defined in “Description of Notes” for purposes of that section only), references to:

•	“2025 Annual Report” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference herein.

•	“Adamantium” means Adamantium Capital LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Issuer.

•

“Adamantium Bonds” means unsecured bonds offered and sold by Adamantium pursuant to an offering under Rule 506(c) of Regulation D under the Securities Act, the proceeds of which are loaned to the Issuer under the Adamantium Loan Agreement (as defined below), as further described in “Prospectus Summary—The Offering—Ranking” and “Description of Notes—Ranking.”

•	“Adamantium Debt” means, collectively, indebtedness outstanding under the Adamantium Bonds, Adamantium Loan Agreement, and Adamantium Secured Note.

•

“Adamantium Loan Agreement” means that certain Loan Agreement, dated as of September 14, 2023, by and among the Issuer and PhoenixOp, as borrowers, and Adamantium, as lender, as the same may be amended and supplemented from time to time.

•

“Adamantium Secured Note” means that certain Secured Subordinated Promissory Note, dated as of November 1, 2024, by and between Adamantium and the noteholder named therein, as the same may be amended and supplemented from time to time.

•	“Adamantium Securities” means, collectively, indebtedness outstanding under the Adamantium Bonds and Adamantium Secured Note.

•	“Bbl” means one stock tank barrel, of 42 U.S. gallons liquid volume, used in this prospectus in reference to crude oil or other liquid hydrocarbons.

•	“Boe” means barrel of oil equivalent.

•	“Btu” means British thermal unit, which is the heat required to raise the temperature of one pound of liquid water by one degree Fahrenheit.

•	“Crescent” means Crescent Securities Group, Inc., a Texas corporation and a member of FINRA.

•	“Collateral Agent” means Odyssey Transfer and Trust Company, in its capacity as collateral agent under the Indenture, acting on behalf of the noteholders.

•	“E&P” means exploration and production.

•

“Exchange Notes” means unsecured bonds issued by the Issuer to holders of the Reg A Bonds in exchange for their Reg A Bonds in offerings exempt from registration under Section 3(a)(9) and/or 4(a)(2) of the Securities Act, as further described in “Prospectus Summary—The Offering—Ranking” and “Description of Notes—Ranking.”

•	“Firebird Marketing” means Firebird Marketing, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Issuer.

•	“Firebird Services” means Firebird Services, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of PhoenixOp.

•	“First Lien Collateral Agent” means the first lien collateral agent from time to time under the First Lien Intercreditor Agreement, which as of the date hereof is Fortress.

•

“First Lien Intercreditor Agreement” means that certain first lien intercreditor agreement described in the Intercreditor Agreement, under which, as of the date hereof, the Fortress Credit Agreement and certain swap contracts are secured on a senior basis and under which, in the future, other obligations may become secured on a senior basis, as the same may be amended or supplemented from time to time.

•	“Fortress” means Fortress Credit Corp., a Delaware corporation.

•

“Fortress Credit Agreement” means that certain Amended and Restated Senior Secured Credit Agreement, dated as of August 12, 2024, by and among the Issuer, PhoenixOp, as borrower, each of the lenders from time to time party thereto, and Fortress, as administrative agent for the lenders, as the same may be amended or supplemented from time to time.

•

“Indenture” means that certain indenture, dated on or around the date of this prospectus, by and among the Issuer, the Trustee, and the Collateral Agent, as the same may be amended or supplemented from time to time.

•

“Intercreditor Agreement” means that certain Junior Lien Intercreditor Agreement, dated on or around the date of this prospectus, by and among the Trustee, the Collateral Agent, the First Lien Collateral Agent, the Issuer, PhoenixOp, the other obligors under the Fortress Credit Agreement, and the other parties from time to time party thereto, as the same may be amended or supplemented from time to time.

•	“Issuer” means Phoenix Energy One, LLC, a Delaware limited liability company.

•	“LJC” means Lion of Judah Capital, LLC, a Delaware limited liability company and the holder of a majority of the voting membership interests in Phoenix Equity.

•	“Mcf” means one thousand cubic feet.

•	“MMBtu” means one million Btus.

•	“NGL” means natural gas liquids.

•	“NMAs” means net mineral acres.

•	“NRAs” means net royalty acres.

•	“Phoenix Equity” means Phoenix Equity Holdings, LLC, a Delaware limited liability company and the holder of 100% of the common equity interests of the Issuer.

•	“PhoenixOp” means Phoenix Operating LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Issuer.

•	“Q1 Quarterly Report” means the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, which is incorporated by reference herein.

•

“Reg A Bonds” means unsecured bonds offered and sold by the Issuer pursuant to an offering under Regulation A under the Securities Act, as further described in “Prospectus Summary—The Offering—Ranking” and “Description of Notes—Ranking.”

•	“Reg D Bonds” means, collectively, the Senior Reg D Bonds and the Subordinated Reg D Bonds.

•	“Reg D/Reg A Bonds” means, collectively, the Reg D Bonds and the Reg A Bonds.

•

“Registered Unsecured Notes” means unsecured notes offered and sold by the Issuer on a continuous basis pursuant to a registration statement on Form S-1 (File No. 333-282862), including the related prospectus, as further described in “Prospectus Summary—The Offering—Ranking” and “Description of Notes—Ranking.”

•	“Regulation A” means Regulation A promulgated under the Securities Act.

•	“Regulation D” means Regulation D promulgated under the Securities Act.

•

“Senior Debt” means any indebtedness that the Issuer expressly determines is senior to the Notes, including, as of the date of this prospectus, indebtedness under the Fortress Credit Agreement, the Adamantium Loan Agreement, swap contracts, and other present and future obligations secured under the First Lien Intercreditor Agreement.

•

“Senior Reg D Bonds” means unsecured bonds offered and sold by the Issuer pursuant to an offering under Rule 506(c) of Regulation D, as further described in “Prospectus Summary—The Offering—Ranking” and “Description of Notes—Ranking.”

•	“Senior Phoenix Bonds” means the Reg D/Reg A Bonds that are not Subordinated Reg D Bonds and the Exchange Notes.

•

“Series A Preferred Shares” means the Series A Cumulative Redeemable Preferred Shares offered and sold by the Issuer pursuant to an offering under Regulation A under the Securities Act, as further described in “Prospectus Summary—The Offering—Ranking” and “Description of Notes—Ranking.”

•

“Subordinated Reg D Bonds” means, collectively, the August 2023 506(c) Bonds and the December 2022 506(c) Bonds, each as defined in “Prospectus Summary—The Offering—Ranking” and “Description of Notes—Ranking.”

•	“Trustee” means Odyssey Transfer and Trust Company, in its capacity as trustee under the Indenture, acting on behalf of the noteholders.

•

“we,” “us,” “our,” the “Company,” “Phoenix Energy,” and similar references refer to Phoenix Energy One, LLC, formerly known as Phoenix Capital Group Holdings, LLC, and, where appropriate, its subsidiaries.

For ease of reference, we have repeated definitions for certain of these terms in other portions of the body of this prospectus. All such definitions conform to the definitions set forth above.

Certain monetary amounts, percentages, and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

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TRADEMARKS, TRADE NAMES, AND SERVICE MARKS

We own or have rights to trademarks, trade names, or service marks that we use in conjunction with the operation of our business. In addition, our name, logo, and website name and address are our service marks or trademarks. Solely for convenience, our trademarks, trade names, and service marks referred to in this prospectus appear without the ®, TM, and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names, and service marks. This prospectus may also contain additional trademarks, trade names, and service marks of other companies. We do not intend our use or display of other companies’ trademarks, trade names, or service marks to imply, and such use or display should not be construed to imply, relationships with, or endorsement or sponsorship of us by, these other companies.

INDUSTRY DATA AND OPERATING METRICS

This prospectus contains estimates, projections, and information concerning our industry and our business. We are responsible for all of the disclosure in this prospectus, and while we believe that each of the publications, studies, and surveys used throughout this prospectus are prepared by reputable sources and are generally reliable, we have not independently verified market and industry data from third-party sources. Some data and statistical and other information are based on internal estimates and calculations that are derived from publicly available information, research we conducted, internal surveys, our management’s knowledge of our industry, and their assumptions based on such information and knowledge, which we believe to be reasonable. In each case, this information and data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such information, estimates, or projections. Industry publications and other reports we have obtained from independent parties may state that the data contained in these publications or other reports have been obtained in good faith or from sources considered to be reliable, but they do not guarantee the accuracy or completeness of such data. In addition, projections, assumptions, and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” These and other factors could cause our future performance to differ materially from the assumptions and estimates made by third parties and us.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas, and NGL that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing, and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact our strategy. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas, and NGL that we expect our operators to ultimately recover.

NON-GAAP FINANCIAL MEASURES

In addition to measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this prospectus contains non-GAAP financial measures, which either exclude or include amounts that are not excluded from or included in the most directly comparable measures calculated and presented in accordance with GAAP.

Specifically, we utilize the non-GAAP financial measures “EBITDA,” “Adjusted EBITDA,” and “PV-10” in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP.

We calculate EBITDA by adding back to net income (loss) interest income, interest expense, depreciation, depletion, amortization, and accretion expense for the respective periods. We calculate Adjusted EBITDA by adding back to EBITDA unrealized (gains) losses on derivatives. Our management uses EBITDA and Adjusted EBITDA to understand and compare our operating results across accounting periods, for internal budgeting and forecasting purposes, and to evaluate financial performance and liquidity, in each case, without regard to financing methods, capital structure, or historical cost basis. Adjusted EBITDA is also used to understand and compare our results across accounting periods without giving effect to unsettled gains and losses on open commodity derivative contracts. Each of EBITDA and Adjusted EBITDA is presented as supplemental disclosure as we believe it provides useful information to investors and others in understanding and evaluating our results, prospects, and liquidity period over period, including as compared to results of other companies. By providing these non-GAAP financial measures, together with a reconciliation to GAAP results, we believe we are enhancing investors’ understanding of our business and our operating performance, as well as assisting investors in evaluating how well we are executing strategic initiatives.

Each of EBITDA and Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income (loss), the most directly comparable GAAP measure. In particular, each of EBITDA and Adjusted EBITDA excludes certain material costs, such as interest expense, and certain non-cash charges, such as depreciation, depletion, amortization, and accretion expense, that have been necessary elements of our expenses. Adjusted EBITDA further excludes non-cash charges related to unsettled gains and losses on open commodity derivative contracts. Because each of EBITDA and Adjusted EBITDA does not account for these expenses and charges, its utility as a measure of our operating performance has material limitations. Other companies may not publish this or similar metrics, and our computation of EBITDA and/or Adjusted EBITDA may differ from computations of similarly titled measures of other companies. Therefore, our EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, in isolation from, or superior to, our financial information prepared in accordance with GAAP, and should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

We calculate PV-10 as the discounted future net cash flows attributable to our proved oil and natural gas reserves before income taxes, discounted at 10% annually. PV-10 differs from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure, because it is calculated on a pre-tax basis. We use PV-10 when assessing the potential return on investment related to our oil and natural gas properties. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future income taxes, and is useful for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize PV-10 as a basis for comparison of the relative size and value of our reserves to other companies without regard to the specific tax characteristics of such entities.

Because the Issuer is a limited liability company and has currently elected to be treated as a partnership for income tax purposes, the pro rata share of taxable income or loss is included in the individual income tax returns of members based on their percentage of ownership. Consequently, no provision for income taxes is made in our standardized measure of discounted future net cash flows, and so currently our PV-10 is identical to the standardized measure of discounted future net cash flows. Notwithstanding the foregoing, we believe that the presentation of PV-10 is useful to investors because it is a commonly utilized measure in our industry for assessing the value of reserves.

PV-10 is not a substitute for the standardized measure of discounted future net cash flows. Neither PV-10 nor the standardized measure of discounted future net cash flows purport to represent the fair value of our oil and natural gas reserves.

For a further discussion of our non-GAAP measures, including reconciliations to the most directly comparable GAAP measure, see the section of this prospectus entitled “Prospectus Summary—Summary Historical Financial and Other Data” and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” included in each of our 2025 Annual Report and our Q1 Quarterly Report.

PROSPECTUS SUMMARY

The following summary highlights information contained in more detail elsewhere in this prospectus or in documents incorporated herein by reference, including our 2025 Annual Report. This summary is not complete and does not contain all of the information that may be important to you in making an investment decision. Before making an investment decision, you should read this entire prospectus and the information incorporated by reference herein carefully, including the sections of this prospectus entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and the sections of our 2025 Annual Report and Q1 Quarterly Report entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and the notes thereto included in our 2025 Annual Report and Q1 Quarterly Report.

Our Company

Overview

We operate in the oil and gas industry and execute on a three-pronged strategy involving (i) direct drilling operations of operated working interests, (ii) the acquisition of royalty assets, and (iii) the acquisition of non-operated working interest assets for the purpose of exploration, development, production, and sale of crude oil, natural gas, natural gas liquids, and other byproducts through PhoenixOp, Firebird Services, and Firebird Marketing.

Our direct drilling operations are currently primarily focused on development efforts in the Williston Basin in North Dakota and Montana and the Powder River and Denver-Julesburg Basins in Wyoming. Our royalty and working interest acquisitions center around a variety of assets, including mineral interests, leasehold interests, overriding royalty interests, and perpetual royalty interests. These efforts have historically targeted assets in the Williston, Permian, Powder River, Uinta, and Denver-Julesburg Basins. We are agnostic as to geography and prioritize operational and asset potential when executing on our strategy.

We began operations in 2019 with the development of our specialized software system, which we have designed and improved over time to support our ability to identify, analyze, underwrite, transact, and manage our oil and gas assets. In 2019, we acquired our first mineral interest asset and began to generate revenue. In 2020, we expanded our operations and team to include specialists across a variety of key focus areas. Since 2020, we experienced significant growth in our business and operations. For example, in 2020, the E&P operators of our properties operated 725 gross and 2.8 net productive development wells on the acreage underlying our mineral and royalty interests, and the total acreage underlying our gross and net royalty interests was 177,824 and 1,506, respectively. In the five years since then through December 31, 2025, the E&P operators of our properties have operated an additional 7,043 gross and 140.4 net productive development wells on the acreage underlying our mineral and royalty interests, of which approximately 508 gross and 62.9 net productive development wells were drilled in 2025 alone. As of March 31, 2026, we had 4,494,226 and 566,649 acres underlying our gross and net royalty interests, respectively, as compared to 177,824 and 1,506 acres underlying our gross and net royalty interests, respectively, at December 31, 2020. Furthermore, our total production for the year ended December 31, 2020 was under 0.2 million Boe as compared to over 9.9 million Boe for the year ended December 31, 2025. Our number of employees also grew from 21 at December 31, 2020 to 189 at March 31, 2026. Additionally, beginning in mid-2023 we commenced direct drilling operations and we spudded our first wells in the third quarter of 2023; our first owned well commenced hydrocarbon production in January 2024 and, as of March 31, 2026, we have drilled a total of 135 gross and 123.2 net producing development and injection wells. We expect these direct drilling operations to be a core component of our business strategy going forward.

Since our initial mineral interest asset acquisition in 2019, we have leveraged our specialized software system and experienced management team to identify asset opportunities that fit our desired criteria and potential for returns. While we evaluate and acquire a wide variety of assets, we have historically prioritized assets with potential for high monthly recurring cash flows and primarily target assets that have a potential payback within the short to medium-term and long-term cash flows.

As of March 31, 2026, we have completed 5,903 acquisitions from landowners and other mineral interest owners since 2019 and currently retain approximately 566,649 NRAs in mineral holdings and 637,060 NMAs in leasehold assets. Over that same period, in addition to completing numerous small transactions, we completed more than 82 transactions larger than 1,000 NMAs that account for approximately 73% of our NMAs. We have acquired mineral, royalty, and leasehold interests from individuals, families, trusts, partnerships, small minerals aggregators, minerals brokers, large private minerals companies, private oil and gas E&P companies, and public minerals companies. We also actively manage our portfolio of assets and, as of December 31, 2025, have sold 3,152 NMAs since 2019. Following the acquisition of an asset, we typically share in the proceeds of the natural resources extracted and sold by a third-party E&P operator. For certain assets, we operate our own direct drilling operations through PhoenixOp.

For the three months ended March 31, 2026 and 2025, we had revenue of $298.7 million and $115.7 million, respectively, net income (loss) of $(140.1) million and $5.6 million, respectively, and EBITDA of $(27.6) million and $72.0 million, respectively. For the years ended December 31, 2025, 2024, and 2023, we had revenue of $687.2 million, $281.2 million, and $118.1 million, respectively, net income (loss) of $66.1 million, $(24.8) million, and $(16.2) million, respectively, and EBITDA of $403.6 million, $150.7 million, and $65.9 million, respectively. As of March 31, 2026 and December 31, 2025, we had total assets of $1,977.7 million and $1,806.8 million, respectively, total liabilities of $2,041.3 million and $1,728.6 million, respectively (inclusive of total indebtedness of $1,702.3 million and $1,529.9 million, respectively), and retained earnings (accumulated deficit) of $(112.3) million and $29.7 million, respectively. As of December 31, 2025 and 2024, we had total assets of $1,806.8 million and $1,029.1 million, respectively, total liabilities of $1,728.6 million and $1,063.1 million, respectively (inclusive of total indebtedness of $1,529.9 million and $987.9 million, respectively), and retained earnings (accumulated deficit) of $29.7 million and $(34.5) million, respectively. Through 2025, we incurred a significant amount of debt in order to accelerate the growth of our business by acquiring additional assets and establishing our direct drilling operations. As a result, our cash flows from operations alone would not have been sufficient to service required cash interest and principal payment obligations under our then-existing debt and cash distributions on our preferred equity in 2025. Furthermore, as of December 31, 2025, we estimate that we will need to make approximately $1,064.1 million and $2,167.3 million in capital expenditures to develop all our proved and probable undeveloped reserves, respectively, and that we will need to raise approximately $669.8 million in additional capital through the end of 2028 to fund such development. Although we expect our cash flows from operations to be sufficient to service cash interest and principal payment obligations under our debt arrangements and cash distributions on our preferred equity for the foreseeable future, our current development plan contemplates capital expenditures in excess of operating cash flow in certain periods. Accordingly, we intend to fund a portion of our growth capital through a combination of operating cash flow, available borrowing capacity, and capital markets transactions, consistent with our historical practice. We regularly evaluate our capital structure and liquidity profile to maintain appropriate financial flexibility while executing our development plan. We may from time to time refinance, extend, or restructure portions of our indebtedness through capital markets transactions or private financing arrangements in order to optimize maturities and cost of capital. As a result, we may use the proceeds of additional debt, including the Notes offered hereby, to make interest and principal payments on our existing debt and to pay cash distributions on our preferred equity. See the section of this prospectus entitled “Risk Factors—Risks Related to the Notes and this Offering—We may invest or spend the proceeds of this offering in ways with which you may not agree,” as well as the sections of our 2025 Annual Report entitled “Risk Factors—Risks Related to Our Business and Operations—The acquisition and development of our properties, directly or through our third-party E&P operators, will require substantial capital, and we and our third-party E&P operators may be unable to obtain needed capital or financing on satisfactory terms or at all, including as a result of increases in the cost of capital resulting from Federal Reserve policies regarding interest rates and otherwise,” “Risk Factors—Risks Related to Our Indebtedness—Despite our current level of indebtedness, we will still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above,” and “Risk Factors—Risks Related to Our Indebtedness—We may not be able to generate sufficient cash to service all of our existing and future indebtedness, including the Registered Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.”

Market Opportunity

Our royalty and working interest acquisitions generally focus on specific subsets of mineral and leasehold assets in the United States. From a market perspective, we focus on highly attractive and defined basins, currently serviced by top-tier operators, with assets that we believe will generate high near-term cash flow. All the assets we seek to acquire are purchased at what management believes are attractive price points and have a liquidity profile that is desirable in the secondary market. We generally seek to acquire assets that have a near-term payback and long-term residual cash flow upside.

Business Strategy

Our three-pronged strategy centers around (i) direct drilling operations of operated working interests, (ii) the acquisition of royalty assets, and (iii) the acquisition of non-operated working interest assets for the purpose of exploration, development, production, and sale of crude oil, natural gas, natural gas liquids, and other byproducts conducted through our subsidiaries. We execute our strategy through Phoenix Energy and three of our subsidiaries. PhoenixOp was formed in January 2022 to drill, complete, and operate wells in the United States. Firebird Services was formed in October 2023 to perform saltwater disposal services on wells operated by PhoenixOp. Firebird Marketing was formed in March 2025 to take title to oil at or near the wellhead and market production to third-party purchasers. It manages commercial and logistical activities related to the sale of hydrocarbons, including transportation coordination, blending and quality optimization, scheduling, and counterparty negotiations, and it assumes market, operational, and credit risks related thereto. In return, Firebird Marketing may earn marketing margins based on market conditions and its ability to optimize sales execution.

Direct Drilling Operations

We currently run our own direct drilling activities through PhoenixOp. Throughout 2024 and 2025, we increased the extent to which we run our own direct drilling operations and expect to continue to grow our drilling activities going forward. We intend to actively drill and develop select assets in an effort to maximize value and resource potential, and we will generally seek to increase our production, reserves, and cash flow from direct drilling operations over time. We have identified a number of potential drilling locations that we believe have the potential for attractive growth and opportunities. In accordance with that business plan, we acquired our third drilling rig in April 2025.

As we rely more on our own direct drilling operations, our capital expenditures and operating expenses have also increased significantly, and we expect this increase in capital and operating expenses to continue as compared to our previous business model, which relied heavily on royalty and working interest acquisitions. As such, in 2026, we expect to have increased needs for additional capital in excess of cash flows from operating activities in order to fund the growth of our business and the development of our reserves. We expect to supplement operating cash flow with external capital sources to fund the planned expansion of our operated drilling program. The pace of drilling activity is discretionary and may be adjusted based on commodity prices, capital market conditions, and internal rate-of-return thresholds. Although we believe that running our own direct drilling operations will require significantly greater funds than partnering with a third-party operator, we believe that this strategy will provide greater control of cash flow, increased revenue, and larger potential for shorter payback periods as compared to returns on royalty assets and working interest assets. We expect that this ongoing shift in our business model will allow us to capture more of the upside from the use of our specialized software system. As of March 31, 2026, we estimate that we would need to raise approximately $147.3 million in additional capital throughout 2026 in order to fully achieve our intended business plan, which we expect to fund from proceeds from loans and offerings of debt and equity securities, including the Notes offered hereby. As of March 31, 2026, we had contributed approximately $421.7 million in cash and $64.4 million in lease assets to PhoenixOp. As of March 31, 2026, we had $201.2 million available for us to borrow under the Adamantium Loan Agreement (assuming Adamantium is able to issue the corresponding amount of Adamantium Securities). We also continue to issue August 2023 506(c) Bonds and Registered Unsecured Notes. As of March 31, 2026, we had $859.9 million of additional headroom until we reach the announced target offering amount of $2.0 billion, and we had $693.3 million aggregate principal amount of Registered Unsecured Notes available to be issued under that offering. Our funding of additional amounts to PhoenixOp will not be subject to specific milestones or triggering events, but instead will be guided by our business judgment in order to execute on our intended business plan. We intend to make such capital contributions to PhoenixOp until such time as PhoenixOp procures its own financing, if any, or has sufficient cash from operations to operate without supplemental financing from us. PhoenixOp is currently a borrower under certain of our loan agreements, including the Fortress Credit Agreement and Adamantium Loan Agreement, and could borrow amounts under such agreements directly. Although, as of March 31, 2026, we have issued over $408.1 million of Adamantium Securities to date, there can be no assurance that we will be successful in issuing additional Adamantium Securities and utilizing then-available commitments under the Adamantium Loan Agreement. There is currently no committed amount of additional financing available under the Fortress Credit Agreement. Our funding of additional amounts to PhoenixOp will not be subject to specific milestones or triggering events, but instead will be guided by our business judgment in order to execute on our intended business plan. We intend to make such capital contributions to PhoenixOp until such time as PhoenixOp procures its own financing, if any, or has sufficient cash from operations to operate without supplemental financing from us. PhoenixOp is currently a borrower under certain of our loan agreements, including the Fortress Credit Agreement and Adamantium Loan Agreement, and could borrow amounts under such agreements directly. Although we have issued over $408.1 million of Adamantium Securities as of March 31, 2026, there can be no assurance that we will be successful in issuing additional Adamantium Securities and utilizing then-available commitments under the Adamantium Loan Agreement. There is currently no committed amount of additional financing available under the Fortress Credit Agreement. See the section of our 2025 Annual Report entitled “Risk Factors—Risks Related to Our Business and Operations—The acquisition and development of our properties, directly or through our third-party E&P operators, will require substantial capital, and we and our third-party E&P operators may be unable to obtain needed capital or financing on satisfactory terms or at all, including as a result of increases in the cost of capital resulting from Federal Reserve policies regarding interest rates and otherwise.”

Leases are contributed to PhoenixOp at a value equal to our cost of acquisition of the contributed asset, and we anticipate contributing additional oil and gas properties to PhoenixOp in the future. Leases are generally contributed in order for PhoenixOp to operate extraction activities on such assets with the requisite title and permissions. We expect to only contribute oil and gas properties to PhoenixOp that are located in an area where we own or lease enough continuous productive acreage to support meaningful mineral extraction activities. Whether and when we have properties we decide to contribute to PhoenixOp will depend on, among other things, our ability to acquire properties from multiple owners, the amount and quality of mineral reserves discovered on such properties, the presence of or proximity to third-party operators with existing extraction activities, and the suitability of the area’s topography for drilling and operating producing wells. See the section of our 2025 Annual Report entitled “Risk Factors—Risks Related to Our Business and Operations—We, through our investment in PhoenixOp and future assignment of oil and gas properties to PhoenixOp, conduct direct drilling and extraction activities. Such activities pose additional risks to us.”

Royalty and Working Interest Acquisitions

For our royalty and working interest acquisitions, we have developed a process for the identification, acquisition, and monetization of assets. Below is a general illustration of our process:

•	Our specialized software provides market intelligence to identify and rank potential assets and support our acquisition strategy and functions.

•	We make contact with the owner of the asset and begin the conversation on how we can increase the value of the property for the owner.

•	We provide the potential seller with a packet detailing our business, industry data, property valuation, and an all-cash offer based on the valuation.

•	Our sales team engages the potential seller to discuss the terms of the sale and the value of the property.

•	We handle the closing of the property and the property is migrated to our portfolio.

•	We utilize our land rights to extract natural resources from the property through third-party operators or determine to proceed with our own direct drilling operations.

•

We collect a portion of the revenue generated from the natural resources extracted and sold by a third-party operator. Our share of the revenue depends on the type of asset, either mineral rights or non-operated working interests, and the underlying contract with the third-party operator.

•	We continue to operate the property to extract the minerals through third-party operators or PhoenixOp until we decide to sell the property rights.

Separate from the ordinary royalty income assets, we maintain a structural discipline to participate in non-operated working interests, in part for their tax benefits. Due to favorable U.S. Internal Revenue Service (the “IRS”) treatment, marrying this asset class to our pure royalty income creates an augmented “write off” strategy whereby the balanced portfolio effectively creates little to no annual taxable income. Functionally, the transactions we enter into are similar to traditional real estate transactions with respect to the mechanics. A seller agrees to sell to us, a purchase and sale agreement is executed, earnest money is conveyed, and manual diligence and title review is conducted as an audit function prior to closing. Upon closing, the funds are conveyed to the seller and the title is recorded by us in the applicable jurisdiction. Assets can produce for upwards of 20 years; however, there is a considerable regression/depletion curve over the life of the asset. As such, we tend to focus on wells that have recently begun producing or are likely to have new production in the near term. We focus on a closed-loop process from discovery to acquisition to long-term balance sheet ownership. We believe the recurring nature of these cash flows will allow for considerable scale without material increases in fixed overhead.

Our Specialized Software System

Our software system is designed to be scalable and process inputs from a variety of internal and external sources and supports our ability to identify, analyze, underwrite, and formally transact in the purchasing of oil and gas assets. Our software system operates across three key facets of our business:

•

Asset Discovery – The data-driven system has customized inputs that are selected by management to pull in and incorporate data sets from multiple third-party sources through custom application interfaces that automatically retrieve updated information on a regular basis. For example, the system retrieves detailed land and title data and well-level data, including operator, production metrics, well status, dates of activities, well-specific activities, and historical reporting. The software system compiles these inputs and creates dashboards that can be accessed by management to analyze and review granular data on an asset-by-asset level. These dashboards present certain key information, including, among others, the geography of the asset, the estimated probability of future oil wells, the estimated predictability of the timing and value of cash flows, and local and national oil prices. We believe this process provides us with key market intelligence and insights, tailored to prioritize asset traits curated and targeted by management, to identify and rank potential assets. We believe this provides us with a competitive advantage because we are able to identify potentially valuable assets, based on our own hierarchy and prioritization of asset traits and data inputs, that may otherwise be overlooked by other industry participants.

•

Asset Grading and Estimates – The outputs from the asset discovery process are then run through a discounted cash flow model, using management inputs for discount rate and the price of oil to generate asset value and pricing estimates. The software system grades these assets based on management’s desired target criteria for high probability of high near-term cash flow, and generates a summary version of assets to prospect for acquisition for our sales team. The system also generates an acquisition price for each asset, which informs the sales team as to the maximum price that we may be willing to offer in any prospective transaction. This process is used to further characterize high-priority targets for sales and acquisition efforts.

•

Asset Acquisition – Based on management input, the software system then routes the pricing and asset information from the asset grading and estimates process through an automated document generator to create customized, asset-specific document packages for utilization and distribution by our sales team. The workflow for these document packages is then processed and monitored using our internally developed software, which distributes the documents to our operations team for the preparation of an offering and sale package, which is then delivered to the prospective seller. Using relationship management features within our internally developed software, the sales team is able to record notes and each opportunity can be tracked from its original data upload through the lifecycle of the sales process.

While the data inputs utilized by our software system are largely based on public information, considerable customization and coding has been undertaken to generate a system that we can successfully leverage in our business. This software was designed and built by us to address our specific needs, and we are not aware of a similar competitive product. We rely on trade secret laws to protect our software system and do not own any registered copyright, patent, or other intellectual property rights regarding our software. However, we believe the investment of significant monetary and intellectual resources has created a system that would be difficult to replicate. We currently have no intention of licensing or selling our software. See the section of our 2025 Annual Report entitled “Risk Factors—Risks Related to Legal, Regulatory, and Environmental Matters—We do not currently own any registered intellectual property rights relating to our software system and may be subject to competitors developing the same technology.”

Recent Developments

On June 1, 2026, the Company, PhoenixOp, the guarantors party thereto, the lenders party thereto, and Fortress entered into that the Limited Waiver and Amendment No. 9 to the Fortress Credit Agreement (“Amendment No. 9”). Amendment No. 9, among other things, permits the Company to issue the Notes, subject to the conditions and limitations described in the Fortress Credit Agreement.

Company Structure

The following chart summarizes our corporate structure and principal indebtedness, as of the date of this prospectus. This chart is provided for illustrative purposes only and may not represent all legal entities affiliated with, or obligations of, the Issuer and its subsidiaries from time to time:

(1)

The Issuer is a manager-managed limited liability company. Phoenix Equity owns 100% of the Issuer’s common equity interests and, other than under the limited circumstances described in the Third ARLLCA in which holders of the Series A Preferred Shares have specific designation rights, has the right to appoint all members of the Issuer’s board of directors. LJC controls Phoenix Equity and, therefore, indirectly has control over the Issuer’s management. Daniel Ferrari and Charlene Ferrari each own 50% of the voting membership interests in, and are the managers of, LJC. Adam Ferrari, our Chief Executive Officer and the son of Daniel and Charlene Ferrari, owns 100% of the economic interests in LJC, but has no voting or managerial interest in LJC. Adam Ferrari is also the manager of Phoenix Equity. See the section of our 2025 Annual Report entitled “Certain Relationships and Related-Party Transactions, and Director Independence—Third Amended and Restated Limited Liability Company Agreement of Phoenix Energy One, LLC.” Phoenix Equity was formed primarily to provide an entity to pledge the equity interests of the Issuer as collateral to secure the borrowings under the Fortress Credit Agreement. In connection with the consummation of that transaction, the equityholders in the Issuer immediately prior to the consummation of the transaction exchanged their limited liability company interests in the Issuer for limited liability company interests in Phoenix Equity. As a result, the beneficial ownership of Phoenix Equity immediately after the transaction substantially reflects the beneficial ownership of the Issuer immediately prior to the transaction. Furthermore, following the formation of Phoenix Equity and the exchange of equity interests of the Issuer for equity interests of Phoenix Equity, equity awards that had previously been granted or promised by the Issuer and/or PhoenixOp were converted into equity awards granted by Phoenix Equity. See the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Fortress Credit Agreement” and the section of our 2025 Annual Report entitled “Executive Compensation—Details of Our Compensation Program—Elements of Our Executive Compensation Program—Equity Compensation.”

(2)

For a description of the terms of the Series A Preferred Shares, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Preferred Equity.”

(3)

See the sections of our 2025 Annual Report entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Directors, Executive Officers and Corporate Governance” for a description of our ownership structure and management.

(4)

For a description of the terms of the Adamantium Debt, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Adamantium Debt.”

(5)

For a description of the terms of the Fortress Credit Agreement, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Fortress Credit Agreement.”

(6)

See the section of this prospectus entitled “Risk Factors” and the section of our 2025 Annual Report entitled “Risk Factors” for a discussion of the risks related to our capital structure and your investment in the Notes. The terms of the Notes do not prohibit the Issuer or its subsidiaries from incurring additional indebtedness, which indebtedness may rank senior to the Notes. Furthermore, the Notes will not be guaranteed by any of the Issuer’s subsidiaries or affiliates or any other person. As a result, the Notes will be structurally subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of the Issuer’s subsidiaries. See “Description of Notes—Ranking.”

(7)

For a description of the terms of the Reg D Bonds, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Reg D/Reg A Bonds and Exchange Notes.”

(8)

For a description of the terms of the Reg A Bonds, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Reg D/Reg A Bonds and Exchange Notes.”

(9)

For a description of the terms of the Exchange Notes, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Reg D/Reg A Bonds and Exchange Notes.”

(10)

For a description of the terms of the Registered Unsecured Notes, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Registered Notes.”

(11)

Our wholly owned subsidiary, Phoenix Capital Group Holdings I, LLC, previously filed an offering statement under Regulation A in connection with a potential offering of senior subordinated unsecured bonds in an amount not to exceed $75 million annually in the aggregate, the proceeds of which would be loaned to us pursuant to an agreement secured by junior mortgages on certain properties. As of the date of this prospectus, we do not intend to pursue this offering or the qualification of this offering statement.

Company Information

We were originally formed in Delaware on April 23, 2019. On January 23, 2025, we changed our name from “Phoenix Capital Group Holdings, LLC” to “Phoenix Energy One, LLC.” Our principal executive offices are located at 18575 Jamboree Road, Suite 830, Irvine, California 92612, and our telephone number at that address is (949) 416-5037. Our website address is https://phoenixenergy.com. The information contained on or linked to or from our website is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, and you should not consider such information part of this prospectus or rely on any such information in making your decision whether to purchase the Notes.

Summary of Risk Factors

Investing in the Notes involves significant risks, including risks associated with our business, operating results, and financial condition. Before investing in the Notes, you should carefully read the section of this prospectus entitled “Risk Factors,” as well as the sections of our 2025 Annual Report entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” for an explanation of these risks. These risks include, among others, the following:

Risks Related to Our Business and Operations

•

The businesses of direct drilling and extraction of minerals and acquisition of mineral rights are highly competitive. If we are unable to successfully compete within these businesses through our direct drilling operations conducted by PhoenixOp, we may not be able to identify and purchase attractive assets and successfully operate our properties.

•	The mineral rights investment business involves high-risk activities with many uncertainties.

•	We, through our investment in PhoenixOp and future assignment of oil and gas properties to PhoenixOp, conduct direct drilling and extraction activities. Such activities pose additional risks to us.

•

Our business is sensitive to the price of oil and gas, and sustained declines in prices may adversely affect our financial position, financial results, cash flows, access to capital, and ability to grow.

•

We have a limited operating history and have experienced periods of significant business growth in a short time, making it difficult for you to evaluate our business and prospects. If we are unable to manage our business and growth effectively, our business could be materially and adversely affected.

•

The acquisition and development of our properties, directly or through our third-party E&P operators, will require substantial capital, and we and our third-party E&P operators may be unable to obtain needed capital or financing on satisfactory terms or at all, including as a result of increases in the cost of capital resulting from Federal Reserve policies regarding interest rates and otherwise.

•

Properties we acquire for our direct drilling and extraction operations, currently conducted through PhoenixOp, may not produce as projected, and we may be unable to determine reserve potential, identify liabilities associated with such properties, or obtain protection from sellers against such liabilities.

•

Our development of successful operations relies extensively on our direct operations, through PhoenixOp and various third-party E&P operators, which could have a material adverse effect on our results of operations.

•

Our estimated mineral reserves quantities and future production rates are based on many assumptions that may prove to be inaccurate and they have not been verified by an independent third-party reserve engineering report. Any material inaccuracies in the reserves estimates or the underlying assumptions will materially affect the quantities and present value of our reserves.

•	The development of our estimated proved and probable undeveloped reserves may take longer and may require higher levels of capital expenditures than we currently anticipate.

•	Estimated reserves do not represent or measure the fair value of the respective property or asset and we may sell or divest an asset for much less than the amount of estimated reserves.

•	Our future success depends on our ability to replace reserves.

•

Our E&P operators’ identified potential drilling locations, which are scheduled out over many years, are susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

•	We engage in various financial transactions with counterparties that could be a credit risk, including with respect to our hedging activities and the sale of our hydrocarbons.

•	Our hedging activities could result in financial losses and reduce earnings.

Risks Related to Legal, Regulatory, and Environmental Matters

•

We are subject to significant governmental regulations, and governmental authorities can delay or deny permits and approvals or change legal requirements governing our operations, which could restrict our operations, increase costs of conducting our business, and delay our implementation of, or cause us to change, our business strategy.

•

Our and our third-party E&P operators are subject to complex federal, state, and other environmental, health and safety laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations or expose us and our third-party E&P operators to significant liabilities.

•	Current and future litigation, regulatory, administrative, or other legal proceedings could have a material adverse effect on our business and results of operations.

Risks Related to Our Indebtedness

•	Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Series A Preferred Shares, the Notes, and our other indebtedness.

•	Despite our current level of indebtedness, we will still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

•

We may not be able to generate sufficient cash to service all of our existing and future indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

•	We will need to repay or refinance a substantial amount of our indebtedness. Failure to do so could have a material adverse effect on our business, results of operations, and financial condition.

•

The terms of our outstanding indebtedness restrict, and the terms of future indebtedness we may incur may restrict, our current and future operations, particularly our ability to respond to changes in the economy or our industry or to take certain actions, which could harm our long-term interests.

•	Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

•

We have in the past failed, and may in the future fail, to satisfy one or more of the financial covenants under the Fortress Credit Agreement. We have historically been able to negotiate one or more limited waivers with Fortress, but there can be no assurance that we will be able to do so in the future.

Risks Related to Our Status as a Public Reporting Company

•	We only recently became a public reporting company, and the obligations associated with being a public reporting company will require significant resources and management attention.

•	Failure to comply with requirements to design, implement, and maintain effective internal controls could have a material adverse effect on our business.

•

We identified certain misstatements to our previously issued financial statements and have restated certain of our consolidated financial statements, which may create additional risks and uncertainties.

•

We are a “controlled company” within the meaning of the corporate governance standards of the NYSE American and rely, and may continue to rely, on exemptions from certain corporate governance standards.

•

We are a company with only preferred securities listed on the NYSE American and thus are only required to comply with certain corporate governance requirements, including with respect to our audit committee, to the extent required by Rule 10A-3 under the Exchange Act.

Risks Related to the Notes and this Offering

•	Your right to receive payment under the Notes is contractually subordinated to Senior Debt.

•	The Notes are the Issuer’s obligations alone, and will be structurally subordinated to all obligations of the Issuer’s existing and future subsidiaries.

•	Holders of Notes will have a limited right to require us to redeem their Notes, and we may not be able to repurchase such Notes when requested.

•	Notes may only be transferred with our consent. There is no established trading market for the Notes and an active trading market for the Notes is not expected to develop.

•	If an Account Confirmation Failure occurs, you may not receive payment at maturity and could forfeit your right to such payment entirely.

Risks Related to the Collateral

•

The liens securing the Notes will be junior in priority to the liens securing the Fortress Credit Agreement and any other senior-priority secured indebtedness, and holders of such senior-priority secured indebtedness will receive all proceeds from any realization on the Collateral until all such senior-priority secured obligations are paid and discharged.

•	The rights of holders of Notes may be adversely affected by the Intercreditor Agreement.

•	The value of the Collateral securing the Notes may not be sufficient to satisfy our obligations under the Notes.

•	Security interests in the Collateral may not be perfected in a timely manner or at all, and your rights to the Collateral may be adversely affected by the failure to perfect security interests.

•	We will have control over the Collateral, and the sale or disposition of particular assets could reduce the pool of assets securing the Notes.

THE OFFERING

The following summary describes the principal terms of the Notes and the Indenture and is not intended to be complete. It does not contain all information that may be important to you. Some of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the Notes and the Indenture, see the section of this prospectus entitled “Description of Notes.” In this summary, the terms “we,” “us,” and “our” each refer to the Issuer and its consolidated subsidiaries; provided, however, that references to “we,” “us,” and “our” pertaining to references to rights and obligations under the Notes and the Indenture do not include the Issuer’s subsidiaries. Certain descriptions herein of provisions of the Notes and the Indenture are summaries of such provisions and are qualified herein by reference to the Notes and the Indenture, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Issuer	Phoenix Energy One, LLC, a Delaware limited liability company.

Notes Offered	We are offering $100,000,000 in aggregate principal amount of Senior Subordinated Junior Lien Notes, marketed and sold as “Phoenix Flex Junior Secured NotesTM,” comprising the following

Set Put Interval	Interest Payment Method	Interest Rate	Aggregate Principal Amount
3 Months	Cash Interest	6.00%	$8,000,000
3 Months	Compound Interest	6.00%	$12,000,000
6 Months	Cash Interest	6.25%	$8,000,000
6 Months	Compound Interest	6.25%	$12,000,000
9 Months	Cash Interest	6.50%	$5,000,000
9 Months	Compound Interest	6.50%	$5,000,000
12 Months	Cash Interest	6.75%	$15,000,000
12 Months	Compound Interest	6.75%	$15,000,000
18 Months	Cash Interest	7.00%	$10,000,000
18 Months	Compound Interest	7.00%	$10,000,000

Minimum Purchase Amount	The Minimum Purchase Amount is $1,000 aggregate principal amount of Notes. An available Set Put Interval, interest payment method, and related interest rate will be selected by you when you make your investment.

Maturity

The Notes offered hereby will mature ten years from the date of initial issuance of such Notes. We will notify each holder prior to maturity of such holder’s Notes of the pending maturity, and such holder will be required to provide us with confirmation of the account details for payment of amounts owed at maturity. We will not be required to make such payment at maturity unless and until we receive such confirmation to our satisfaction (any failure to provide confirmation of account details, an “Account Confirmation Failure”). If an Account Confirmation Failure occurs and we elect not to make the required payment at maturity of such Notes, no default or event of default shall occur or be deemed to occur under the Indenture or the Notes as a result thereof, interest will cease to accrue on such Notes on the stated maturity of such Notes, and we will set aside an amount sufficient to pay all amounts due at the stated maturity of such Notes for one year (or such longer period as required by relevant state escheat laws). Following the end of such one-year period while an Account Confirmation Failure persists, we will no longer be required to make such payment and the relevant holder shall have forfeited such holder’s rights to payment of such amounts. See “Risk Factors—Risks Related to the Notes and this Offering—If an Account Confirmation Failure occurs, you may not receive payment at maturity and could forfeit your right to such payment entirely” and “Description of Notes—Terms of the Notes.”

Interest Payment	Interest will accrue on the Notes at the rates set forth above for each Set Put Interval and interest payment method. Interest on the Cash Interest Notes will accrue on the basis of a 360-day year consisting of twelve 30-day months and will be payable, in cash, monthly in arrears on the tenth day of each month or, if such day is not a Business Day, the immediately preceding Business Day. Interest on the Compound Interest Notes will accrue and compound daily on the basis of a 365-day year and actual days elapsed, and will be paid by compounding such interest daily from and including the date of initial issuance. See “Description of Notes—General” and “Description of Notes—Terms of the Notes.”

Guarantors	The Notes will not be guaranteed by any of our subsidiaries, parent entities, or other affiliates.

Security

The Notes will be secured on a junior basis, equally and ratably with all of the Issuer’s parity lien indebtedness, by the Collateral, subject to certain limitations and exceptions and Permitted Liens. The Collateral will comprise mortgages on certain of the Issuer’s properties, as determined by the Issuer in its sole discretion, which mortgages will be junior to the security interest under the Fortress Credit Agreement and any other senior-priority secured indebtedness, and any other assets the Issuer elects to provide as collateral for the Notes. The Indenture will provide that the aggregate outstanding principal amount of Notes may not exceed 100% of the aggregate total discounted present value of the junior mortgages serving as Collateral thereunder, after deducting any allocable amount securing any of the Issuer’s outstanding senior-priority secured indebtedness and after adding the net value of any other Collateral (the “Loan-to-Value Ratio”). The value of such Collateral will be determined in good faith by us on an annual basis, and as part of that analysis we will refer to, among other things, one or more reserve studies performed by a third-party retained by us, purchase prices for similar properties, any purchase offers we have recently received for such property or similar property, any other third-party valuation of the Collateral or any portion thereof, and the book value of such Collateral. In the event the aggregate principal amount of Notes exceeds the Loan-to-Value Ratio, the Issuer may cure such deficiency by either pledging additional Collateral or repaying a portion of the Notes until the Loan-to-Value Ratio is no longer exceeded. The Issuer may automatically and unconditionally add or release Collateral at its discretion, without the consent of or notice to the Trustee, the Collateral Agent, or the holders of the Notes, subject to compliance with the Loan-to-Value Ratio. See “Description of Notes—Security.”

The liens on the Collateral will be subject to the Intercreditor Agreement, which will set forth the relative rights of, and relationship among, the Trustee, the Collateral Agent, the holders of the Notes, and the First Lien Collateral Agent, the lenders under the Fortress Credit Agreement, and the applicable representative of the holders under any other future indebtedness secured by the Collateral in respect of the exercise of rights and remedies against the Issuer. See “Description of Notes—Security—Intercreditor Agreement.”

Ranking	The Notes will be the Issuer’s senior subordinated obligations and will:

•

be secured on a junior basis, equally and ratably with all parity lien indebtedness of the Issuer, by security interests in the Collateral, subject to certain limitations and exceptions and Permitted Liens;

•

rank contractually senior in right of payment to all of the Issuer’s existing and future indebtedness that is contractually subordinated to the Notes, including the Subordinated Reg D Bonds, which as of March 31, 2026 totaled $758.0 million;

•

be effectively senior to any of the Issuer’s existing and future unsecured indebtedness and other obligations and indebtedness secured by liens junior to the liens securing the Notes, in each case, to the extent of the value of the Collateral, which as of March 31, 2026 totaled $890.0 million;

•

without giving effect to collateral arrangements, rank equally in right of payment with all of the Issuer’s existing and future senior indebtedness (other than Senior Debt), including the Registered Unsecured Notes and the Senior Phoenix Bonds, which as of March 31, 2026 totaled $132.0 million;

•	be effectively equal to all of the Issuer’s future senior indebtedness (other than Senior Debt) secured on the same priority basis as the Notes, of which there was none as of March 31, 2026;

•	be contractually subordinated to any Senior Debt, including indebtedness under the Fortress Credit Agreement and the Adamantium Loan Agreement, which as of March 31, 2026 totaled $812.3 million;

•

be effectively subordinated to any of the Issuer’s existing and future indebtedness and other obligations that are secured by assets that do not constitute Collateral to the extent of the value of the assets securing such indebtedness or other obligations, including under the Fortress Credit Agreement and the Adamantium Loan Agreement, which as of March 31, 2026 totaled $812.3 million; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) and preferred equity of each of the Issuer’s subsidiaries, including Adamantium.

As of March 31, 2026, we had approximately $148.7 million of indebtedness outstanding that is maturing within one year. We plan to repay our indebtedness with cash from operations, the proceeds of debt securities offerings, including August 2023 506(c) Bonds, Registered Unsecured Notes, the Notes offered hereby, and Adamantium Securities (and the corresponding proceeds under the Adamantium Loan Agreement), and other financing sources. See “Use of Proceeds.”

As of March 31, 2026, we had approximately $812.3 million of secured indebtedness outstanding, consisting of (i) $525.0 million aggregate principal amount outstanding under the Fortress Credit Agreement, which consists of a $100.0 million term loan, borrowed in full on August 12, 2024, a $35.0 million delayed draw term loan facility, borrowed in full on October 11, 2024, a $115.0 million term loan, borrowed in full on December 18, 2024, a $50.0 million term loan facility, of which $25.0 million was borrowed on April 16, 2025 and $25.0 million was borrowed on May 9, 2025, a $100.0 million term loan, borrowed in full on August 1, 2025, a $50.0 million term loan, borrowed on October 27, 2025, and a $75.0 million term loan, borrowed in full on February 12, 2026, each of which is secured by a first-priority security interest in all of the assets of Phoenix Equity and its subsidiaries, and (ii) (A) $278.0 million aggregate principal amount outstanding under the Adamantium Loan Agreement, which provides for up to $609.3 million in aggregate principal amount of borrowings in one or more advances and is secured by mortgages on certain of our properties, which mortgages are junior to the security interest of the Fortress Credit Agreement and other existing and future senior secured indebtedness, and (B) without duplication, $9.3 million aggregate principal amount outstanding under the Adamantium Secured Note, which initially matures in November 2031, has an interest rate of 16.5% per annum, and is secured by Adamantium’s rights under the Adamantium Loan Agreement. Borrowings under the Adamantium Loan Agreement correspond to the receipt by Adamantium of proceeds from any Adamantium Securities issued. The Fortress Credit Agreement and the Adamantium Loan Agreement will constitute Senior Debt and will rank contractually senior to the Notes. The Adamantium Secured Note will not initially constitute Senior Debt but will be structurally senior to the Notes to the extent of the value of Adamantium’s assets, including the collateral securing the Adamantium Loan Agreement. See the sections of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Fortress Credit Agreement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Adamantium Debt” for more information regarding the Fortress Credit Agreement, the Adamantium Loan Agreement, and the Adamantium Secured Note.

As of March 31, 2026, we had $278.0 million aggregate principal amount outstanding of Adamantium Bonds pursuant to an offering under Rule 506(c) of Regulation D that commenced in September 2023 with maturity dates ranging from five to eleven years from the issue date and interest rates ranging from 13.0% to 16.0% per annum. Adamantium may, but is not guaranteed to, issue $600.0 million in aggregate principal amount of Adamantium Bonds to fund advances to the Issuer and PhoenixOp pursuant to the Adamantium Loan Agreement. The Adamantium Bonds will not initially constitute Senior Debt but will be structurally senior to the Notes to the extent of the value of Adamantium’s assets, including the collateral securing the Adamantium Loan Agreement. See the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Adamantium Debt” for more information regarding the Adamantium Bonds.

As of March 31, 2026, we had $834.9 million aggregate principal amount outstanding of bonds issued pursuant to Regulation D, Regulation A, or Section 3(a)(9) or 4(a)(2) of the Securities Act, consisting of: (i) $7.6 million aggregate principal amount outstanding of Senior Reg D Bonds, which were offered and sold pursuant to an offering that commenced in July 2022 and terminated in December 2022, with a maturity date of five years from the issue date and an interest rate of 11.0% per annum; (ii) $50.8 million aggregate principal amount outstanding of Series AAA through Series D-1 Bonds offered and sold pursuant to an offering under Rule 506(c) of Regulation D that commenced in December 2022 and terminated in August 2023, with maturity dates ranging from three to seven years from the issue date and interest rates ranging from 10.0% to 12.0% per annum (the “December 2022 506(c) Bonds”); (iii) $707.2 million aggregate principal amount outstanding of Series U through Series JJ-1 Bonds offered pursuant to an offering under Rule 506(c) of Regulation D that commenced in August 2023 and are being offered on a continuous basis, with maturity dates ranging from one to eleven years from the issue date and interest rates ranging from 9.0% to 14.0% per annum (the “August 2023 506(c) Bonds”); (iv) $33.8 million aggregate principal amount outstanding of Regulation A bonds offered and sold pursuant to an offering that commenced in December 2021 and terminated in December 2024, with a term of three years and an interest rate of 9.0% per annum; and (v) $35.5 million aggregate principal amount outstanding of Exchange Notes, with maturity dates of three, five, seven, or eleven years from the issue date and interest rates ranging from 9.0% to 12.0% per annum. The Senior Phoenix Bonds will not initially constitute Senior Debt and will rank equally in right of payment with the Notes, without giving effect to collateral arrangements. The Subordinated Reg D Bonds are contractually subordinated to the Senior Phoenix Bonds and will be contractually subordinated to the Notes.

As of March 31, 2026, we also had $55.1 million aggregate principal amount outstanding of Registered Unsecured Notes, with maturity dates ranging from three to eleven years from the issue date and interest rates ranging from 9.0% to 12.0% per annum. The Registered Unsecured Notes will not initially constitute Senior Debt and will rank equally in right of payment with the Notes, without giving effect to collateral arrangements.

In addition, as of March 31, 2026, we had approximately $67.6 million in liquidation preference of Series A Preferred Shares outstanding. The Series A Preferred Shares rank senior to all classes of the Issuer’s equity interests and are junior to all of the Issuer’s existing and future indebtedness. Holders of the Series A Preferred Shares are entitled to receive cumulative cash distributions based on the initial liquidation preference of $25.00 per share, accruing from the initial issuance date and payable quarterly in arrears, when, as and if declared by the Issuer’s board of directors, on January 15, April 15, July 15, and October 15 of each year. The annual distribution rate is 10.0% for the period from the issuance date to, but excluding, October 15, 2028, 10.5% for the period from October 15, 2028 to, but excluding, October 15, 2029, and 11.0% from and including October 15, 2029. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of the Series A Preferred Shares will generally have the right to receive the initial liquidation preference of $25.00 per Series A Preferred Share, plus any accumulated and unpaid distributions. The Series A Preferred Shares are not redeemable at the option of the holders, but are redeemable at the Issuer’s option, in whole or in part, at a cash redemption price of $27.50 per share, plus any accumulated and unpaid distributions. See the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Preferred Equity” for more information regarding the Series A Preferred Shares.

See the section of this prospectus entitled “Prospectus Summary—Company Structure” and the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness” for more information regarding our outstanding debt for borrowed money. See “Risk Factors—Risks Related to the Notes and this Offering—Your right to receive payment under the Notes is contractually subordinated to Senior Debt,” “Risk Factors—Risks Related to the Notes and this Offering—The Notes are the Issuer’s obligations alone and will be structurally subordinated to all obligations of the Issuer’s existing and future subsidiaries,” and “Description of Notes—Ranking.”

Further Issuances

The Indenture will not limit the amount of other indebtedness that we or our subsidiaries may incur. Such indebtedness may be secured indebtedness, be Senior Debt, or otherwise rank senior to the Notes. We reserve the right, from time to time and without the consent of any holders of the Notes, to re-open any series of the Notes on terms identical in all respects to the outstanding Notes of such series (except for the date of issuance, the date interest begins to accrue, and, in certain circumstances, the first interest payment date), so that such additional Notes will be consolidated with, form a single series with, and increase the aggregate principal amount of the Notes of such series. See “Risk Factors—Risks Related to the Notes and this Offering.”

Optional Redemption	The Notes will be redeemable at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of the redemption. See “Description of Notes—Optional Redemption.”

Mandatory Redemption	Subject to the provisions described in “Description of Notes—Subordination,” from the initial issuance date of such Notes until the Set Put Date immediately preceding maturity of such Notes, a holder may require us to redeem all or a portion of such holder’s Notes (subject to minimum denominations) on the Wednesday on or immediately preceding the applicable Set Put Date for such Notes, beginning with the first Set Put Date for the applicable Set Put Interval following the initial issuance of such Notes, at a price equal to 100% of the aggregate principal amount of such Notes, plus (i) with respect to Compound Interest Notes, accrued and unpaid interest thereon to, but excluding, such repayment date, or (ii) with respect to Cash Interest Notes, the amount of interest that would have accrued on such Notes from, and including, the most recent interest payment date to, but excluding, the applicable Set Put Date. A request for redemption on a Set Put Date must be given at least 30 calendar days but no more than 45 calendar days prior to the next succeeding Set Put Date. If the Issuer does not receive notice from a holder by such date, the Issuer will be under no obligation to redeem such holder’s Notes on the next succeeding Set Put Date and the Notes will remain outstanding.

Subject to the provisions described in “Description of Notes—Subordination,” a holder may require us, at any time and from time to time prior to maturity, to redeem its Notes at a price equal to 95% of the aggregate principal amount of such Notes plus accrued and unpaid interest to, but excluding, the date of redemption, subject to certain exceptions and to an annual cap on all such redemptions of 10% of the aggregate principal amount of all Notes issued and then outstanding, subject to certain limitations. Each tranche of Registered Unsecured Notes, Reg D/Reg A Bonds, Exchange Notes, and Adamantium Securities has a similar mandatory redemption right, and amounts redeemed under such debt will not count towards the 10% Limit under the Notes. Furthermore, the principal amount of any Notes requested for redemption by, and redeemed from, our directors, our executive officers, or their respective family members during any calendar year will not be included in calculating the 10% Limit with respect to any other holders for such calendar year; however, such redemptions will be included in calculating the 10% Limit with respect to our directors, our executive officers, and their respective family members. Redemption requests for the Notes pursuant to this paragraph will be processed in the order they are received by the Issuer without regard to date of issuance or Set Put Interval of the Notes for which redemption has been requested. Except as set out in the preceding sentence with respect to redemption requests for the Notes relative to other redemption requests for the Notes, we intend to process redemption requests for any holder of our debt securities, regardless of which tranche of debt such holder holds, in the order in which such request is received, and do not intend to prioritize redemption requests under the Registered Unsecured Notes, the Reg D/Reg A Bonds, or the Adamantium Securities over redemption requests under the Notes, or vice versa; however, we are not obligated to do so and may, in the future, determine to honor redemption requests as among the tranches of our debt securities under different criteria, whether prioritizing near-term maturities, higher interest rates, specific interest payment methods, or otherwise. Any such determination will be made in our sole discretion. As a result, redemption requests for the Notes may receive lower priority as compared to redemption requests for our other debt securities.

We also may not be able to pay you the required price for Notes you present to us at the time of a mandatory redemption because:

•	we may not have enough funds at that time; or

•	the terms of our indebtedness may prevent us from making such payment.

See “Risk Factors—Risks Related to the Notes and this Offering—Your right to receive payment under the Notes is contractually subordinated to Senior Debt” and “Risk Factors—Risks Related to the Notes and this Offering—Holders of Notes will have a limited right to require us to redeem their Notes, and we may not be able to repurchase such Notes when requested.”

We will not otherwise be required to make any mandatory redemption or sinking fund payments with respect to the Notes. We will also not be required to offer to purchase any Notes with the proceeds of asset sales, in the event of a change of control, or otherwise. See “Risk Factors—Risks Related to the Notes and this Offering” and “Description of Notes—Mandatory Redemption; Repurchase at the Option of the Holders.”

Covenants	We will issue the Notes under the Indenture, which will contain a covenant limiting our ability to sell all or substantially all of our assets or merge or consolidate with or into other companies and a covenant requiring us to maintain the Loan-to-Value Ratio. These covenants are subject to a number of important limitations and exceptions, and in many circumstances may not significantly restrict our or our subsidiaries’ ability to take the actions described above or any actions that might result in the Loan-to-Value Ratio being breached. For more details, see “Description of Notes—Covenants.”

The terms of the Notes and the Indenture do not otherwise contain financial maintenance covenants or covenants that limit the ability of the Issuer or any of its subsidiaries or affiliates to take actions that may negatively impact your investment, such as incurring indebtedness; paying dividends or making other distributions in respect of, or repurchasing or redeeming, capital stock; prepaying, redeeming, or repurchasing indebtedness; issuing preferred stock or similar equity securities; making loans and investments; selling or otherwise disposing of assets; incurring liens; entering into transactions with affiliates; or entering into agreements restricting subsidiaries’ ability to pay dividends. See “Risk Factors—Risks Related to the Notes and this Offering.”

Events of Default	Under certain circumstances set forth in the Indenture, in connection with an “Event of Default” (as defined below), our obligations under the Notes may be accelerated. Subject to certain exceptions, an Event of Default under the Indenture will constitute (1) a continuing default in the payment of principal or interest on the Notes that is not cured for 60 days, (2) a continuing failure to comply in any material respect with other provisions of the Notes or the Indenture if such failure is not cured or waived within 120 days after receipt of notice, or (3) certain events of bankruptcy or insolvency. See “Description of Notes—Events of Default” for more information.

Use of Proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $98.0 million if we issue and sell the $100.0 million aggregate principal amount of Notes offered pursuant to this prospectus.

We plan to use substantially all of the net proceeds from this offering (i) to make investments in PhoenixOp or to otherwise finance potential drilling and exploration operations, (ii) to purchase mineral rights and non-operated working interests, as well as for additional asset acquisitions, and (iii) for other working capital needs. See “Use of Proceeds” for additional information.

Form and Denomination	The Notes will be issued in registered form only, on the books and records of the Issuer, in minimum denominations of $1,000.

Transfer; Absence of a Public Market	Notes will be transferable by a holder only with our prior written consent, which we may provide at our sole discretion and determine on an ad hoc basis. See “Description of Notes—Transfer.” The Notes will be a new issue of securities for which there is currently no established public trading market or trading platform. The Notes will not be listed on any securities exchange or automated quotation system. Accordingly, there can be no assurance as to the development of a trading platform or the development or liquidity of any market for the Notes. Therefore, you must be prepared to hold your Notes to maturity.

Plan of Distribution	This offering is being conducted directly by us, without any underwriter or placement agent. The Notes are offered continuously and we intend to close sales of Notes on a weekly basis as described in the section of this prospectus entitled “Plan of Distribution.”

We have engaged Crescent to perform administrative and compliance-related functions in connection with this offering. In connection with such functions, Crescent will receive the Broker-Dealer Fee, which fee could total $360,000 if all Notes offered hereby are issued and sold, and certain sales commissions, all of which will be passed on to certain of our non-executive personnel who are licensed registered representatives of Crescent and which fees could total $445,000 if all Notes offered hereby are issued and sold. See “Plan of Distribution” for more information, including regarding additional fees and expenses of Crescent related to this offering.

Financial Suitability	Investors must generally satisfy minimum financial suitability standards. Before purchasing Notes, each investor must represent and warrant that such investor meets the applicable minimum financial suitability standards. You should purchase Notes only if you have substantial financial means and you have no need for liquidity in your investment. See “Plan of Distribution—Financial Suitability Requirements.”

Trustee and Collateral Agent	Odyssey Transfer and Trust Company.

Registrar and Paying Agent	The Issuer will initially act as registrar and paying agent for the Notes.

Governing Law	The Indenture and the Notes will be governed by the laws of the State of New York.

Material Tax Considerations; Original Issue Discount	For a summary of the material United States federal income tax considerations of investing in the Notes, see “Certain Material U.S. Federal Income Tax Considerations.”

You should consult your tax advisors concerning the U.S. federal income tax consequences of investing in Notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

The Compound Interest Notes will (and Cash Interest Notes may) be treated as having been issued with original issue discount (“OID”) for U.S. federal income tax purposes. In the event a Note is issued with OID, a U.S. holder of such Note generally will be required to include OID in gross income (as ordinary income) on an annual basis under a constant yield accrual method, regardless of such U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Risk Factors	Investing in the Notes involves significant risks. You should carefully read and consider the information beginning on page 28 of this prospectus under the heading “Risk Factors,” the section of our 2025 Annual Report entitled “Risk Factors,” and all other information in this prospectus or any amendment or supplement to this prospectus and our 2025 Annual Report before deciding to invest in the Notes.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth our summary historical financial and other data as of the dates and for the periods indicated. The balance sheet data as of December 31, 2025 and 2024 and the statements of operations and cash flows data for the years ended December 31, 2025, 2024, and 2023 have been derived from the audited consolidated financial statements included in our 2025 Annual Report. The balance sheet data as of December 31, 2023 have been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus. The balance sheet data as of March 31, 2026 and the statements of operations and cash flows data for the three months ended March 31, 2026 and 2025 have been derived from the unaudited interim condensed consolidated financial statements included in our Q1 Quarterly Report. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the information set forth herein. Interim financial results are not necessarily indicative of results for the full year or any future reporting period. The summary historical financial and other data set forth below should be read in conjunction with the sections of this prospectus entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and “Capitalization” and the sections of our 2025 Annual Report and Q1 Quarterly Report entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and the related notes included in our 2025 Annual Report and Q1 Quarterly Report.

Consolidated Statements of Operations Data:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2026	2025	2025	2024	2023
	(in thousands)
Revenues
Product sales	$181,596	$84,269	$437,421	$125,649	$—
Mineral and royalty revenues	35,705	29,886	124,999	152,999	118,088
Purchased crude oil sales	77,084	—	113,421	—	—
Water services	4,197	1,503	10,777	2,478	—
Other revenue	98	89	562	101	17

Total revenues	$298,680	$115,747	$687,180	$281,227	$118,105

Operating expenses
Cost of sales	$56,092	$27,083	$155,206	$63,947	$19,733
Depreciation, depletion, and amortization	60,249	31,225	177,913	85,977	34,228
Purchased crude oil expenses	75,600	—	111,254	—	—
Selling, general, and administrative	4,345	9,514	26,049	29,167	14,314
Payroll and payroll-related	9,363	7,929	35,791	27,934	12,733
Advertising and marketing	369	320	1,971	679	4,136
Loss on sale of assets	—	—	—	564	—
Impairment expense	828	516	3,421	564	974

Total operating expenses	$206,846	$76,587	$511,605	$208,832	$86,118

Income from operations	$91,834	$39,160	$175,575	$72,395	$31,987

Other expenses
Interest income	$213	$689	$1,653	$705	$66
Interest expense, net	(52,510)	(35,849)	(161,214)	(90,210)	(47,882)
Gain (loss) on derivatives	(178,753)	1,920	52,846	(5,986)	(32)
Loss on debt extinguishment	(903)	(321)	(2,752)	(1,697)	(328)

Total other expenses	$(231,953)	$(33,561)	$(109,467)	$(97,188)	$(48,176)

Net income (loss)	$(140,119)	$5,599	$66,108	$(24,793)	$(16,189)

Consolidated Balance Sheets Data:

	As of March 31,	As of December 31,
	2026	2025	2024	2023
	(in thousands, except share amounts)
Cash and cash equivalents	$70,173	$65,791	$120,814	$5,428
Total current assets	181,675	173,588	156,714	64,284
Total property, plant, and equipment, net	1,786,009	1,606,236	865,845	423,668
Total assets	1,977,747	1,806,769	1,029,070	493,167
Total current liabilities	539,789	418,412	226,611	183,771
Long-term debt, net of current portion	1,393,555	1,235,713	795,215	295,167
Total liabilities	2,041,344	1,728,557	1,063,128	498,001
Total equity (deficit)	(63,597)	78,212	(34,058)	(4,834)

Consolidated Statements of Cash Flows Data:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2026	2025	2025	2024	2023
	(in thousands)
Net cash provided by (used in):
Operating activities	$103,801	$18,102	$301,086	$101,174	$(1,023)
Investing activities	(238,629)	(182,384)	(843,498)	(437,703)	(278,661)
Financing activities	139,210	78,834	487,389	451,915	280,505

Other Financial and Operating Data:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2026	2025	2025	2024	2023
	(in thousands)
PV-10 (estimated proved developed reserves)(1)	$1,479,560	$751,363	$1,094,359	$644,098	$289,809
PV-10 (estimated proved undeveloped reserves)(1)	932,498	472,937	687,042	424,595	257,472
PV-10 (estimated total proved reserves)(1)	2,412,058	1,224,300	1,781,401	1,068,693	547,281
EBITDA(2)	(27,573)	71,984	403,582	150,689	65,855
Adjusted EBITDA(2)	$130,216	$69,161	$355,293	$158,207	$65,887

(1)	PV-10 differs from the standardized measure of discounted future net cash flows, which is the most directly comparable U.S. GAAP financial measure, because it is calculated on a pre-tax basis.

Because the Issuer is a limited liability company and has currently elected to be treated as a partnership for income tax purposes, the pro rata share of taxable income or loss is included in the individual income tax returns of members based on their percentage of ownership. Consequently, no provision for income taxes is made in our standardized measure of discounted future net cash flows, and so currently our PV-10 is identical to the standardized measure of discounted future net cash flows.

PV-10 is not a substitute for the standardized measure of discounted future net cash flows. Neither PV-10 nor the standardized measure of discounted future net cash flows purport to represent the fair value of our oil and natural gas reserves. See “Non-GAAP Financial Measures.”

The following table includes a reconciliation of PV-10 to the standardized measure of discounted future net cash flows, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the periods presented:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2026	2025	2025	2024	2023
	(in thousands)
Estimated proved developed reserves:
Standardized measure of discounted future net cash flows	$1,479,560	$751,363	$1,094,359	$644,098	$289,809
Discounted future income taxes	—	—	—	—	—
PV-10	$1,479,560	$751,363	$1,094,359	$644,098	$289,809
Estimated proved undeveloped reserves:
Standardized measure of discounted future net cash flows	$932,498	$472,937	$687,042	$424,595	$257,472
Discounted future income taxes	—	—	—	—	—
PV-10	$932,498	$472,937	$687,042	$424,595	$257,472
Estimated total proved reserves:
Standardized measure of discounted future net cash flows	$2,412,058	$1,224,300	$1,781,401	$1,068,693	$547,281
Discounted future income taxes	—	—	—	—	—
PV-10	$2,412,058	$1,224,300	$1,781,401	$1,068,693	$547,281

(2)

Each of EBITDA and Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income (loss), the most directly comparable GAAP measure. In particular, each of EBITDA and Adjusted EBITDA excludes certain material costs, such as interest expense, and certain non-cash charges, such as depreciation, depletion, and amortization expense, which have been necessary elements of our expenses. Adjusted EBITDA further excludes non-cash charges related to unsettled gains and losses on open commodity derivative contracts. Because each of EBITDA and Adjusted EBITDA does not account for these expenses and charges, its utility as a measure of our operating performance has material limitations. Other companies may not publish this or similar metrics, and our computation of EBITDA and/or Adjusted EBITDA may differ from computations of similarly titled measures of other companies. Therefore, our EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, in isolation from, or superior to, our financial information prepared in accordance with GAAP, and should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. See “Non-GAAP Financial Measures.”

The following table includes a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the periods presented:

	For the Three Months Ended March, 31,		For the Years Ended December 31,
	2026	2025	2025	2024	2023
	(in thousands)
Net income (loss)	$(140,119)	$5,599	$66,108	$(24,793)	$(16,189)
Interest income	(213)	(689)	(1,653)	(705)	(66)
Interest expense	52,510	35,849	161,214	90,210	47,882
Depreciation, depletion, and amortization expense	60,249	31,225	177,913	85,977	34,228

EBITDA	$(27,573)	$71,984	$403,582	$150,689	$65,855

Unrealized gain (loss) on derivatives	157,789	(2,823)	(48,289)	7,518	32

Adjusted EBITDA	$130,216	$69,161	$355,293	$158,207	$65,887

Summary of Reserve, Production, and Operating Data

Summary of Reserves

The following table presents our estimated proved and probable oil, natural gas, and NGL reserves as of each of the dates indicated:

	As of March 31,	As of December 31,
	2026(1)(2)	2025(2)(3)	2024(2)(4)	2023(2)(5)
Estimated proved developed reserves
Oil (Bbl)	46,755,372	39,367,935	18,624,758	7,124,194
Natural gas (Mcf)	43,305,693	32,222,398	20,819,874	12,250,285
Natural gas liquids (Bbl)	11,234,663	6,882,740	2,848,355	1,514,761
Total (Boe)(6:1)(6)	65,207,650	51,621,074	24,943,092	10,680,669
Estimated proved undeveloped reserves
Oil (Bbl)	58,163,102	49,888,499	31,197,795	24,925,841
Natural gas (Mcf)	49,123,015	27,916,131	17,491,089	19,565,808
Natural gas liquids (Bbl)	13,195,144	7,451,608	4,753,257	6,648,747
Total (Boe)(6:1)(6)	79,545,415	61,992,797	38,866,234	34,835,556
Estimated proved reserves
Oil (Bbl)	104,918,474	89,256,434	49,822,553	32,050,035
Natural gas (Mcf)	92,428,708	60,138,529	38,310,963	31,816,093
Natural gas liquids (Bbl)	24,429,807	14,334,348	7,601,612	8,163,508
Total (Boe)(6:1)(6)	144,753,066	113,613,871	63,809,326	45,516,226
Percent proved developed	45%	45%	39%	23%
Estimated probable undeveloped reserves
Oil (Bbl)	186,778,266	178,532,093	107,769,309	74,877,268
Natural gas (Mcf)	100,758,792	105,888,056	134,083,603	88,184,111
Natural gas liquids (Bbl)	33,051,879	31,779,646	—	—
Total (Boe)(6:1)(6)	236,623,277	227,959,749	130,116,576	89,574,620

(1)

Estimates of reserves of oil and natural gas as of March 31, 2026 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month of the 12 months ended March 31, 2026, in accordance with SEC guidelines applicable to reserve estimates as of the end of such period. The unweighted arithmetic average first day of the month prices were $63.80 per Bbl for oil and $3.720 per MMBtu for natural gas at March 31, 2026. Estimates of reserves of NGL as of March 31, 2026 were calculated using the average of realized wellhead prices of such reserves. The average NGL price realized at March 31, 2026 was $21.15 per Bbl. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, production costs, and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

(2)

In early 2023, we established PhoenixOp with the intention that certain leaseholds held by us would be developed by PhoenixOp. PhoenixOp executed a contract for a drilling rig with Patterson-UTI Drilling Company on June 20, 2023. This allowed for previously unbooked reserves as of December 31, 2022 to be estimated and booked as of December 31, 2023 as proved undeveloped in accordance with SEC guidelines for reserves categorization and estimation and in adherence to the five-year rule as set forth in Rule 4-10(a)(31) of Regulation S-X.

(3)

Estimates of reserves of oil and natural gas as of December 31, 2025 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month of the 12 months ended December 31, 2025, in accordance with SEC guidelines applicable to reserve estimates as of the end of such period. The unweighted arithmetic average first day of the month prices were $66.01 per Bbl for oil and $3.387 per MMBtu for natural gas at December 31, 2025. Estimates of reserves of NGL as of December 31, 2025 were calculated using the average of realized wellhead prices of such reserves. The average NGL price realized at December 31, 2025 was $20.90 per Bbl. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, production costs, and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

(4)

Estimates of reserves of oil and natural gas as of December 31, 2024 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month of the last 12 months ended December 31, 2024, in accordance with SEC guidelines applicable to reserve estimates as of the end of such period. The unweighted arithmetic average first day of the month prices were $76.32 per Bbl for oil and $2.130 per MMBtu for natural gas at December 31, 2024. Estimates of reserves of NGL as of December 31, 2024 were calculated using the average of realized wellhead prices of such reserves. The average NGL price realized at December 31, 2024 was $25.22 per Bbl. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, production costs, and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

(5)

Estimates of reserves of oil and natural gas as of December 31, 2023 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month of the last 12 months ended December 31, 2023, in accordance with SEC guidelines applicable to reserve estimates as of the end of such period. The unweighted arithmetic average first day of the month prices were $78.21 per Bbl for oil and $2.637 per MMBtu for natural gas at December 31, 2023. Estimates of reserves of NGL as of December 31, 2023 were calculated using the average of realized wellhead prices of such reserves. The average NGL price realized at December 31, 2023 was $19.21 per Bbl. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, production costs, and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

(6)

Estimated proved reserves are presented on an oil-equivalent basis using a conversion of six Mcf per barrel of “oil equivalent.” This conversion is based on energy equivalence and not price or value equivalence. If a price equivalent conversion based on the 12-month average prices for the period ended December 31, 2025 was used, the conversion factor would be approximately 19.5 Mcf per Bbl of oil.

Select Production and Operating Statistics

The following table presents information regarding our production of oil, natural gas, and NGL and certain price and cost information for each of the periods indicated:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2026	2025	2025	2024	2023
Production Data:
Bakken
Oil (Bbl)	2,770,306	1,386,145	7,831,787	3,022,810	943,930
Natural gas (Mcf)	975,571	331,296	2,176,128	1,301,782	1,123,859
Natural gas liquids (Bbl)	251,284	54,214	576,561	270,219	88,762
Total (Boe)(6:1)(1)	3,184,185	1,495,575	8,771,036	3,509,992	1,220,003
Average daily production (Boe/d)(6:1)	35,380	16,618	24,030	9,590	3,342
All Properties
Oil (Bbl)	2,916,301	1,552,609	8,641,089	3,830,461	1,446,928
Natural gas (Mcf)	1,306,171	712,492	3,427,154	2,979,341	2,152,939
Natural gas liquids (Bbl)	283,870	87,962	712,056	415,363	201,454
Total (Boe)(6:1)(1)	3,417,866	1,759,320	9,924,337	4,742,381	2,007,205
Average daily production (Boe/d)(6:1)	37,976	19,548	27,190	12,993	5,499
Average Realized Prices:
Bakken
Oil (Bbl)	$71.76	$72.17	$64.02	$71.77	$71.43
Natural gas (Mcf)	$3.95	$3.53	$2.33	$2.12	$3.47
Natural gas liquids (Bbl)	$21.32	$26.83	$20.76	$23.53	$26.70
All Properties
Oil (Bbl)	$70.81	$70.50	$62.45	$68.49	$73.10
Natural gas (Mcf)	$3.66	$3.13	$2.31	$1.86	$3.15
Natural gas liquids (Bbl)	$21.15	$27.95	$20.90	$25.22	$27.50
Average Unit Cost per Boe (6:1):
All Properties
Operating costs, production and ad valorem taxes	$21.91	$18.01	$18.99	$16.11	$16.18
Operating costs excluding taxes	$16.47	$12.21	$14.38	$10.75	$10.86
Percentage of revenue	34.5%	27.8%	33.5%	26.4%	16.7%

(1)

“Btu-equivalent” production volumes are presented on an oil-equivalent basis using a conversion factor of six Mcf of natural gas per barrel of “oil equivalent,” which is based on approximate energy equivalency and does not reflect the price or value relationship between oil and natural gas.

RISK FACTORS

Investing in the Notes involves significant risks. Before making an investment decision, you should carefully consider the specific risk factors set forth below, as well as in our 2025 Annual Report, together with the other information included elsewhere in this prospectus or incorporated by reference into this prospectus. If any of the risks discussed in this prospectus or our 2025 Annual Report occur, our business, prospects, liquidity, financial condition, and results of operations could be materially impaired, in which case we may be unable to pay the principal of, and interest on, the Notes, and you could lose all or part of your investment. Some statements in this prospectus and in our 2025 Annual Report, including statements in the following risk factors and the risk factors contained in our 2025 Annual Report, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Notes and this Offering

Your right to receive payment under the Notes is contractually subordinated to Senior Debt.

The Notes will be the Issuer’s senior subordinated obligations and will:

•

be secured on a junior basis, equally and ratably with all parity lien indebtedness of the Issuer, by security interests in the Collateral, subject to certain limitations and exceptions and permitted liens;

•	rank contractually senior in right of payment to all of the Issuer’s existing and future indebtedness that is contractually subordinated to the Notes, including the Subordinated Reg D Bonds;

•

be effectively senior to any of the Issuer’s existing or future unsecured indebtedness and other obligations and indebtedness secured by liens junior to the liens securing the Notes, in each case, to the extent of the value of the Collateral;

•

without giving effect to collateral arrangements, rank equally in right of payment with all of the Issuer’s existing and future senior indebtedness (other than Senior Debt), including the Registered Unsecured Notes and the Senior Phoenix Bonds;

•	be effectively equal to all of the Issuer’s future senior indebtedness (other than Senior Debt) secured on the same priority basis as the Notes;

•	be contractually subordinated to any Senior Debt, including indebtedness under the Fortress Credit Agreement and the Adamantium Loan Agreement;

•

be effectively subordinated to any of the Issuer’s existing and future indebtedness and other obligations that are secured by assets that do not constitute Collateral to the extent of the value of the assets securing such indebtedness or other obligations, including under the Fortress Credit Agreement and the Adamantium Loan Agreement; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) and preferred equity of each of the Issuer’s subsidiaries, including Adamantium.

Upon any payment or distribution to creditors of the Issuer in respect of an insolvency event the holders of Senior Debt will be entitled to be paid in full from the assets of the Issuer before any payment may be made pursuant to the Notes. Until the Senior Debt is paid in full, any distribution to which holders of the Notes would be entitled shall instead be made to holders of Senior Debt. As a result, in the event of an insolvency of the Issuer, the holders of Senior Debt may recover more, ratably, than the holders of Notes, with respect to assets that do not constitute Collateral.

In addition, the subordination provisions in the Indenture will provide:

•	customary turnover provisions by the Trustee and the holders of the Notes for the benefit of the holders of Senior Debt;

•

that the Issuer may not make any payment in respect of the Notes if (a) a payment default on Senior Debt has occurred and is continuing, (b) any default or event of default under any Senior Debt would result from such payment or distribution under any covenant contained in such Senior Debt restricting payments on indebtedness, or (c) any other default occurs and is continuing on any series of Senior Debt that permits holders of that series of Senior Debt to accelerate its applicable maturity and the Trustee receives a notice of such default from the Issuer or the holders of any Senior Debt, in each case, until such default is cured or waived;

•

that, so long as any Senior Debt remains outstanding, the holders of the Notes and the Trustee are prohibited, without the prior consent of such holders of Senior Debt, from taking any enforcement action; and

•

that if the Issuer fails to pay the principal of or accrued and unpaid interest, if any, on a Note, on the due date, because of the subordination provisions of the Indenture, the failure shall not constitute a default or event of default under the Indenture.

The Indenture will also provide that, except under very limited circumstances, only the Trustee will have standing to bring an enforcement action in respect of the Notes. Moreover, the Indenture restricts the rights of holders of the Notes to initiate insolvency proceedings or take legal actions against the Issuer, and by accepting any Note each such holder will be deemed to have agreed to these restrictions. As a result of these restrictions, holders of the Notes will have limited remedies and recourse under the Notes in the event of a default by the Issuer.

As of March 31, 2026, $812.3 million of our outstanding indebtedness would have constituted Senior Debt, of which $525.0 million constitutes senior priority secured indebtedness under the Fortress Credit Agreement. Furthermore, the Fortress Credit Agreement provides for a $15.0 million tranche of loans that represents a contingent principal obligation that is only due and payable (together with accrued interest thereon) upon certain conditions occurring, including payment defaults under the Fortress Credit Agreement or a bankruptcy filing by the obligors thereunder. For a description of the terms of the Fortress Credit Agreement, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Fortress Credit Agreement.”

We may also incur additional Senior Debt in the future. If we incur any additional Senior Debt, the holders of that indebtedness will be entitled to repayment in full from any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution, or other winding up of us prior to any payment to holders of the Notes. If we incur any additional indebtedness that ranks equally with the Notes, subject to collateral arrangements, the holders of that indebtedness will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution, or other winding up of us. See the section of our 2025 Annual Report entitled “Risk Factors—Risks Related to Our Indebtedness—Despite our current level of indebtedness, we will still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.”

The Notes are the Issuer’s obligations alone and will be structurally subordinated to all obligations of the Issuer’s existing and future subsidiaries.

The Notes are the Issuer’s obligations alone, and not the obligation of any of its subsidiaries. None of the Issuer’s existing or future subsidiaries will guarantee the Notes, and therefore will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan, or other payment. The Notes therefore will be structurally subordinated to all indebtedness and other obligations of any of the Issuer’s subsidiaries such that, in the event of insolvency, liquidation, reorganization, dissolution, or other winding up of any such subsidiary, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before the Issuer would be entitled to any payment from that subsidiary (and, therefore, the Issuer’s creditors, including holders of the Notes, to participate in those assets).

In particular, Adamantium, the Issuer’s wholly owned subsidiary, has issued $287.3 million of Adamantium Securities as of March 31, 2026. The holders of the Adamantium Securities will therefore be entitled to payment in full out of Adamantium’s assets in the event of an insolvency, liquidation, reorganization, dissolution, or other winding up of Adamantium, including Adamantium’s primary asset—the Adamantium Loan Agreement. Borrowings under the Adamantium Loan Agreement are secured by mortgages on certain of our properties, which mortgages are junior to the security interest of the Fortress Credit Agreement and other existing and future senior secured indebtedness. The Adamantium Loan Agreement can be amended or waived without the consent of the holders of the Adamantium Securities or any other holders of our debt, including the Notes. Any such amendment may be adverse to the interests of holders of Notes.

The Indenture will not restrict the Issuer’s subsidiaries from incurring additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. Any additional indebtedness incurred by the Issuer’s subsidiaries will increase the risks described above.

As of March 31, 2026, the Issuer’s subsidiaries held approximately $1.4 billion, or 68.8%, of our total consolidated assets and approximately $529.8 million, or 26.0%, of our total consolidated liabilities, and accounted for approximately $263.1 million, or 88.1%, of our consolidated revenue for the three months ended March 31, 2026 (all amounts presented exclude intercompany balances).

We conduct some or all of our operations through subsidiaries and may not have access to sufficient cash to make payments on the Notes.

We are a holding company with limited direct operations. Substantially all of our operations are conducted through our subsidiaries. Our most significant assets are the equity interests we hold in our subsidiaries. Accordingly, our ability to meet outstanding debt service, including with respect to the Notes, make dividend payments on our preferred equity, and satisfy other obligations is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, whether by dividend, debt repayment, or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Notes or our other indebtedness or preferred equity or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes, make dividend payments on our preferred equity, or satisfy other obligations. Each subsidiary is a separate and distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the Fortress Credit Agreement limits, and future indebtedness we incur may limit, the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

The terms of the Indenture and the Notes will not necessarily restrict our ability to take actions that may impair our ability to pay interest on and principal of the Notes.

Although the Indenture will include covenants that will restrict us from taking certain actions, the terms of these covenants will include important exceptions that you should review carefully before investing in the Notes. Among other things, the Indenture will not require us or any of our subsidiaries to maintain any financial ratios other than with respect to maintenance of the Loan-to-Value Ratio, maintain a sinking fund, or repurchase debt securities in the event of a change of control or asset sale, and will not limit our or our subsidiaries’ ability to incur indebtedness, pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock, prepay, redeem, or repurchase indebtedness, issue preferred stock or similar equity securities, make loans and investments, sell or otherwise dispose of assets, incur liens, enter into transactions with affiliates, or enter into agreements restricting subsidiaries’ ability to pay dividends. Such actions may adversely affect our ability to perform our obligations under the Indenture and the Notes and could intensify the related risks that we face.

You will not have the benefit of an independent review of the terms of the Notes, the prospectus, or our company as would customarily be performed in underwritten securities offerings.

In a traditional underwritten securities offering, investment banks acting as underwriters or placement agents undertake a due diligence exercise with the issuer, including business, financial, legal, and accounting analysis, and review the prospectus for material misstatements or omissions. The investment banks in an underwritten securities offering also assist with structuring the terms of the securities, including pricing, and engaging with investors.

We are offering the Notes without an underwriter or placement agent. Therefore, you will not have the benefit of an independent review of the terms of the Notes, the prospectus, or our company. Accordingly, you should consult your own investment, tax, financial, and other professional advisors prior to deciding whether to invest in the Notes.

We may redeem your Notes at our option, which may adversely affect your return.

As described under “Description of Notes—Optional Redemption,” we have the right to redeem the Notes in whole or in part at any time at a redemption price of 100.0% of the principal amount being redeemed, plus accrued and unpaid interest. We may choose to exercise these redemption rights when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

Holders of Notes will have a limited right to require us to redeem their Notes, and we may not be able to repurchase such Notes when requested.

Subject to the provisions described in “Description of Notes—Subordination,” a holder may require us to redeem its Notes at par in connection with any Set Put Date, and may otherwise require us, at any time and from time to time prior to maturity, to redeem its Notes at a price equal to 95% of the aggregate principal amount of such Notes plus accrued and unpaid interest to, but excluding, the date of redemption, subject to certain exceptions and to the 10% Limit. Redemption requests for the Notes will be processed in the order they are received by the Issuer without regard to date of issuance or Set Put Interval of the Notes for which redemption has been requested. See “Description of Notes—Mandatory Redemption; Repurchase at the Option of the Holders.”

The terms of the Registered Unsecured Notes, the Adamantium Securities, the Reg D/Reg A Bonds, and the Exchange Notes contain mandatory redemption provisions providing the holders thereof with the ability to request redemption of their bonds at any time prior to maturity at a price equal to 100% (with respect to the Adamantium Secured Note), 90% (with respect to the Senior Reg D Bonds), or 95% (with respect to the Registered Unsecured Notes, the Adamantium Bonds, the Reg A Bonds, the Subordinated Reg D Bonds, and the Exchange Notes) of the principal amount being redeemed. The amount of such redemption is limited (i) on an annual basis to 10% of the aggregate principal amount of Registered Unsecured Notes, Adamantium Bonds, Reg A Bonds, Subordinated Reg D Bonds, or Exchange Notes, as applicable, then issued and outstanding and (ii) $5.0 million in aggregate principal amount of the Adamantium Secured Note in any 12-month period. No amounts redeemed under such debt will count towards the 10% Limit under the Notes. Redemption requests for the Notes will be processed in the order they are received by the Issuer without regard to date of issuance or Set Put Interval of the Notes for which redemption has been requested. Except as set out in the preceding sentence with respect to redemption requests for the Notes relative to other redemption requests for the Notes, we intend to process redemption requests for any holder of our debt securities, regardless of which tranche of debt such holder holds, in the order in which such request is received, and do not intend to prioritize redemption requests under the Reg D/Reg A Bonds, Exchange Notes, or Adamantium Securities over redemption requests under the Notes, or vice versa; however, we are not obligated to do so and may, in the future, determine to honor redemption requests as among the tranches of our debt securities under different criteria, whether prioritizing near-term maturities, higher interest rates, specific interest payment methods, or otherwise. Any such determination will be made in our sole discretion. As a result, redemption requests for the Notes may receive lower priority as compared to redemption requests for our other debt securities. See “—Your right to receive payment under the Notes is contractually subordinated to Senior Debt” and the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness.”

Our affiliates are not prohibited from owning the Notes or our other indebtedness and may, from time to time, have their Notes or other indebtedness redeemed by us in accordance with the terms of the applicable indebtedness or otherwise. The principal amount of any Notes requested for redemption by, and redeemed from, our directors, our executive officers, or their respective family members (an “executive redemption request”) during any calendar year will not be included in calculating the 10% Limit with respect to a redemption request made by any other holder (a “non-executive redemption request”) for such calendar year; however, such redemptions will be included in calculating the 10% Limit with respect to an executive redemption request. As a result, in no circumstance will an executive redemption request decrease the 10% Limit with respect to a non-executive redemption request, but a non-executive redemption request will decrease the 10% Limit with respect to an executive redemption request. For example, if the 10% Limit at the time of a redemption request is $10.0 million, and an executive redemption request is made for $7.5 million aggregate principal amount of Notes and such Notes are redeemed by the Issuer, the 10% Limit remains at $10.0 million for any non-executive redemption requests; however, the 10% Limit for a subsequent executive redemption request would become $2.5 million. Conversely, if the 10% Limit at the time of a redemption request is $10.0 million, and a non-executive redemption request is made for $7.5 million aggregate principal amount of Notes and such Notes are redeemed by the Issuer, the 10% Limit for a subsequent redemption request, whether an executive redemption request or a non-executive redemption request, would become $2.5 million. Therefore, we may be required to purchase up to 20% of the then-outstanding Notes pursuant to the 10% Limit in any calendar year to the extent that executive redemption requests made prior to any non-executive redemption request reach the 10% Limit in such calendar year and subsequent non-executive redemption requests also reach the 10% Limit in such calendar year.

The source of funds for any purchase of the Notes would be our available cash or cash generated from our operations or other sources, including borrowings, sales of assets, or sales of equity. We may not be able to repurchase the Notes upon a redemption request because we may not have sufficient financial resources to purchase all of the Notes requested for redemption. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited or prohibited by contract or by law. In order to retain funds sufficient to satisfy redemption requests we may have to avoid taking certain actions that would otherwise be beneficial to us.

We will not otherwise be required to redeem the Notes at the request of any holder, whether upon a change of control, in connection with an asset sale or casualty event, at the holder’s option, or otherwise. As a result, holders should expect to hold their Notes until maturity. Although we will pay a fixed rate of interest on the Notes, holders may have to forego opportunities to apply the amounts invested in the Notes in other ways, including in a more lucrative investment.

If an Account Confirmation Failure occurs, you may not receive payment at maturity and could forfeit your right to such payment entirely.

If an Account Confirmation Failure occurs, we may elect to not make the required payment at maturity of such Notes, and no default or event of default shall occur or be deemed to occur under the Indenture or the Notes as a result thereof. In such an event, we will set aside an amount equal to the principal of and accrued interest on and no additional Notes as of the stated maturity of such Notes for one year (or such longer period as required by relevant state escheat laws) interest will accrue following the stated maturity of such Notes. Following the end of such one-year period following the stated maturity of such Notes while an Account Confirmation Failure persists,we will no longer be required to make such payment and the relevant holder shall have forfeited such holder’s rights to payment of such amounts. Accordingly, if you fail to timely provide us with confirmation of your account details in connection with the maturity of your Notes, you risk losing your entire investment, including all accrued and unpaid interest on the Notes. See “Description of Notes—Terms of the Notes.”

Notes may only be transferred with our consent. There is no established trading market for the Notes and an active trading market for the Notes is not expected to develop.

The Notes will be a new issue of securities with no established trading market or trading platform. Notes will be transferable by a holder only with our prior written consent, which we may provide at our sole discretion and determine on an ad hoc basis. See “Description of Notes—Transfer.” We do not intend to apply to list the Notes on any securities exchange or over-the-counter market, or to arrange for quotation on any automated dealer quotation system, and we do not expect an active trading market for the Notes to develop.

Even if we permit transfers and obtain a listing or quotation in the future, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. If a trading market were to develop, future trading prices of the Notes may be volatile and will depend on many factors, including:

•	the number of holders of Notes;

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for them; and

•	the market for similar securities.

As a result, an active trading market may not develop for the Notes. If no trading platform is established, or an active trading market does not develop or is not maintained, the market price and liquidity of the Notes would be adversely affected. In that case, you may not be able to sell your Notes at a particular time, at a favorable price, or at all. Therefore, you must be prepared to hold your Notes to maturity and should not purchase Notes unless you understand, and know you can bear, all of the investment risks involving the Notes.

Even if an active trading market for the Notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the Notes. The market, if any, for the Notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your Notes. In addition, subsequent to their initial issuance, the Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar Notes, our performance, and other factors.

Notes with longer Set Put Intervals may expose holders to higher risk than those with shorter Set Put Intervals. Likewise, Compound Interest Notes may expose holders to higher risk than Cash Interest Notes.

We are offering Notes with Set Put Intervals of three, six, nine, twelve, and eighteen months, and we are offering Notes for which we will pay interest in cash (i.e., Cash Interest Notes) and Notes for which we will pay interest by adding such interest to the then-outstanding principal amount of the Notes (i.e., Compound Interest Notes). See “Description of Notes—Terms of the Notes” and “Description of Notes—Mandatory Redemption; Repurchase at the Option of the Holders.”

A Note with a longer Set Put Interval will provide the holder thereof with fewer opportunities to request redemption at par prior to maturity. As a result, a holder of a Note with a longer Set Put Interval will be subject to and affected by the potential risks to our company, our significant indebtedness, the Notes, and this offering (including those described in this “Risk Factors” section) for a longer period of time than a holder of a Note with a shorter Set Put Interval, resulting in a greater chance of an adverse event occurring prior to the Note’s next Set Put Date.

Likewise, holders of Cash Interest Notes will receive cash interest payments monthly, while holders of Compound Interest Notes will not receive any payments on their Notes until maturity or earlier redemption. As a result, holders of Compound Interest Notes will not gain any liquidity from their investment and will subject both the principal and interest on their Notes to the increased risks described above.

Noteholders must rely on us as note registrar and paying agent under the Indenture.

The Issuer will initially act as paying agent and registrar for the Notes, and will be responsible for making payments on the Notes and maintaining an ownership register. We may have a conflict of interest in serving as the paying agent and registrar, and the absence of a third-party paying agent or registrar may result in less protection to noteholders. For example, if we suffer any successful cyberattacks on our systems, such attacks may affect our records of noteholders, resulting in unauthorized access to your information and even potential loss of records for your Notes.

We may invest or spend the proceeds of this offering in ways with which you may not agree.

Although we intend to use the proceeds from this offering as described under “Use of Proceeds,” we will not be contractually obligated to do so and will retain broad discretion over the use of proceeds from this offering. You may not agree with the manner in which our management chooses to allocate and use the net proceeds. Our management may use the proceeds for purposes that may not increase our profitability or otherwise ensure our ability to pay interest on, and principal of, the Notes. In addition, pending our use of the proceeds, we may invest the proceeds primarily in instruments that do not produce significant income or that may lose value.

Fraudulent transfer and conveyance laws may permit a court to void the Notes or related security interests and, if that occurs, you may not receive any payments on the Notes.

Fraudulent transfer and conveyance laws may apply to the issuance of the Notes or the incurrence of the related security interests. Under bankruptcy laws and other fraudulent transfer or conveyance laws, the Notes could be avoided as a fraudulent transfer or conveyance if the Issuer (a) issued the Notes or incurred the related security interests with the intent of hindering, delaying, or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for issuing the Notes or incurring the related security interests and, in the case of clause (b) only, one of the following is also true at the time thereof:

•	the Issuer was insolvent or rendered insolvent by reason of the issuance of the Notes or the incurrence of the related security interests;

•

the issuance of the Notes or the incurrence of the related security interests left the Issuer with an unreasonably small amount of capital or assets to carry on the business engaged in or contemplated;

•	the Issuer intended to, or believed that the Issuer would, incur indebtedness beyond our ability to pay such indebtedness as it matures; or

•	the Issuer was a defendant in an action for money damages, or had a judgment for money damages docketed against the Issuer, if, in either case, the judgment is unsatisfied after final judgment.

The measures of insolvency for purposes of fraudulent conveyance or fraudulent transfer laws vary depending upon the law of the state or jurisdiction that is being applied, such that we cannot be certain as to: (1) the standards a court would use to determine whether or not the Issuer was insolvent at the relevant time, or, regardless of the standard that a court uses, that it would not determine that the Issuer was indeed insolvent on that date; (2) that any payments to the holders of the Notes did not constitute preferences, fraudulent conveyances, or fraudulent transfers on other grounds; or (3) that the issuance of the Notes or the incurrence of the related security interests would not be subordinated to the Issuer’s other indebtedness. In general, however, a court would deem an entity insolvent if:

•	the sum of its indebtedness, including contingent and unliquidated liabilities, was greater than the fair value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its indebtedness as it became due.

If a court were to find that the issuance of the Notes or the incurrence of the related security interests was a fraudulent transfer or conveyance, the court could void the payment obligations under the Notes, subordinate the Notes or the related security interests to presently existing and future indebtedness of the Issuer, or require the holders of the Notes to repay any amounts received. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes. Further, the avoidance of the Notes could result in an event of default with respect to our other indebtedness that could result in acceleration of that indebtedness.

In addition, any payment by the Issuer pursuant to the Notes made at a time the Issuer was found to be insolvent could be voided and required to be returned to the Issuer or to a fund for the benefit of the Issuer’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give such insider or outsider party more than such party would have received in a distribution under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), in a hypothetical Chapter 7 case.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Notes or the related security interests to other claims against the Issuer under the principle of equitable subordination if the court determines that (1) the holder of the Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of the Notes, and (3) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

If a bankruptcy petition was filed by or against us, the allowed claim for the Notes may be less than the principal amount of the Notes stated in the Indenture.

If a bankruptcy petition was filed by or against us under the Bankruptcy Code after the issuance of the Notes, the claim by any holder of the Notes for the principal amount thereof may be allowed in an amount equal to the sum of:

•	the original issue price of the Notes; and

•	that portion of the stated principal amount of the Notes that exceeds the issue price thereof, if any, that does not constitute “unmatured interest” for the purposes of the Bankruptcy Code.

Any such discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest, which is not allowable as part of a bankruptcy claim under the Bankruptcy Code. Accordingly, holders of the Notes under these circumstances may receive an amount that is less than the principal amount thereof stated in the Indenture.

The Compound Interest Notes will be, and the Cash Interest Notes may be, issued with original issue discount for U.S. federal income tax purposes.

Because stated interests on the Compound Interest Notes will be paid in the form of an increase in the principal amount of the Compound Interest Notes, no stated interest payments on the Compound Interest Notes will be treated as “qualified stated interests” for U.S. federal income tax purposes. As a result, the Compound Interest Notes will be treated as having been issued with OID for U.S. federal income tax purposes in an amount equal to the excess of the total payments of principal and stated interest on the Compound Interest Notes over their issue price. In addition, Cash Interest Notes may be issued with OID for U.S. federal income tax purposes. In the event a Note is issued with OID, a U.S. holder of such Note generally will be required to include OID in gross income (as ordinary income) on an annual basis under a constant yield accrual method, regardless of such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. As a result, such U.S. holder will generally include any OID in income in advance of the receipt of cash attributable to such income. For more information, see “Certain Material U.S. Federal Income Tax Considerations.”

Risks Related to the Collateral

The liens securing the Notes will be junior in priority to the liens securing the Fortress Credit Agreement and any other senior-priority secured indebtedness, and holders of such senior-priority secured indebtedness will receive all proceeds from any realization on the Collateral until all such senior-priority secured obligations are paid and discharged.

The Notes will be secured on a junior basis, equally and ratably with all parity lien indebtedness of the Issuer, by the Collateral, subject to certain limitations and exceptions and permitted liens, which security interest will be junior to the security interests on the Collateral under the Fortress Credit Agreement and any other senior-priority secured indebtedness that we may incur. See “Description of Notes—Security.” As a result, the liens on the Collateral securing the Notes will be fully subordinated to the liens on the Collateral securing our obligations under the Fortress Credit Agreement and any other senior-priority secured indebtedness. As of March 31, 2026, we had $525.0 million of outstanding senior-priority secured indebtedness associated with our borrowings under the Fortress Credit Agreement. Furthermore, the Fortress Credit Agreement provides for a $15.0 million tranche of loans that represents a contingent principal obligation that is only due and payable (together with accrued interest thereon) upon certain conditions occurring, including payment defaults under the Fortress Credit Agreement or a bankruptcy filing by the obligors thereunder. For a description of the terms of the Fortress Credit Agreement, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Fortress Credit Agreement.”

The effect of this subordination is that, upon a default in payment on, or the acceleration of, any of our senior-priority secured indebtedness, including the Fortress Credit Agreement, or in the event of bankruptcy, insolvency, liquidation, dissolution, or reorganization of the Issuer, the proceeds from the sale of Collateral will be available to repay obligations on the Notes only after all obligations under the Fortress Credit Agreement and any of our other senior-priority secured indebtedness have been paid in full with the proceeds of the Collateral, and, subject to permitted liens, holders of the Notes will only thereafter participate ratably in Collateral with all holders of any parity lien indebtedness on a pari passu basis. As a result, holders of the Notes may receive less, ratably, than the holders of senior-priority secured indebtedness in the event of our bankruptcy, insolvency, liquidation, dissolution, or reorganization. The Indenture will not prevent us from incurring additional senior-priority secured indebtedness or any parity lien indebtedness. The incurrence of any such indebtedness would enhance these risks.

The rights of holders of Notes may be adversely affected by the Intercreditor Agreement.

Under the terms of the Intercreditor Agreement, the liens on the Collateral securing the obligations under the Fortress Credit Agreement, as well as any other senior-priority secured indebtedness we may incur, will rank senior to the liens on such Collateral securing the Issuer’s obligations under the Notes.

The Intercreditor Agreement will provide that, until the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), any actions that may be taken in respect of the Collateral (including the ability to commence enforcement proceedings against the Collateral and to control the conduct of such proceedings) will be at the direction of the holders of such senior-priority secured indebtedness, and neither the Trustee nor the Collateral Agent nor any holder of Notes may exercise or seek to exercise any rights or remedies with respect to the Collateral, object to or interfere with any exercise or forbearance of senior remedies, or credit bid the obligations under the Notes in any sale or proceeding. Holders will not have the right, under the Intercreditor Agreement, to purchase or acquire senior-priority secured obligations at par (or any other price) following an acceleration, a payment default, or the commencement of an insolvency proceeding. A refinancing or replacement of senior-priority secured obligations under the Intercreditor Agreement will not be deemed to constitute a Discharge of First Lien Obligations. There can be no assurance that a Discharge of First Lien Obligations will ever occur and, if it does not, holders of the Notes will never be able to exercise remedies with respect to the Collateral.

Under the Intercreditor Agreement, if at any time prior to the Discharge of First Lien Obligations holders of the Notes obtain possession of any Collateral or realize any proceeds or payment in respect of any Collateral (including funds they may receive from such Collateral pursuant to a plan of reorganization in a bankruptcy proceeding), then such holders will be obligated to hold such Collateral, proceeds, or payment in trust for the lenders under the Fortress Credit Agreement and the holders of any other senior-priority secured indebtedness and to transfer such Collateral, proceeds, or payment, as the case may be, to the representative thereof. There will not be any reciprocal right under the Intercreditor Agreement for holders of Notes to seek specific performance or injunctive relief against the holders of senior-priority secured indebtedness in the event of a breach of the Intercreditor Agreement by such holders.

The Intercreditor Agreement will also prohibit the holders of the Notes or any authorized representative from objecting to a number of important matters regarding the Collateral or limiting the ability of the holders or their representative to move for certain relief or take various other actions in any such bankruptcy or insolvency proceeding with respect to the Collateral. Among other things, the authorized representative of the holders of the Notes may not object following the filing of a bankruptcy petition to any debtor-in-possession financing, or to the use of the Collateral to secure such a financing, that has been consented to by the lenders under the Fortress Credit Agreement or the other applicable senior-priority secured indebtedness, or to a strict foreclosure (acceptance of Collateral in satisfaction of debt) by the holders of senior-priority secured indebtedness. After such a filing, the value of the Collateral could materially deteriorate and the holders of the Notes would be unable to raise objections and would be limited in their ability to seek adequate protection in the form of periodic cash payments during an insolvency proceeding.

Pursuant to the Intercreditor Agreement, any release of senior-priority liens on any Collateral, whether in connection with an enforcement or other disposition approved by the holders of senior-priority liens or otherwise, will result in the automatic and unconditional release of the Liens on such Collateral securing the Notes. Prior to the Discharge of First Lien Obligations, the first-lien collateral agent will have the sole and exclusive right under the Intercreditor Agreement to be named additional insured and loss payee on insurance policies covering any Collateral, to adjust insurance claims, and to approve condemnation awards.

Furthermore, the Intercreditor Agreement does not impose any cap on the aggregate amount of first lien indebtedness or any debtor-in-possession financing that may be consented to by the holders of senior-priority secured indebtedness, and does not provide the holders of the Notes any right to provide debtor-in-possession financing in the event that holders of senior-priority secured indebtedness decline to do so. As a result, holders of senior-priority secured indebtedness could consent to debtor-in-possession financing in an unlimited amount, the liens securing which would prime the liens securing the Notes, and the holders of the Notes would have no right to provide alternative financing on potentially more favorable terms.

The Intercreditor Agreement will also contain provisions prohibiting the Indenture from being amended or otherwise modified without the prior written consent of the first lien collateral agent (as defined therein) in certain circumstances, including circumstances that may be beneficial to holders of Notes. In addition, any amendment, waiver, or consent to any senior-priority collateral document will apply automatically to any comparable provision of each junior-lien collateral document without the consent of the Trustee or the holders, subject to limited exceptions.

As a result of the foregoing, the holders of the Notes will have extremely limited recourse with respect to the Collateral, and there can be no assurance that the holders of the Notes will ever be able to realize any value from the Collateral. The rights of the holders of the Notes in the Collateral are substantially more limited than those of holders of junior lien indebtedness subject to more customary intercreditor arrangements, and holders should be aware that they are accepting significantly greater risk with respect to the Collateral than is customary. See “Description of Notes—Security—Intercreditor Agreement.”

The value of the Collateral securing the Notes may not be sufficient to satisfy our obligations under the Notes.

The Notes will be secured only by junior mortgages on certain of our properties and by any other assets we may elect from time to time to provide as collateral, subject to the Intercreditor Agreement. The Collateral does not include all of the Issuer’s assets or the assets of any of the Issuer’s subsidiaries. Any indebtedness or obligations secured by assets that do not constitute Collateral, including the Fortress Credit Agreement and the Adamantium Loan Agreement, will be effectively senior to the Notes to the extent of the value of the assets securing such indebtedness or other obligations that does not constitute Collateral.

Although the Indenture will provide that the aggregate outstanding principal amount of the Notes may not exceed the Loan-to-Value Ratio, all calculations regarding the Loan-to-Value Ratio, including the value of the Collateral, the aggregate total discounted present value of the junior mortgages serving as Collateral, any allocable amount securing any senior-priority secured indebtedness, and the net value of any other Collateral, will be determined in good faith by us in our sole discretion, and our determination will be dispositive. The allocable amount will not reflect the actual value of the Collateral that secures senior-priority secured indebtedness, and in an enforcement action by holders of senior-priority secured indebtedness they may seek satisfaction against all of the Collateral before seeking any remedies with respect to any other assets securing such senior-priority secured indebtedness. In addition, the value of such Collateral will be determined in good faith by us on an annual basis, and although as part of that analysis we will refer to, among other things, one or more reserve studies performed by a third-party retained by us, purchase prices for similar properties, any purchase offers we have recently received for such property or similar property, any other third-party valuation of the Collateral or any portion thereof, and the book value of such Collateral, we will not be required to get an independent third-party valuation on the Collateral. As a result, there can be no assurance that our good faith calculation of the Loan-to-Value Ratio or the value of the Collateral will be accurate.

Furthermore, no appraisal of the value of any assets initially proposed to be provided as Collateral has been made in connection with this offering, and the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the oil and gas industry, prevailing commodity prices, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers, and similar factors. The book value of the Collateral should not be relied upon as a measure of realizable value for such assets. The amount to be received upon a sale of the Collateral will be dependent on numerous factors, including the actual fair market value of the Collateral at such time, the timing and the manner of the sale, and the availability of buyers. By their nature, portions of the Collateral may be illiquid or intangible and may have no readily ascertainable market value. There also can be no assurance that the Collateral can be sold in a short period of time (or at all) in an orderly manner. See “Description of Notes—Security—Collateral Generally.”

Furthermore, the Collateral may be subject to any number of exceptions, defects, encumbrances, liens, and other imperfections. The Indenture will generally not restrict the incurrence of additional liens on the Collateral, and will only include in the calculation of the Loan-to-Value Ratio certain liens incurred to secure specific types of debt for borrowed money. The existence of any such exceptions, defects, encumbrances, liens, and other imperfections could materially and adversely affect the value of the Collateral as well as the ability of the Collateral Agent, the Trustee, or the holders of the Notes to realize or foreclose on such Collateral.

In the event of a foreclosure, liquidation, bankruptcy, or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the Notes after first satisfying in full our obligations under the Fortress Credit Agreement and under any other senior-priority secured indebtedness. Any claim for the difference between the amount, if any, realized by holders of the Notes from the sale of the Collateral and any unpaid obligations under the Notes and other senior or parity lien indebtedness will rank equally in right of payment with any claim of all of our other senior unsecured, unsubordinated indebtedness, including trade payables, against our remaining assets.

Security interests in the Collateral may not be perfected in a timely manner or at all, and your rights to the Collateral may be adversely affected by the failure to perfect security interests.

On the date of this prospectus, certain security interests in favor of the Collateral Agent with respect to the assets initially proposed to be Collateral may not be in place. There will be no independent assurance prior to issuance of any Notes that all properties contemplated to be mortgaged as Collateral will be mortgaged, or that we hold the real property interests we represent we hold or that we may mortgage such interests, or that there will be no lien encumbering such real property interests other than those permitted by the Indenture. Any issues that we are unable to resolve in connection with the delivery and recordation of such security interests may negatively impact the value of the Collateral, or increase the risk that the assets become subject to the liens of intervening creditors.

Furthermore, applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property and certain proceeds, can only be perfected at the time such property is acquired and identified and may then be subject to claw back in the event of bankruptcy of the relevant collateral provider. Neither the Trustee nor the Collateral Agent will monitor or have any obligation to monitor, and there can be no assurance that we will inform the Trustee or the Collateral Agent of, the future acquisition of property that constitutes Collateral or that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. Such failure may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the Collateral Agent, as applicable, against third parties. Even if the Trustee or the Collateral Agent does properly perfect liens on Collateral acquired or arising in the future, such liens may potentially be avoidable as a preference in any bankruptcy proceeding under certain circumstances.

We will also have 60 days following a breach of the Loan-to-Value Ratio to cure such breach by, among other things, pledging additional Collateral, repaying senior-priority secured indebtedness, or repaying a portion of the Notes until the Loan-to-Value Ratio is no longer exceeded on a pro forma basis, and if the Loan-to-Value Ratio ceases to exceed 1.00 to 1.00 within any such 60-day period, no default or event of default will be deemed to have occurred under the Indenture with respect to such breach. As a result, prior to the end of such 60-day period, the value of the Collateral may be less than the aggregate principal amount of the Notes and would be insufficient to satisfy obligations under the Notes in a liquidation, bankruptcy, or similar circumstance.

Delivery of security interests in Collateral after the closing date of this offering increases the risk that such security interests could be avoidable in bankruptcy.

To the extent a security interest in certain Collateral is not in place or perfected prior to an issuance of Notes, such security interest might be avoidable in bankruptcy as a preferential transfer if granted or perfected at some later date. Under the Bankruptcy Code, a trustee in bankruptcy or a debtor-in-possession has the power to avoid certain transfers made within 90 days (or one year in the case of transfers to insiders) prior to the filing of a bankruptcy petition to the extent such transfers constitute preferences, fraudulent transfers, or similar voidable transfers. A transfer could be treated as a preference if the security interest was given (i) to or for the benefit of a creditor; (ii) for or on account of an antecedent debt; (iii) while the debtor was insolvent; (iv) within 90 days before the date of filing of a bankruptcy petition (or one year, in the case of a transfer to an insider); and (v) which enabled the creditor to receive more than it would receive in a liquidation of the debtor under Chapter 7 of the Bankruptcy Code. Consequently, if we were to file for bankruptcy or be subject to an involuntary bankruptcy proceeding within 90 days (or one year, in the case of an insider) following the perfection of any security interest in the Collateral, any security interest perfected after an issuance of Notes could be subject to avoidance as a preferential transfer.

We will have control over the Collateral, and the sale or disposition of particular assets could reduce the pool of assets securing the Notes.

The Indenture and the related security documents will allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest, and dispose of any income from the Collateral. This may impact the type and quality of the security interest granted in respect of the Collateral. We may, among other things, without any release or consent by the Trustee, the Collateral Agent, or the holders of the Notes, conduct ordinary course activities with respect to the Collateral, such as selling, abandoning, or otherwise disposing of Collateral and making ordinary course cash payments (including repayments of indebtedness), subject to compliance with the Loan-to-Value Ratio. Any of these activities may reduce the aggregate value of the Collateral securing the Notes.

Under various circumstances, all or a portion of the Collateral will be released automatically and unconditionally, and no breach of the Loan-to-Value Ratio will be deemed to have occurred, (i) with the consent of the holders of a majority in then-outstanding principal amount of the Notes, (ii) upon payment in full of the principal of, and any accrued and unpaid interest on, all then-outstanding Notes, (iii) upon a legal defeasance or covenant defeasance under the Indenture or a discharge of the Indenture, or (iv) in connection with a release pursuant to the Intercreditor Agreement. Any such release of Collateral will reduce the aggregate value of the Collateral securing the Notes. See “Description of Notes—Security.”

In addition, to the extent we sell any assets that constitute Collateral, the proceeds from such sale will be subject to a lien securing the Notes only to the extent such proceeds would otherwise constitute “Collateral” securing the Notes under the related security documents. To the extent the proceeds from any sale of Collateral do not constitute “Collateral” under the applicable security documents, the pool of assets securing the Notes would be reduced. Moreover, the ability of holders of the Notes to make decisions regarding Collateral is limited by the Intercreditor Agreement. See “—The rights of holders of the Notes may be adversely affected by the Intercreditor Agreement.”

Certain laws and regulations may impose restrictions or limitations on foreclosure.

Our obligations under the Notes are secured only by the Collateral. The ability of the Collateral Agent to foreclose on the Collateral on your behalf may be subject to perfection, priority issues, state or foreign law requirements, and practical problems associated with the realization of the security interest or lien in the Collateral of the Collateral Agent, including cure rights, foreclosing on the Collateral within the time periods permitted by third parties or prescribed by laws, obtaining third-party consents, making additional filings, statutory rights of redemption, and the effect of the order of foreclosure. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Therefore, we cannot assure you that foreclosure on the Collateral will be sufficient to make all payments on the Notes.

Rights of holders of the Notes in the Collateral may be adversely affected by bankruptcy proceedings, and holders may not be entitled to post-petition interest, fees, or expenses in any bankruptcy proceeding.

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an event of default under the Indenture would be significantly impaired (or at a minimum delayed) by applicable bankruptcy law if bankruptcy proceedings were commenced by or against us before the Collateral Agent has repossessed and disposed of the Collateral. Under the Bankruptcy Code, creditors are prohibited from taking various actions in furtherance of debt collection, including repossessing their security from a debtor in a bankruptcy case, or from disposing of security previously repossessed from such debtor, without prior bankruptcy court approval, which may not be given under the circumstances. Moreover, bankruptcy law permits the debtor to continue to retain and use collateral (including cash collateral), and the proceeds, products, rents, or profits of the collateral, even if the debtor is in default under the applicable debt instruments; provided that the secured creditor with an interest in such collateral is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral at the time of the bankruptcy filing and may include cash payments or the granting of additional or replacement security, if and at such time as the court in its discretion determines. A bankruptcy court may determine that a secured creditor may not require compensation for diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	whether or when payments under the Notes could be made following the commencement of a bankruptcy case, or the length of any delay in making such payments;

•	whether or when the Collateral Agent could or would repossess or dispose of the Collateral;

•	the value of the Collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Any disposition of the Collateral during a bankruptcy case would also require permission from the bankruptcy court, which may not be given under the circumstances.

In the event of a bankruptcy of the Issuer, it is possible that the bankruptcy trustee, the debtor-in-possession, or competing creditors will assert that the fair market value of the Collateral on the date of the bankruptcy filing or some other date was less than the then-current principal amount of the Notes (including after taking into account any obligations under the Fortress Credit Agreement, any future senior-priority secured indebtedness, and any parity lien indebtedness). Upon a finding by the bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. In such event, the secured claims of the holders of the Notes would be limited to the remaining value of the Collateral. The consequences of a finding of under-collateralization would include, among other things, a lack of entitlement on the part of the holders of the Notes to receive post-petition interest, fees, and expenses and a lack of entitlement on the part of the unsecured portion of the Notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes.

In addition, the Intercreditor Agreement will provide that, in the event of a bankruptcy of the Issuer, the holders of the Notes will be subject to certain restrictions with respect to their ability to object to a number of important matters or to take other actions following the filing of a bankruptcy petition with respect to the Collateral prior to the Discharge of First Lien Obligations. In any bankruptcy or insolvency proceeding, the Intercreditor Agreement will provide that two business days’ notice before entry of any order authorizing the use of cash collateral or approving debtor-in-possession financing constitutes adequate notice for the Trustee, the Collateral Agent, and the holders of the Notes, and none of the Trustee, the Collateral Agent, or any holder will object to or oppose any such use of cash collateral or financing. In addition, the Intercreditor Agreement will provide that: (1) the Trustee, the Collateral Agent, and the holders of the Notes will not seek or receive adequate protection in the form of periodic cash payments; (2) any adequate protection sought by or granted to them will be limited to subordinated replacement liens or a junior super-priority claim, and (3) the Trustee, the Collateral Agent, and the holders of the Notes will not contest the extent of a senior lien claim valuation under Section 506(a) of the Bankruptcy Code, will not oppose senior post-petition interest, fees, and expenses under Section 506(b) of the Bankruptcy Code, will not assert any surcharge under Section 506(c) of the Bankruptcy Code, and will not oppose any first-lien creditor’s election under Section 1111(b)(2) of the Bankruptcy Code. See “Description of Notes—Security—Intercreditor Agreement.”

The Collateral is subject to casualty risks, which may limit your ability to recover as a secured creditor if there are losses to the Collateral.

We maintain insurance or otherwise insure against certain hazards in a manner appropriate and customary for our business. There are, however, losses that may not be insured, either because they are uninsurable or not economically insurable. If there is a total or partial loss of any of the Collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the obligations secured by such Collateral, including the Notes. In the event of a total or partial loss affecting any of our assets, certain items may not be easily replaced.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and information incorporated by reference herein contains forward-looking statements, which are statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding all matters that are not historical facts. They appear in a number of places throughout this prospectus and our 2025 Annual Report and include statements regarding our current views, hopes, intentions, beliefs, or expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, and position in the markets and the industries in which we operate. These forward-looking statements are generally identifiable by forward-looking terminology such as “guidance,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “will,” “would,” “approximately,” “predict,” “potential,” “may,” “continue,” and “assume,” as well as the negative version of such words, variations of such words, and similar expressions referring to the future.

Forward-looking statements are based on our beliefs, assumptions, and expectations, taking into account currently known market conditions and other factors. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain and involves certain risks and uncertainties, many of which are beyond our control. Our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our actual results to differ materially from the expectations we describe in our forward-looking statements include, but are not limited to, the factors listed below and in the section of this prospectus entitled “Risk Factors” and the section of our 2025 Annual Report entitled “Risk Factors.” When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. You are cautioned that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that such statements will be realized or that the forward-looking events and circumstances will occur. All forward-looking statements in this prospectus are made only as of the date of this prospectus, based on information available to us as of the date of this prospectus, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them.

The matters summarized below and elsewhere in this prospectus could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements:

•	changes in the markets in which we compete;

•	increasing costs of capital expenditures to acquire and develop properties;

•	the continued success of our E&P operators;

•	delays in development of and higher capital expenditures in our estimated proved and probable undeveloped reserves;

•	developments in governmental regulations;

•	deviations between the current market value of estimated proved reserves and the present value of future net revenues from our proved reserves;

•	changes in current or future commodity prices;

•

the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate and that any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves;

•	our ability to replace reserves;

•	cybersecurity attacks;

•	the development of our software and its ability to continue identifying productive assets;

•	our current or future levels of indebtedness;

•	repayment of our current or future indebtedness;

•	operation of intercreditor arrangements;

•	current and future litigation or other regulatory, administrative, or other legal proceedings;

•	geopolitical developments, including armed conflict, political instability, or civil unrest in oil and gas producing regions;

•	the prior restatement of our financial statements; and

•	the other factors set forth in the section entitled “Risk Factors” and in the section of our 2025 Annual Report entitled “Risk Factors.”

Except as required by law, we are under no duty to, and we do not intend to, update or review any of our forward-looking statements after the date of this prospectus, whether as a result of new information, future events or developments, or otherwise.

USE OF PROCEEDS

Assuming we issue and sell all of the Notes offered by this prospectus, we estimate that the net proceeds we will receive from this offering will be $98.0 million, after deducting the Broker-Dealer Fee (which fee could total $360,000 if all Notes offered hereby are issued and sold), the sales commissions to be paid to certain of our non-executive personnel as compensation with respect to the sale of Notes (which fees could total $445,000 if all Notes offered hereby are issued and sold), and estimated offering expenses of approximately $1.2 million. Our net proceeds would increase to the extent we are able to sell Notes more quickly because of the structure of the Broker-Dealer Fee. See “Plan of Distribution—Broker-Dealer Compensation and Expenses.” We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust, or similar account.

We currently expect to use the net proceeds from this offering (i) to make investments in PhoenixOp or to otherwise finance potential drilling and exploration operations, (ii) for continued acquisitions of mineral rights and non-operated working interests, as well as additional asset acquisitions, and (iii) for other general working capital needs, such as the payment of executive and employee salaries, general overhead, and operating costs, including payments on our debt, and the acquisition of assets in the oil and gas space that are not mineral rights or non-operated working interests. Our actual use of offering proceeds will depend on many considerations, including market conditions, but we currently expect to use the net proceeds from this offering as follows assuming we issue and sell all of the Notes offered by this prospectus:

Expected Uses of Proceeds	Approximate Percentage of Proceeds Used	Approximate Amount of Proceeds Used
Investments in PhoenixOp	70.0%	$68,596,500
Acquisitions of mineral rights and non-operated working interests	20.0%	19,599,000
Working capital, other asset acquisitions, and general corporate purposes	10.0%	9,799,500

Total	100.0%	$97,995,000

As of March 31, 2026, we had approximately $148.7 million of indebtedness maturing within one year, as described below:

Series	Interest Rate	Amount
Reg A Bonds	9.0%	$19,797,000
December 2022 506(c) Bonds—Series B	10.0%	8,321,000
August 2023 506(c) Bonds—Series U, AA, and FF	9.0%-10.0%	102,472,000
August 2023 506(c) Bonds—Series V, BB, and GG	10.0%-11.0%	18,076,000

Total		$148,666,000

We currently intend to utilize the net proceeds from this offering in the order set out in the preceding paragraph. However, the expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions, which could change in the future as our plans and business conditions evolve. In addition to the potential net proceeds from this offering of Notes, we have cash flow from operations, as well as multiple current and potential sources of financing, including under the Adamantium Loan Agreement and our offerings of debt securities under our ongoing offering of the Registered Unsecured Notes and pursuant to Regulation D, that can be utilized for the purposes described above, and so we cannot accurately predict whether and in what amounts the net proceeds from this offering of the Notes will be applied. In particular, to the extent we use any proceeds from this offering of the Notes to repay outstanding indebtedness, we cannot accurately predict which indebtedness we may repay with such proceeds, and in what amounts. We may find it necessary or advisable to use the net proceeds of this offering for other purposes, and we will have broad discretion in the application and specific allocations of the net proceeds of this offering. See “Risk Factors—Risks Related to the Notes and this Offering—We may invest or spend the proceeds of this offering in ways with which you may not agree.”

Furthermore, we will receive cash proceeds from this offering in varying amounts from time to time as Notes are sold, which makes it difficult for us to precisely calculate the allocation of net proceeds. Further, the Notes will have varying lengths of maturity, interest rates, and interest payment methods as described elsewhere in this prospectus, which makes it impossible to predict with any accuracy how much of the proceeds will be used to make payments of interest or principal on the Notes in any given year.

There is no minimum number or amount of Notes that we must sell to receive and use the proceeds from this offering, and we cannot assure you that all or any portion of the Notes will be sold. In the event that we do not raise sufficient proceeds from this offering, we may adjust our use of proceeds by limiting the speed of growth, delaying or canceling certain purchases or initiatives related to our drilling and production operations, and streamlining our operations, or we could terminate this offering and determine to pay back some or all of our debt, including the Notes. This might result in the Notes being repaid prior to maturity. See the section of this prospectus entitled “Risk Factors” and the section of our 2025 Annual Report entitled “Risk Factors.”

CAPITALIZATION

The following table sets forth, as of March 31, 2026, our cash and cash equivalents and consolidated capitalization:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to the following, in each case, as if they had occurred on March 31, 2026:

•	the issuance of an additional $42.1 million of Adamantium Securities (and a corresponding amount borrowed under the Adamantium Loan Agreement) between April 1, 2026 and May 31, 2026;

•	the issuance of an additional $101.8 million of August 2023 506(c) Bonds between April 1, 2026 and May 31, 2026;

•	the issuance of an additional $0.2 million of Exchange Notes between April 1, 2026 and May 31, 2026;

•	the issuance of the Notes offered hereby; and

•	the repurchase or retirement of outstanding indebtedness between April 1, 2026 and May 31, 2026.

You should read this table in conjunction with the information presented under the sections of this prospectus entitled “Prospectus Summary—Summary Historical Financial and Other Data” and “Use of Proceeds,” and the sections of our 2025 Annual Report and Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and related notes included in our 2025 Annual Report and Q1 Quarterly Report.

	As of March 31, 2026
	Actual	As-Adjusted
	(in thousands)
Cash and cash equivalents(1)	$70,173	$242,775
Debt:
Fortress Credit Agreement(2)	525,000	525,000
Reg A Bonds(3)	33,783	26,772
Exchange Notes(4)	35,540	34,561
Reg D Bonds:
Senior Reg D Bonds(5)	7,604	7,604
December 2022 506(c) Bonds(6)	50,807	45,886
August 2023 506(c) Bonds(7)	707,168	758,457
Adamantium Securities(8)	287,332	309,767
Registered Unsecured Notes(9)	55,098	66,887
Notes offered hereby(10)	—	100,000

Total debt	$1,702,332	$1,874,934

Equity:
Series A Preferred Shares (2,704,023 issued and outstanding at an aggregate liquidation preference of $67.6 million)(11)	$48,275	$48,275
Common equity	434	434
Total equity	$(63,597)	$(63,597)

Total capitalization	$1,638,735	$1,811,337

(1)

As-adjusted reflects cash and cash equivalents as of March 31, 2026 after giving effect to (i) proceeds received from the issuance of additional Adamantium Securities and August 2023 506(c) Bonds between April 1, 2026 and May 31, 2026, (ii) cash used to repurchase or retire outstanding indebtedness after March 31, 2026, and (iii) net proceeds received from the issuance of Notes assuming the entire amount offered hereby is issued and sold. Other than as described above, as-adjusted cash and cash equivalents does not reflect the use of any such proceeds for capital expenditures or other corporate purposes, including repayment of debt. See “Use of Proceeds.”

(2)

The Fortress Credit Agreement provides for a $100.0 million term loan facility, borrowed in full on August 12, 2024, a $35.0 million delayed draw term loan facility, which was fully drawn on October 11, 2024, a $115.0 million term loan facility, borrowed in full on December 18, 2024, a $50.0 million term loan facility, of which $25.0 million was borrowed on April 16, 2025 and $25.0 million was borrowed on May 9, 2025, a $100.0 million term loan facility, borrowed in full on August 1, 2025, a $50.0 million term loan, borrowed on October 27, 2025, and a $75.0 million term loan, borrowed in full on February 12, 2026. The Fortress Credit Agreement also provides for a $15.0 million tranche of loans that represents a contingent principal obligation that is only due and payable (together with accrued interest thereon) upon certain conditions occurring, including payment defaults under the Fortress Credit Agreement or a bankruptcy filing by the obligors thereunder. All obligations under the Fortress Credit Agreement are secured on a first-lien priority basis, subject to certain exceptions and excluded assets, by security interests in, and mortgages on, substantially all personal property and owned real property of Phoenix Equity and its subsidiaries. The Fortress Credit Agreement and the loans thereunder are scheduled to terminate and mature, and be due and payable, on October 27, 2028. The Fortress Credit Agreement will constitute Senior Debt and will be contractually senior to the Notes. For a description of the terms of the Fortress Credit Agreement, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Fortress Credit Agreement.”

(3)

The Reg A Bonds have a term of three years from the issue date and an interest rate of 9.0% per annum. The outstanding Reg A Bonds mature between June 10, 2026 and August 10, 2027. The Reg A Bonds will not initially constitute Senior Debt and, without giving effect to collateral arrangements, will rank equally in right of payment with the Notes. For a description of the terms of the Reg A Bonds, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Reg D/Reg A Bonds and Exchange Notes.”

(4)

The Exchange Notes have maturity dates of three, five, seven, and eleven years from the issue date and interest rates ranging from 9.0% to 12.0% per annum. The outstanding Exchange Notes mature between December 10, 2027 and April 10, 2037. The Exchange Notes will not initially constitute Senior Debt and, without giving effect to collateral arrangements, will rank equally in right of payment with the Notes. For a description of the terms of the Exchange Notes, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Reg D/Reg A Bonds and Exchange Notes.”

(5)

The Senior Reg D Bonds have a maturity date of five years from the issue date and an interest rate of 11.0% per annum. The outstanding Senior Reg D Bonds mature between July 31, 2027 and December 31, 2027. The Senior Reg D Bonds will not initially constitute Senior Debt and, without giving effect to collateral arrangements, will rank equally in right of payment with the Notes. For a description of the terms of the Senior Reg D Bonds, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Reg D/Reg A Bonds and Exchange Notes.”

(6)

The December 2022 506(c) Bonds have maturity dates ranging from three to seven years from the issue date and interest rates ranging from 10.0% to 12.0% per annum. The outstanding December 2022 506(c) Bonds mature between June 10, 2026 and October 10, 2030. The December 2022 506(c) Bonds will be contractually subordinated to the Notes. For a description of the terms of the December 2022 506(c) Bonds, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Reg D/Reg A Bonds and Exchange Notes.”

(7)

The August 2023 506(c) Bonds have maturity dates ranging from one to eleven years from the issue date and interest rates ranging from 9.0% to 14.0% per annum. The outstanding August 2023 506(c) Bonds mature between June 10, 2026 and May 10, 2037. The August 2023 506(c) Bonds are contractually subordinated to the Notes. For a description of the terms of the August 2023 506(c) Bonds, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Reg D/Reg A Bonds and Exchange Notes.”

(8)

Includes $9.3 million aggregate principal amount of the Adamantium Secured Note. The Adamantium Bonds have maturity dates ranging from five to eleven years from the issue date and interest rates ranging from 13.0% to 16.0% per annum. The outstanding Adamantium Bonds mature between June 10, 2029 and April 10, 2037. The Adamantium Secured Note initially matures in November 2031, has an interest rate of 16.5% per annum, and is secured by Adamantium’s rights under the Adamantium Loan Agreement. The Adamantium Securities will be structurally senior to the Notes to the extent of the value of Adamantium’s assets, including the collateral securing the Adamantium Loan Agreement. Adamantium may, but is not guaranteed to, issue up to $600.0 million in aggregate principal amount of Adamantium Bonds to fund advances to the Issuer and PhoenixOp pursuant to the Adamantium Loan Agreement. The Adamantium Loan Agreement will constitute Senior Debt and will be contractually senior to the Notes. For a description of the terms of the Adamantium Debt, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Adamantium Debt.”

(9)

The Registered Unsecured Notes have maturity dates ranging from three to eleven years from the issue date and interest rates ranging from 9.0% to 12.0% per annum. The outstanding Registered Unsecured Notes mature between June 10, 2028 and May 10, 2037. The Registered Unsecured Notes will not initially constitute Senior Debt and, without giving effect to collateral arrangements, will rank equally in right of payment with the Notes. For a description of the terms of the Registered Unsecured Notes, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Registered Notes.”

(10)

Represents the aggregate principal amount of the Notes offered hereby. There is no minimum number or amount of Notes that we must sell to receive and use the proceeds from this offering, and we cannot assure you that all or any portion of the Notes will be sold. In the event that we do not raise sufficient proceeds from this offering, we may adjust our use of proceeds by limiting the speed of growth, delaying or canceling certain purchases or initiatives related to our drilling and production operations, and/or streamlining our operations, or we could terminate this offering and/or determine to pay back some or all of our debt, including the Notes. This might result in the Notes being repaid prior to maturity. See “Risk Factors—Risks Related to the Notes and this Offering—We may invest or spend the proceeds of this offering in ways with which you may not agree” and “Risk Factors—Risks Related to the Notes and this Offering—We may redeem your Notes at our option, which may adversely affect your return.”

(11)

For a description of the terms of the Series A Preferred Shares, see the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Preferred Equity.”

DESCRIPTION OF NOTES

General

In this description, (i) the terms “we,” “us,” and “our” each refer to Phoenix Energy One, LLC, a Delaware limited liability company, and its consolidated Subsidiaries and (ii) the term “Issuer” refers to Phoenix Energy One, LLC, a Delaware limited liability company, and not any of its Subsidiaries. For purposes of this description, the Senior Subordinated Junior Lien Notes, marketed and sold as “Phoenix Flex Junior Secured NotesTM,” to be issued under the Indenture described below are referred to as the “Notes.” The Notes will be issued pursuant to an indenture, to be dated on or around the date of this prospectus (as amended and supplemented from time to time, the “Indenture”), between the Issuer and Odyssey Transfer and Trust Company, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”). Copies of the form of Indenture and Intercreditor Agreement are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find Additional Information” for more information about where you can obtain copies of the Indenture, any supplemental indentures thereto, and the Intercreditor Agreement. You may also review the Indenture (and any supplemental indentures) and the Intercreditor Agreement at the Trustee’s corporate trust office at 860 Blue Gentian Rd, Suite 320, Eagan, Minnesota 55121.

The following summary of certain provisions of the Indenture, the Notes, and the Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the Notes, and the Intercreditor Agreement. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

The Issuer is offering up to $100,000,000 in aggregate principal amount of Notes on a continuous basis pursuant to Rule 415 under the Securities Act. The Notes will vote as a single class (except as otherwise described under “—Modification and Waiver”).

If a holder has given wire transfer instructions to the Issuer or the paying agent, the paying agent will distribute the payments received of principal of, and, if applicable, interest and premium, if any, on that holder’s Notes in accordance with those instructions. Distribution of all other payments on the Notes will be made at the office or agency of the paying agent unless the Issuer elects to make interest payments through the paying agent by check mailed to the holders at their addresses set forth in the register of holders.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

The net proceeds of this offering of the Notes will be used by the Issuer as described in this prospectus under “Use of Proceeds.”

The initial minimum investment amount per holder will be $1,000 (the “Minimum Purchase Amount”). From time to time, we may, however, accept investments of less than the Minimum Purchase Amount or increase or decrease the Minimum Purchase Amount. There is no aggregate minimum purchase amount of Notes we are seeking to offer. We have the right to reject any investment, in whole or in part, for any reason. Investors will be required to satisfy the suitability requirements described in this prospectus in order to purchase Notes. The method for submitting subscriptions and a more detailed description of the offering process are included in “Plan of Distribution—Offering Process” beginning on page 85 of this prospectus.

Ranking

The Notes will be the Issuer’s senior subordinated obligations and will:

•

be secured on a junior basis, equally and ratably with all parity lien indebtedness of the Issuer, by security interests in the Collateral, subject to certain limitations and exceptions and Permitted Liens;

•	rank contractually senior in right of payment to all of the Issuer’s existing and future Indebtedness that is contractually subordinated to the Notes, including the Subordinated Reg D Bonds;

•

be effectively senior to any of the Issuer’s existing and future unsecured Indebtedness and other Obligations and Indebtedness secured by liens junior to the liens securing the Notes, in each case, to the extent of the value of the Collateral;

•

without giving effect to collateral arrangements, rank equally in right of payment with all of the Issuer’s existing and future senior Indebtedness (other than Senior Debt), including the Registered Unsecured Notes and the Senior Phoenix Bonds;

•	be effectively equal to all of the Issuer’s future senior Indebtedness (other than Senior Debt) secured on the same priority basis as the Notes;

•	be contractually subordinated to any Senior Debt, including Indebtedness under the Fortress Credit Agreement and the Adamantium Loan Agreement;

•

be effectively subordinated to any of the Issuer’s existing and future Indebtedness and other Obligations that are secured by assets that do not constitute Collateral to the extent of the value of the assets securing such Indebtedness; and

•

be structurally subordinated to all of the existing and future liabilities (including trade payables) and preferred equity of each of the Issuer’s Subsidiaries, including Adamantium Capital LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer (“Adamantium”).

The Notes will not be guaranteed by any of our Subsidiaries or Affiliates or any other Person. See “Risk Factors—Risks Related to the Notes and this Offering—The Notes are the Issuer’s obligations alone and will be structurally subordinated to all obligations of the Issuer’s existing and future subsidiaries.” The Issuer is a holding company with limited direct operations. Substantially all of the operations of the Issuer are conducted through its Subsidiaries. As a result, the Issuer is dependent upon dividends and other payments from its Subsidiaries to generate the funds necessary to meet its outstanding Indebtedness service and other obligations, including with respect to the Notes, and such dividends and other payments may be restricted by law or the instruments governing our Indebtedness. The Issuer’s Subsidiaries may not generate sufficient cash from operations to enable it to make principal and interest payments on our Indebtedness, including the Notes. Claims of creditors of such Subsidiaries (including trade creditors) and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of Notes. The Notes, therefore, will be structurally subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of the Issuer’s Subsidiaries. However, the Notes will rank senior in right of payment to the Series A Preferred Shares, which represent perpetual equity interests in the Issuer that are junior to all existing and future indebtedness of the Issuer. See “Risk Factors—Risks Related to the Notes and this Offering—The Notes are the Issuer’s obligations alone and will be structurally subordinated to all obligations of the Issuer’s existing and future subsidiaries.”

As of March 31, 2026, we had approximately $1,702.3 million of Indebtedness outstanding, including $812.3 million of secured Indebtedness outstanding, consisting of (i) $525.0 million aggregate principal amount outstanding under that certain Amended and Restated Senior Secured Credit Agreement (as the same may be amended and supplemented from time to time, the “Fortress Credit Agreement”) with PhoenixOp, as borrower, each of the lenders from time to time party thereto, and Fortress Credit Corp., as administrative agent for the lenders, which consists of a $100.0 million term loan borrowed in full on August 12, 2024, a $35.0 million delayed draw term loan facility, which was fully drawn in October 2024, a $115.0 million term loan borrowed in full on December 18, 2024, a $50.0 million term loan facility, of which $25.0 million was borrowed on April 16, 2025 and $25.0 million was borrowed on May 9, 2025, a $100.0 million term loan borrowed in full on August 1, 2025, a $50.0 million term loan borrowed on October 27, 2025, and a $75.0 million term loan borrowed in full on February 12, 2026, each of which is secured by a first-priority security interest in all of the assets of Phoenix Equity and its subsidiaries, and (ii) (A) $278.0 million aggregate principal amount outstanding under that certain Loan Agreement, dated as of September 14, 2023, by and among the Issuer and PhoenixOp, as borrowers, and Adamantium, as lender (as the same may be amended and supplemented from time to time, the “Adamantium Loan Agreement”), which provides for up to $609.3 million in aggregate principal amount of borrowings in one or more advances and is secured by mortgages on certain of our properties, which mortgages are junior to the security interest of the Fortress Credit Agreement and other existing and future senior secured Indebtedness, and (B) without duplication, $9.3 million aggregate principal amount outstanding under the Adamantium Secured Note, which initially matures in November 2031, has an interest rate of 16.5% per annum, and is secured by Adamantium’s rights under the Adamantium Loan Agreement (as the same may be amended and supplemented from time to time, the “Adamantium Secured Note”). Borrowings under the Adamantium Loan Agreement correspond to the $9.3 million issued under the Adamantium Secured Note and the receipt by Adamantium of proceeds from any Adamantium Bonds issued. The Fortress Credit Agreement also provides for a $15.0 million tranche of loans that represents a contingent principal obligation that is only due and payable (together with accrued interest thereon) upon certain conditions occurring, including payment defaults under the Fortress Credit Agreement or a bankruptcy filing by the obligors thereunder. All Obligations under the Fortress Credit Agreement are secured on a first-lien priority basis, subject to certain exceptions and excluded assets, by security interests in, and mortgages on, substantially all personal property and owned real property of Phoenix Equity and its Subsidiaries. The Fortress Credit Agreement and the Adamantium Loan Agreement will constitute Senior Debt and will rank contractually senior to the Notes. The Adamantium Secured Note will not initially constitute Senior Debt but will be structurally senior to the Notes to the extent of the value of Adamantium’s assets, including the collateral securing the Adamantium Loan Agreement. See the sections of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Fortress Credit Agreement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Adamantium Debt” for more information regarding the Fortress Credit Agreement and the Adamantium Loan Agreement and Adamantium Secured Note, respectively.

As of March 31, 2026, we had $278.0 million aggregate principal amount outstanding of unsecured bonds offered and sold by Adamantium pursuant to an offering under Rule 506(c) of Regulation D that commenced in September 2023 with maturity dates ranging from five to eleven years from the issue date and interest rates ranging from 13.0% to 16.0% per annum (the “Adamantium Bonds” and, together with the Adamantium Secured Note, the “Adamantium Securities”; the Adamantium Securities, together with the Adamantium Loan Agreement, the “Adamantium Debt”). Adamantium may, but is not guaranteed to, issue $600.0 million in aggregate principal amount of Adamantium Bonds to fund advances to the Issuer and PhoenixOp pursuant to the Adamantium Loan Agreement. The Adamantium Bonds will not initially constitute Senior Debt but will be structurally senior to the Notes to the extent of the value of Adamantium’s assets, including the collateral securing the Adamantium Loan Agreement. See the section of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Adamantium Debt” for more information regarding the Adamantium Bonds.

As of March 31, 2026, the Issuer had $834.9 million aggregate principal amount outstanding of bonds issued pursuant to Regulation D, Regulation A, or Section 3(a)(9) or 4(a)(2) of the Securities Act, consisting of: (i) $7.6 million aggregate principal amount outstanding of unsecured bonds offered and sold pursuant to an offering under Rule 506(c) of Regulation D that commenced in July 2022 and terminated in December 2022, with a maturity date of five years from the issue date and an interest rate of 11.0% per annum (the “Senior Reg D Bonds”); (ii) $50.8 million aggregate principal amount outstanding of Series AAA through Series D-1 Bonds offered and sold pursuant to an offering under Rule 506(c) of Regulation D that commenced in December 2022 and terminated in August 2023, with maturity dates ranging from three to seven years from the issue date and interest rates ranging from 10.0% to 12.0% per annum (the “December 2022 506(c) Bonds”); (iii) $707.2 million aggregate principal amount outstanding of Series U through Series JJ-1 Bonds offered pursuant to an offering under Rule 506(c) of Regulation D that commenced in August 2023 and are being offered on a continuous basis, with maturity dates ranging from one to eleven years from the issue date and interest rates ranging from 9.0% to 14.0% per annum (together with the December 2022 506(c) Bonds, the “Subordinated Reg D Bonds” and, together with the Senior Reg D Bonds, the “Reg D Bonds”); (iv) $33.8 million aggregate principal amount outstanding of unsecured bonds offered and sold pursuant to an offering under Regulation A, which commenced in December 2021 and terminated in December 2024, with a term of three years and an interest rate of 9.0% per annum (the “Reg A Bonds” and, collectively with the Reg D Bonds, the “Reg D/Reg A Bonds”); and (v) $35.5 million aggregate principal amount outstanding of unsecured bonds issued to holders of the Reg A Bonds in exchange for their Reg A Bonds in offerings exempt from registration under Section 3(a)(9) and/or 4(a)(2) of the Securities Act, with maturity dates of three, five, seven, or eleven years from the issue date and interest rates ranging from 9.0% to 12.0% per annum (the “Exchange Notes”). As of March 31, 2026, we also had $55.1 million aggregate principal amount outstanding of notes offered and sold pursuant to a registration statement on Form S-1 (File No. 333-282862) on a continuous basis, with maturity dates ranging from three to eleven years from the issue date and interest rates ranging from 9.0% to 12.0% per annum (the “Registered Unsecured Notes”). The Senior Phoenix Bonds and the Registered Unsecured Notes will not initially constitute Senior Debt and, without giving effect to collateral arrangements, will rank equally in right of payment with the Notes. The Subordinated Reg D Bonds are contractually subordinated to the Senior Phoenix Bonds and will be contractually subordinated to the Notes.

As indicated above and as discussed in detail below under the captions “ —Security—Intercreditor Agreement” and “—Subordination,” payments on the Notes may be subordinated to the payment of Senior Debt. The Indenture will not restrict our ability to incur additional Indebtedness, including additional Senior Debt, additional senior-priority secured Indebtedness, or other Indebtedness that may rank effectively equal with, or senior to, the Notes. See “Risk Factors—Risks Related to the Notes and this Offering—Your right to receive payment under the Notes is contractually subordinated to Senior Debt” and the sections of our Q1 Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness.”

Security

Collateral Generally

The Notes will be secured on a junior basis, equally and ratably with all of our Indebtedness that the Issuer deems will rank in parity with respect to lien priority with the Notes, by mortgages on certain of our properties, as determined by the Issuer in its sole discretion, which mortgages will be junior to the security interest under the Fortress Credit Agreement and any other senior-priority secured Indebtedness, including obligations secured under the First Lien Intercreditor Agreement (such Indebtedness, “Senior-Priority Secured Debt”), subject to certain limitations and exceptions and Permitted Liens (such mortgages, together with any other assets we elect to provide as collateral for the Notes, the “Collateral”). The Collateral will initially comprise mortgages on 15 of our wells located in Divide County, North Dakota with an estimated discounted present value of $184.4 million, and the estimated Allocable Amount of such Collateral securing Senior-Priority Secured Debt will initially be $23.9 million.

Loan-to-Value Ratio

The Indenture will provide that the aggregate outstanding principal amount of Notes may not exceed 100% of the aggregate total discounted present value of the junior mortgages serving as Collateral thereunder, after deducting any Allocable Amount securing any Senior-Priority Secured Debt and after adding the net value of any other Collateral, in each case, without taking into account any Permitted Liens (the “Loan-to-Value Ratio”). The

“Allocable Amount” will be determined by multiplying the aggregate total discounted present value of the Collateral by the quotient of (x) the aggregate principal amount of all Senior-Priority Secured Debt divided by (y) the aggregate total discounted present value of all collateral securing Senior-Priority Secured Debt.

The value of such Collateral will be determined in good faith by the Issuer on at least an annual basis, which determination we expect to make on or prior to the filing of the Issuer’s Annual Report on Form 10-K for the immediately preceding fiscal year. As part of that analysis the Issuer will refer to, among other things, one or more reserve studies performed by a third-party retained by the Issuer, purchase prices for similar properties, any purchase offers we have recently received for such property or similar property, any other third-party valuation of the Collateral or any portion thereof, and the book value of such Collateral.

In the event the Loan-to-Value Ratio exceeds 1.00 to 1.00 as of any date (an “LTV Deficiency Event”), the Issuer may cure such LTV Deficiency Event within 60 days following such date by, among other things, pledging additional Collateral, repaying Senior-Priority Secured Debt, or repaying a portion of the Notes until the Loan-to-Value Ratio is no longer exceeded on a pro forma basis. No Default will occur with respect to such LTV Deficiency Event until the end of such 60-day period and, if the Loan-to-Value Ratio ceases to exceed 1.00 to 1.00 within any such 60-day period, no Default or Event of Default will be deemed to have occurred with respect to such LTV Deficiency Event.

Addition and Release of Collateral

The Issuer may automatically and unconditionally add or release Collateral at its discretion, without the consent of or notice to the Trustee, the Collateral Agent, or the holders of the Notes, subject to compliance with the Loan-to-Value Ratio. Notwithstanding the foregoing, the Liens on the Collateral will automatically and unconditionally be released, and the Issuer shall not be deemed by virtue of such release to have breached the Loan-to-Value Ratio, (i) in connection with a release pursuant to the provisions of “—Modification and Waiver” below, (ii) upon payment in full of the principal of, and any accrued and unpaid interest on, all then-outstanding Notes, (iii) upon a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance” or a discharge of the Indenture as described under “—Satisfaction and Discharge,” or (iv) in connection with a release pursuant to the Security Documents or the Intercreditor Agreement.

The Trustee and the Collateral Agent will execute any documentation or take any action requested by the Issuer with respect to the addition or release of Collateral so long as the Trustee or Collateral Agent, as applicable, has received an Officer’s Certificate. In connection with any release of Collateral, such Officer’s Certificate shall state that, to the knowledge of the person signing such Officer’s Certificate, the Loan-to-Value Ratio is expected to equal or exceed 1.00 to 1.00 on a pro forma basis for such release. For the avoidance of doubt, no opinion of counsel will be required for the Trustee or Collateral Agent to execute any documentation or take any action with respect to the addition or release of Collateral.

To the extent applicable, the Issuer will comply with the provisions of § 314(d) of the Trust Indenture Act, relating to the release of property or securities from the Liens securing the Notes or relating to the substitution for such Liens of any property or securities to be subjected to the Liens under the Indenture and the Security Documents. To the extent permitted, any certificate or opinion required by § 314(d) of the Trust Indenture Act may be made by an officer of the Issuer. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of § 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that, under the terms of § 314(d) of the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the SEC or its staff, including “no action” letters or exemptive orders, all or any portion of § 314(d) of the Trust Indenture Act is inapplicable to some or all of the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under § 314(d) of the Trust Indenture Act.

Sufficiency of Collateral

Subject to compliance with the Loan-to-Value Ratio, the Issuer will not be prohibited from incurring additional secured Indebtedness that could share in all or part of the Collateral, including Indebtedness that is secured on a pari passu or senior-priority basis.

Subject to the terms of the Intercreditor Agreement and the Security Documents, the Issuer will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes, to freely operate the Collateral, and to collect, invest, and dispose of any income therefrom.

The Collateral is subject to any and all exceptions, defects, encumbrances, liens, and other imperfections as may be permitted under the Indenture and other applicable security documents. No independent appraisals of any Collateral have been prepared in connection with this offering of Notes. The value of the Collateral is subject to fluctuations and at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable value. In the event of a foreclosure, liquidation, bankruptcy, or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Issuer’s Obligations under the Notes, in full or at all, after first applying any proceeds from the Collateral to satisfy any Senior-Priority Secured Debt. In addition, as discussed further below, the holders of the Notes will not be entitled to receive post-petition interest or applicable fees, costs, expenses, or charges to the extent the amount of the Obligations due under the Notes exceeds the value of the Collateral (after taking into account all other junior-priority debt that is also secured by the Collateral), or any “adequate protection” on account of any undersecured portion of the Notes. See “Risk Factors—Risks Related to the Collateral—The value of the Collateral securing the Notes may not be sufficient to satisfy our obligations under the Notes.”

Intercreditor Agreement

The Liens on the Collateral securing the Notes will be subject to a Junior Lien Intercreditor Agreement, dated on or around the date of this prospectus, by and among the First Lien Collateral Agent, the Trustee, the Collateral Agent, the Issuer, PhoenixOp, the other obligors under the Fortress Credit Agreement, and the other parties from time to time party thereto (as the same may be amended or supplemented from time to time, the “Intercreditor Agreement”). The Intercreditor Agreement will provide, among other things, that, notwithstanding the date, time, manner, or order of filing or recordation of any document, instrument, or grant or the attachment or perfection of any Liens granted to the Collateral Agent or any holders of Notes on the Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, the Indenture, the Notes, or any other circumstance whatsoever, Collateral Agent, on behalf of itself and each holder of Notes, agrees in the Intercreditor Agreement that (a) any Lien on the Collateral securing or purporting to secure any First Lien Obligations (as defined in the Intercreditor Agreement and including the Obligations under the Fortress Credit Agreement) now or hereafter held by or on behalf of the First Lien Collateral Agent or any other holder of Senior-Priority Secured Debt or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation, or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Collateral securing or purporting to secure any Obligations under the Notes and, consequently, the holders of First Lien Obligations are entitled to receive the proceeds from the disposition of any Collateral prior to the holders of Obligations under the Notes and (b) any Lien on the Collateral securing or purporting to secure any Obligations under the Notes now or hereafter held by or on behalf of the Collateral Agent, any holders of Notes, or any other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation, or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing or purporting to secure any First Lien Obligations. All Liens on the Collateral securing or purporting to secure any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing or purporting to secure any Obligations under the Notes for all purposes, whether or not such Liens securing or purporting to secure any First Lien Obligations are subordinated to any Lien securing any other obligation of the Issuer or any other person or otherwise subordinated, voided, avoided, invalidated, or lapsed.

The Intercreditor Agreement will provide that so long as First Lien Obligations remain outstanding, the Collateral Agent shall not (A) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Collateral in respect of any Obligations under the Notes or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (B) contest, protest, or object to any foreclosure proceeding or other action brought with respect to the Collateral or any other collateral securing the First Lien Obligations by the First Lien Collateral Agent or any holder of First Lien Obligations in respect of the First Lien Obligations, the exercise of any right by the First Lien Collateral Agent or any holder of First Lien Obligations (or any agent or sub-agent on their behalf) in respect of the First Lien Obligations under any lockbox agreement, control agreement, landlord waiver, or bailee’s letter or similar agreement or arrangement to which the First Lien Collateral Agent or any holder of First Lien Obligations either is a party or may have rights as a third-party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Collateral under the debt documents governing the First Lien Obligations or otherwise in respect of the collateral securing the First Lien Obligations, or (C) object to the forbearance by the First Lien Collateral Agent or the holders of First Lien Obligations from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral in respect of First Lien Obligations. The First Lien Collateral Agent or holders of First Lien Obligations have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt), and make determinations regarding the release, disposition, or restrictions with respect to the Collateral or any other collateral securing the First Lien Obligations without any consultation with or the consent of the Collateral Agent or any holder of Obligations under the Notes; provided that the Collateral Agent may, among other things, take any action (not adverse to the prior Liens on such Collateral, or the rights of the First Lien Collateral Agent or holders of the First Lien Obligations to exercise remedies in respect of such Collateral) in order to create, prove, perfect, preserve, or protect (but not enforce) their rights in, and the perfection and priority of their Liens on, such Collateral.

Subject to the foregoing provisions, the Collateral Agent, on behalf of itself and the holders of the Notes, agrees, prior to the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement), (1) not to take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Collateral in respect of Obligations under the Notes, (2) not to take any action that would hinder any exercise of remedies undertaken by the First Lien Collateral Agent or any holder of First Lien Obligations with respect to the Collateral under the debt documents governing the First Lien Obligations, including any disposition of the Collateral, whether by foreclosure or otherwise, (3) to waive any and all rights it or any such holder of Obligations under the Notes may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Collateral Agent or the holders of First Lien Obligations seek to enforce or collect the First Lien Obligations or the Liens granted on any of the collateral securing the First Lien Obligations, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent or any other holder of First Lien Obligations is adverse to the interests of the holders of Obligations under the Notes, (4) that no covenant, agreement, or restriction in the Indenture or the Notes shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the holders of First Lien Obligations with respect to the collateral securing the First Lien Obligations as set forth in the Intercreditor Agreement and the debt documents governing the First Lien Obligations, and (5) not to commence, or join with any person (other than the First Lien Collateral Agent) in commencing, any enforcement, collection, execution, levy, or foreclosure action or proceeding with respect to any Lien held by it in the Collateral under the Indenture or the Notes or otherwise in respect of the Obligations under the Notes.

The Intercreditor Agreement provides that any Senior-Priority Secured Indebtedness may be amended, restated, amended and restated, waived, supplemented, or otherwise modified in accordance with its terms, and any Senior-Priority Secured Indebtedness may be refinanced, in each case, without the consent of the Collateral Agent or any holder of Obligations under the Notes, all without affecting the Lien priorities provided for herein or the other provisions hereof.

Certain Bankruptcy and Other Limitations with Respect to the Collateral

The parties to the Intercreditor Agreement will expressly acknowledge it is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other bankruptcy law that shall be effective before, during, and after the commencement of any insolvency or liquidation proceeding. The relative rights as to the Collateral and proceeds thereof shall continue after the commencement of any insolvency or liquidation proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, the Issuer or any other obligor party to the Intercreditor Agreement. All references in the Intercreditor Agreement to the Issuer or such obligor shall include the Issuer or such obligor as a debtor-in-possession and any receiver or trustee for the Issuer or such obligor.

Until the Discharge of First Lien Obligations has occurred, if the Issuer or any other obligor shall be subject to any insolvency or liquidation proceeding, then the Collateral Agent, for itself and on behalf of each holder of Obligations under the Notes, agrees that (A) if the First Lien Collateral Agent shall desire to consent (or not object) to the sale, use, or lease of cash or other collateral or to consent (or not object) to the Issuer’s or any obligor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other bankruptcy law (“DIP Financing”), it will raise no objection to and will not otherwise contest such sale, use, or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by applicable provisions of the Intercreditor Agreement, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any First Lien Obligations are subordinated to or have the same priority as the Liens securing such DIP Financing, will subordinate (and will be deemed under the Intercreditor Agreement to have subordinated) its Liens in the Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Obligations under the Notes are so subordinated to Liens securing the First Lien Obligations under the Intercreditor Agreement, (B) it will raise no objection to and will not otherwise contest any motion for relief from the automatic stay or any other stay in any insolvency or liquidation proceedings or from any injunction against foreclosure or enforcement in respect of First Lien Obligations or the collateral securing the First Lien Obligations made by the First Lien Collateral Agent or any other holder of First Lien Obligations, (C) it will raise no objection to and will not otherwise contest any lawful exercise by any holder of First Lien Obligations of the right to credit bid First Lien Obligations at any foreclosure or other sale of collateral securing any First Lien Obligations, including pursuant to Section 363(k) of the Bankruptcy Code or any similar provision of any other bankruptcy law or other applicable law, (D) it will raise no objection to and will not otherwise contest any other request for judicial relief made in any court by any holder of First Lien Obligations relating to the lawful enforcement of any Lien on collateral securing any First Lien Obligations, (E) it will raise no objection to and will not otherwise contest any election made by the First Lien Collateral Agent or any other holder of First Lien Obligations of the application of Section 1111(b) of the Bankruptcy Code or any similar provision of any other bankruptcy law with respect to any of the Collateral, and (F) it will raise no objection to and will not otherwise contest or oppose any disposition (including pursuant to Section 363 of the Bankruptcy Code or any similar provision of any other bankruptcy law) of assets of the Issuer or any other obligor for or to which the First Lien Collateral Agent has consented or not objected that provides, to the extent such disposition is to be free and clear of Liens, that the Liens securing the First Lien Obligations and the Obligations under the Notes will attach to the proceeds of the sale on the same basis of priority as the Liens on the Collateral securing the First Lien Obligations rank to the Liens on the Collateral securing the Obligations under the Notes pursuant to the Intercreditor Agreement.

Until the Discharge of First Lien Obligations has occurred, the Collateral Agent, for itself and on behalf of each holder of Obligations under the Notes, agrees that none of them shall seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding or take any action in derogation thereof, in each case in respect of any Collateral, without the prior written consent of the First Lien Collateral Agent.

The Collateral Agent, for itself and on behalf of each holder of Obligations under the Notes, acknowledges and agrees that (a) the grants of Liens pursuant to the collateral documents with respect to the First Lien Obligations and the collateral documents with respect to the Obligations under the Notes constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Obligations under the Notes are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed, confirmed, or adopted in an insolvency or liquidation proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the holders of First Lien Obligations and the holders of Obligations under the Notes in respect of the Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then the Collateral Agent, for itself and on behalf of each holder of Obligations under the Notes, acknowledges and agrees that all distributions from the Collateral shall be made as if there were separate classes of senior and junior secured claims against the Issuer and the other obligors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the holders of Obligations under the Notes), the holders of First Lien Obligations shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, expenses, and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable under Section 506(b) of the Bankruptcy Code (or any similar provision of any other bankruptcy law) or otherwise in such insolvency or liquidation proceeding) before any distribution from the Collateral is made in respect of the Obligations under the Notes, with the Collateral Agent, for itself and on behalf of each holder of Obligations under the Notes, acknowledging and agreeing to turn over to the First Lien Collateral Agent amounts otherwise received or receivable by it to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the holders of Obligations under the Notes).

No holder of Obligations under the Notes (whether in the capacity of a secured creditor or an unsecured creditor) may propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement that is inconsistent with the priorities or other provisions of the Intercreditor Agreement. Without limiting the generality of the foregoing, other than with the prior written consent of the First Lien Collateral Agent, no holder of Obligations under the Notes (whether in the capacity of a secured creditor or an unsecured creditor) may vote in favor of any plan unless such plan (i) satisfies the First Lien Obligations in full in cash or (ii) is proposed or supported by the number of holders of First Lien Obligations required under Section 1126(c) of the Bankruptcy Code or any similar provision of any other bankruptcy law. In addition, if, in any insolvency or liquidation proceeding involving the Issuer or a Guarantor, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed, confirmed, or adopted in an insolvency or liquidation proceeding, on account of both the First Lien Obligations and the Obligations under the Notes, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Obligations under the Notes are secured by Liens upon the same assets or property, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations. See “Risk Factors—Risks Related to the Collateral—Rights of holders of the Notes in the Collateral may be adversely affected by bankruptcy proceedings, and holders may not be entitled to post-petition interest, fees, or expenses in any bankruptcy proceeding” and “Risk Factors—Risks Related to the Collateral—The value of the Collateral securing the Notes may not be sufficient to satisfy our obligations under the Notes.”

Subordination

The payment of principal of and interest, if any, on the Notes will be subordinated to the payment in full of all Senior Debt, including Senior Debt created, incurred, assumed, or guaranteed after the date of the Indenture. As of March 31, 2026, we had approximately $812.3 million of indebtedness that will rank contractually senior to the Notes.

“Senior Debt” will be defined in the Indenture as:

(1)

all Indebtedness of the Issuer or any of its Subsidiaries outstanding under all Credit Facilities, all Swap Contracts, all Treasury Management Arrangements, and all Obligations secured under the First Lien Intercreditor Agreement;

(2)	any other Indebtedness of the Issuer or any Subsidiary or Affiliate thereof that the Issuer expressly determines is senior to the Notes; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local, or other taxes owed or owing by the Issuer or any of its Subsidiaries or Affiliates;

(2)	any Indebtedness in the form of trade payables incurred under contracts for the purchase of goods or materials or for services obtained in the ordinary course of business; or

(3)	Indebtedness that is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of the Bankruptcy Code.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt), before the holders of Notes will be entitled to receive any payment with respect to the Notes (except that holders of Notes may receive and retain Permitted Junior Securities and payments made from any of the trusts created pursuant to the provisions described below under “—Satisfaction and Discharge” and “—Defeasance”), in the event of any distribution to creditors of the Issuer in:

(a)	a liquidation or dissolution of the Issuer;

(b)	a bankruptcy, reorganization, insolvency, receivership, or similar proceeding relating to the Issuer or its property;

(c)	an assignment for the benefit of creditors; or

(d)	any marshaling of the Issuer’s assets and liabilities.

Under the Indenture and the Intercreditor Agreement, the Issuer also may not make any payment or distribution to the Trustee or any holder in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any holder any Notes for cash or property if:

(1)	a payment default on Senior Debt occurs and is continuing;

(2)

any default or event of default under any Senior Debt would result from such payment or distribution under any covenant contained in such Senior Debt restricting payments on indebtedness (a “Contingent Default”); or

(3)

any other default occurs and is continuing on any series of Senior Debt that permits holders of that series of Senior Debt to accelerate its Stated Maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Issuer or the holders of any Senior Debt or their representative.

The Issuer may and will resume payments on and distributions in respect of the Notes and may acquire them beginning on the date on which such default is cured or waived or such payment or distribution can occur without resulting in a Contingent Default; provided that the Indenture otherwise permits such payment, distribution, or acquisition at the time of such payment, distribution, or acquisition.

If the Trustee or any holder of the Notes receives any payment of any Obligations with respect to the Notes when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the Trustee or the holder has actual knowledge that the payment is prohibited;

the Trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

So long as any Senior Debt remains outstanding, neither the Trustee nor the holders of Notes shall, without prior written consent of the holders of such Senior Debt:

(1)	exercise or seek to exercise any right or remedy with respect to a Default or an Event of Default, including any collection or enforcement right or remedy;

(2)	institute any action or proceeding against the Issuer or any of its assets, including, without limitation, any possession, sale, or foreclosure action or proceeding; or

(3)	contest, protest, or object to any enforcement proceeding or other action commenced under such Senior Debt.

The Trustee and the holders shall only be permitted to commence such enforcement proceedings upon the receipt of written consent from the holders of such Senior Debt or at such time as no Senior Debt remains outstanding

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation, reorganization, or similar proceeding relating to the Issuer or its property, holders of Notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of Notes may recover less ratably than trade creditors of the Issuer. See “Risk Factors—Risks Related to the Notes and this Offering—Your right to receive payment under the Notes is contractually subordinated to Senior Debt.”

Terms of the Notes

The Notes offered hereby will mature ten years from the date of initial issuance of such Notes, with Set Put Intervals of three, six, nine, twelve and/or eighteen months, in the aggregate principal amounts per Set Put Interval and interest payment method set forth in the table below. Interest on the Notes will accrue from and including the date of initial issuance at the rates set forth in the table below for each Set Put Interval and interest payment method. We will pay interest on the Notes either in cash (such Notes, “Cash Interest Notes”) or by compounding such interest daily from and including the date of initial issuance (such Notes, “Compound Interest Notes”). Interest on the Cash Interest Notes will accrue on the basis of a 360-day year consisting of twelve 30-day months and will be payable to holders of record monthly in arrears on the tenth day of each month or, if such day is not a Business Day, the immediately preceding Business Day. Interest on the Compound Interest Notes will accrue and compound daily from and including the date of initial issuance on the basis of a 365-day year and actual days elapsed.

When you purchase Notes, you will select an available interval in which you may request redemption as described below under the second paragraph under “—Mandatory Redemption; Repurchase at the Option of the Holders” and a related interest payment method and interest rate. Such intervals will span three, six, nine, twelve, or eighteen months (each, a “Set Put Interval”; the last day of each Set Put Interval being a “Set Put Date”). The Set Put Intervals, interest payment methods, interest rates, and aggregate principal amounts of the Notes offered hereby are set forth in the table below:

Set Put Interval	Interest Payment Method	Interest Rate	Aggregate Principal Amount
3 Months	Cash Interest	6.00%	$8,000,000
3 Months	Compound Interest	6.00%	$12,000,000
6 Months	Cash Interest	6.25%	$8,000,000
6 Months	Compound Interest	6.25%	$12,000,000
9 Months	Cash Interest	6.50%	$5,000,000
9 Months	Compound Interest	6.50%	$5,000,000
12 Months	Cash Interest	6.75%	$15,000,000
12 Months	Compound Interest	6.75%	$15,000,000
18 Months	Cash Interest	7.00%	$10,000,000
18 Months	Compound Interest	7.00%	$10,000,000

We will notify each holder no less than 30 and no more than 60 days prior to maturity of such holder’s Notes of the pending maturity, and such holder will be required to provide us with confirmation of the account details for payment of amounts owed at maturity. Notification will be provided to the email address for such holder then on file with the Issuer (or by such other means as the Issuer may determine), and we will post such notice on the holder’s account portal page. We will not be required to make such payment at maturity unless and until we receive such confirmation to our satisfaction (any failure to provide confirmation of account details, an “Account Confirmation Failure”). If an Account Confirmation Failure occurs and we elect not to make the required payment at maturity of such Notes, no Default or Event of Default shall occur or be deemed to occur as a result thereof, interest will cease to accrue on such Notes on the Stated Maturity of such Notes, and we will set aside an amount sufficient to pay all amounts due at the Stated Maturity of such Notes for one year (or such longer period as required by relevant state escheat laws). Following the end of such one-year period following the Stated Maturity of such Notes while an Account Confirmation Failure persists, we will no longer be required to make such payment and the relevant holder shall have forfeited such holder’s rights to payment of such amounts. See “Risk Factors—Risks Related to the Notes and this Offering—If an Account Confirmation Failure occurs, you may not receive payment at maturity and could forfeit your right to such payment entirely.”

Paying Agent and Registrar for the Notes

The Issuer will maintain a paying agent and registrar for the Notes in the United States. The Issuer will initially act as paying agent and registrar for the Notes. The Issuer may change the paying agent or registrar under the Indenture without prior notice to the holders, and any of the Issuer’s Subsidiaries or Affiliates may also act as paying agent or registrar in the future.

Upon written request from the Issuer, at any time when the Issuer is not the registrar, the registrar shall provide the Issuer with a copy of the register to enable the Issuer to maintain a register of the Notes at its registered office.

Optional Redemption

The Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, upon notice as described below, at a redemption price equal to the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of the redemption.

In the case of any partial redemption of the Notes, selection of the Notes for redemption will be made by the Issuer in its sole discretion, in which case the Issuer may determine to redeem some or all of certain Notes with specific maturities, interest payment methods, or interest rates, and may not redeem Notes pro rata. For example, the Issuer may elect in connection with maintaining compliance with certain covenants under the Fortress Credit Agreement to redeem only Notes with a Set Put Interval of three months. Furthermore, in such a scenario, the Issuer may elect to redeem Notes only from holders with the largest principal amount of Notes with a three-month Set Put Interval, and in the minimum amount sufficient to maintain compliance with the applicable covenants under the Fortress Credit Agreement. If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as, (x) at all times when the Issuer is the paying agent, the Issuer has paid the redemption price to the relevant holders, or (y) at all times when the Issuer is not the paying agent, the Issuer has deposited with the paying agent funds sufficient to pay the principal of and accrued and unpaid interest, if any, on the Notes to be redeemed.

Notices of redemption will be delivered at least five but not more than 60 days before the redemption date to each holder to be redeemed at its registered address or otherwise in accordance with the terms of the Indenture, except that redemption notices may be delivered more than 60 days prior to the redemption date if (a) the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture or (b) in the case of a redemption that is subject to one or more conditions precedent, the date of redemption is extended as permitted under the Indenture.

Any redemption of the Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent. The redemption date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Issuer’s discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, such notice of redemption may be extended, if such conditions precedent have not been satisfied or waived by the Issuer, by providing notice to the holders.

The Issuer or its Affiliates may at any time and from time to time purchase Notes. Any such purchases may be made through open-market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as the Issuer or any such Affiliates may determine.

Mandatory Redemption; Repurchase at the Option of the Holders

Subject to the provisions described above under “ —Security—Intercreditor Agreement” and “ —Subordination,” from the initial issuance of such Notes until the Set Put Date immediately preceding maturity of such Notes, a holder may require the Issuer to redeem all or a portion of such holder’s Notes (subject to minimum denomination of $1,000) on the Wednesday on or immediately preceding the applicable Set Put Date for such Notes, beginning with the first Set Put Date for the applicable Set Put Interval following the initial issuance of such Notes, at a price equal to 100% of the aggregate principal amount of such Notes, plus (i) with respect to Compound Interest Notes, accrued and unpaid interest thereon from, and including, the date of issuance to, but excluding, such repayment date, or (ii) with respect to Cash Interest Notes, the amount of interest that would have accrued on such Notes from, and including, the most recent interest payment date to, but excluding, the applicable Set Put Date; provided that the Issuer will not be required to redeem any Notes at any time when the Issuer or any of its Subsidiaries or Affiliates is prohibited by law or contract from doing so. A request for redemption on a Set Put Date must be given to the Issuer on the Issuer’s website at https://invest.phoenixenergy.com or through any other electronic or physical means acceptable to the Issuer in its sole discretion at least 30 calendar days but no more than 45 calendar days prior to the next succeeding Set Put Date. If the Issuer does not receive notice from a holder by such date, the Issuer will be under no obligation to redeem such holder’s Notes in accordance with this provision on the next succeeding Set Put Date and the Notes will remain outstanding. If the payment date with respect to a Set Put Date is not a Business Day, the Issuer will make payment on the next succeeding Business Day, and no additional interest will accrue as a result. The Issuer intends to notify holders of the specific Set Put Dates for such holder’s Notes and/or make available a schedule of remaining Set Put Dates electronically, via email and/or by posting on the holder’s account portal page. However, the Issuer will be under no obligation to make such notification or to post such information. Holders will be notified of the first Set Put Date and the first day of the initial Set Put Interval when notified of the closing date for their subscription. See “Plan of Distribution—Offering Process.”

Subject to the provisions described above under “ —Security—Intercreditor Agreement” and “ —Subordination,” each holder of a Note may request, in whole at any time and in part from time to time, by written notice to the Issuer, that the Issuer redeem such holder’s Notes at a redemption price equal to 95.0% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption; provided that the Issuer will not be required to redeem any Notes at any time when the Issuer or any of its Subsidiaries or Affiliates is prohibited by law or contract from doing so; provided further that the Issuer will not be required to redeem Notes in an amount that exceeds, in any calendar year, 10.0% of the aggregate principal amount of the Notes issued and outstanding as of the first day of the calendar quarter in which such request is made (the “10% Limit”). The terms of the Registered Unsecured Notes, the Reg D/Reg A Bonds, the Exchange Notes, and the Adamantium Securities contain mandatory redemption provisions providing the holders thereof with the ability to request redemption of their bonds at any time prior to maturity at a price equal to 100% (with respect to the Adamantium Secured Note), 90% (with respect to the Senior Reg D Bonds), or 95% (with respect to the Registered Unsecured Notes, the Adamantium Bonds, the Reg A Bonds, the Subordinated Reg D Bonds, and the Exchange Notes) of the principal amount being redeemed. The amount of such redemption is limited (i) on an annual basis to 10% of the aggregate principal amount of Registered Unsecured Notes, Adamantium Bonds, Reg A Bonds, Subordinated Reg D Bonds, or Exchange Notes, as applicable, then issued and outstanding and (ii) $5.0 million in aggregate principal amount of the Adamantium Secured Note in any 12-month period. No amounts redeemed under such debt will count towards the 10% Limit under the Notes. Furthermore, the principal amount of any Notes requested for redemption by, and redeemed from, our directors, our executive officers, or their respective family members (an “executive redemption request”) during any calendar year will not be included in calculating the 10% Limit with respect to any other holder (a “non-executive redemption request”) for such calendar year; however, such redemptions will be included in calculating the 10% Limit with respect to an executive redemption request. As a result, in no circumstance will an executive redemption request decrease the 10% Limit with respect to a non-executive redemption request, but a non-executive redemption request will decrease the 10% Limit with respect to an executive redemption request. For example, if the 10% Limit at the time of a redemption request is $10.0 million, and an executive redemption request is made for $7.5 million aggregate principal amount of Notes and such Notes are redeemed by the Issuer, the 10% Limit remains at $10.0 million for any non-executive redemption requests; however, the 10% Limit for a subsequent executive redemption request would become $2.5 million. Conversely, if the 10% Limit at the time of a redemption request is $10.0 million, and a non-executive redemption request is made for $7.5 million aggregate principal amount of Notes and such Notes are redeemed by the Issuer, the 10% Limit for a subsequent redemption request, whether an executive redemption request or a non-executive redemption request, would become $2.5 million. Therefore, we may be required to purchase up to 20% of the then-outstanding Notes pursuant to the 10% Limit in any calendar year to the extent that executive redemption requests made prior to any non-executive redemption request reach the 10% Limit in such calendar year and subsequent non-executive redemption requests also reach the 10% Limit in such calendar year.

If required by the foregoing or otherwise permitted by the Issuer, in its sole discretion, the Issuer will redeem such Notes on a date to be determined by the Issuer that is no earlier than one and no later than 120 days from the date the Issuer receives written notice from the holder.

If the Issuer is prohibited by law or contract (including the terms of our indebtedness) from redeeming Notes, or the 10% Limit limits a holder’s ability to have its Notes redeemed, the holder may have to hold its Notes to maturity. Redemption requests for the Notes will be processed in the order they are received by the Issuer without regard to date of issuance or Set Put Interval of the Notes for which redemption has been requested. Except as set out in the preceding sentence with respect to redemption requests for the Notes relative to other redemption requests for the Notes, we intend to process redemption requests for any holder of our debt securities, regardless of which tranche of debt such holder holds, in the order in which such request is received, and do not intend to prioritize redemption requests under the Registered Unsecured Notes, the Reg D/Reg A Bonds, the Adamantium Securities, or the Exchange Notes over redemption requests under the Notes, or vice versa; however, we are not obligated to do so and may, in the future, determine to honor redemption requests as among the tranches of our debt securities under different criteria, whether prioritizing near-term maturities, higher interest rates, specific interest payment methods, or otherwise. Any such determination will be made in our sole discretion. As a result, redemption requests for the Notes may receive lower priority as compared to redemption requests for our other debt securities. The Issuer also may not be able to pay you the required price for Notes you present to the Issuer at the time of a mandatory redemption because:

•	the Issuer may not have enough funds at that time; or

•	the terms of the Issuer’s Indebtedness (including as described under “—Subordination”) may prevent it from making such payment.

The Issuer will not otherwise be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Issuer will also not be required to offer to purchase any Notes with the proceeds of asset sales, in the event of a change of control, or otherwise. See “Risk Factors—Risks Related to the Notes and this Offering—Your right to receive payment under the Notes is contractually subordinated to Senior Debt” and “Risk Factors—Risks Related to the Notes and this Offering—Holders of Notes will have a limited right to require us to redeem their Notes, and we may not be able to repurchase such Notes when requested.”

Covenants

Set forth below are summaries of certain covenants contained in the Indenture. The terms of the Notes and the Indenture do not otherwise contain financial maintenance covenants or covenants that otherwise limit the ability of the Issuer or any of its Subsidiaries or Affiliates to take actions that may negatively impact your investment, such as: incurring Indebtedness; paying dividends or making other distributions in respect of, or repurchasing or redeeming, capital stock; prepaying, redeeming, or repurchasing Indebtedness; issuing preferred stock or similar equity securities; making loans and investments; selling or otherwise disposing of assets; incurring liens; entering into transactions with affiliates; or entering into agreements restricting Subsidiaries’ ability to pay dividends. See “Risk Factors—Risks Related to the Notes and this Offering—The terms of the Indenture and the Notes will not necessarily restrict our ability to take actions that may impair our ability to pay interest on and principal of the Notes.”

Reports and Other Information

The Indenture will provide that so long as any Notes are outstanding, the Issuer will deliver to the Trustee within 15 days after it files them with the SEC copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Issuer will also comply with the other provisions of Section 314(a) of the Trust Indenture Act. Reports, information, and documents filed with the SEC via the EDGAR system (or any successor system) will be deemed to be delivered to the Trustee at the time of such filing via EDGAR (or any successor system).

Delivery of reports, information, and documents to the Trustee is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants contained in the Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Consolidation, Merger, and Sale of Assets

The Issuer may not consolidate with or merge with or into, or convey, transfer, or lease all or substantially all of its properties and assets to any Person (a “successor person”) unless:

•

the Issuer is the surviving entity or the successor person (if other than the Issuer) is a corporation, partnership, trust, or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the Issuer’s obligations on the Notes and under the Indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the above, any of the Issuer’s Subsidiaries or Affiliates may consolidate with, merge into, or transfer all or part of its properties to the Issuer.

Events of Default

An “Event of Default” will be defined in the Indenture as:

(1)	a default in the payment of interest on any Note when due, continued for 60 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon acceleration, or otherwise, continued for 60 days;

(3)

the failure by the Issuer to comply for 120 days after receipt of written notice referred to below with any of its obligations, covenants, or agreements (other than a Default referred to in clause (1) or (2) above) contained in the Notes or the Indenture; and

(4)	certain voluntary or involuntary events of bankruptcy, insolvency, or reorganization of the Issuer.

Except as described below, the foregoing will constitute Events of Default, whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body. The occurrence of certain Defaults or Events of Default or an acceleration under the Indenture may constitute an event of default under certain of our other Indebtedness. See the section of this prospectus entitled “Risk Factors—Risks Related to the Notes and this Offering—Your right to receive payment under the Notes is contractually subordinated to Senior Debt” and the section of our 2025 Annual Report entitled “Risk Factors—Risks Related to Our Indebtedness—The terms of our outstanding indebtedness restrict, and the terms of future indebtedness we may incur may restrict, our current and future operations, particularly our ability to respond to changes in the economy or our industry or to take certain actions, which could harm our long-term interests.”

No Event of Default under clause (1) or (2) of the second preceding paragraph with respect to a particular Note will constitute an Event of Default with respect to any other Notes. A Default under clause (3) of the second preceding paragraph will not constitute an Event of Default until the Trustee or the holders of at least a majority in aggregate principal amount of outstanding Notes notify the Issuer in writing of the Default and such Default is not cured within the time specified in clause (3) of the second preceding paragraph after receipt of such notice. If the Issuer fails because of the provisions set forth above under “—Subordination” to pay the principal of and accrued unpaid interest, if any, on a Note when due, such failure shall not constitute a Default or Event of

Default. Furthermore, if the Issuer fails because of the provisions set forth under “ —Security—Intercreditor Agreement” to comply with the Loan-to-Value Ratio, such failure shall not constitute a Default or Event of Default.

Subject to the provisions described above under “ —Security—Intercreditor Agreement” and “—Subordination,” if an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency, or reorganization of the Issuer) occurs and is continuing, then the Trustee or the holders of not less than a majority in aggregate principal amount of the outstanding Notes may, by a notice in writing to the Issuer (and to the Trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all outstanding Notes. Subject to the provisions described above under “ —Security—Intercreditor Agreement” and “—Subordination,” in the case of an Event of Default resulting from certain events of bankruptcy, insolvency, or reorganization of the Issuer, the principal of and accrued and unpaid interest, if any, on all outstanding Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding Notes. The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all of the Notes, waive, rescind, cancel, and annul any declaration of an existing or past Default or Event of Default and its consequences under the Indenture and the Notes, including an acceleration, if such waiver, rescission, cancellation, or annulment would not conflict with any judgment or decree (except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration), which may be waived, rescinded, canceled, or annulled by the holder of such Note). Upon any such waiver, rescission, cancellation, or annulment of a Default or Event of Default, any such Default or Event of Default shall cease to exist, and any Event of Default arising from any such Default shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

The Indenture will provide that the Trustee may refuse to perform any duty or exercise any of its rights or powers under the Indenture unless the Trustee receives indemnity satisfactory to it against any cost, liability, or expense that might be incurred by it in performing such duty or exercising such right or power. Subject to certain rights of the Trustee and the provisions described above under “ —Security—Intercreditor Agreement” and “—Subordination,” the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

Subject to the provisions described above under “ —Security—Intercreditor Agreement” and “—Subordination,” no holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Notes or the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Notes or the Indenture, unless:

•	that holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes; and

•

the holders of not less than a majority in aggregate principal amount of the outstanding Notes have made a written request, and offered indemnity or security satisfactory to the Trustee, to the Trustee to institute the proceeding as trustee, and the Trustee has not received from the holders of not less than a majority in principal amount of the outstanding Notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Subject to the other provisions of the Indenture, including the provisions described above under “—Subordination,” and the provisions described under “ —Security—Intercreditor Agreement,” the holder of any Note will have an absolute and unconditional right to receive payment of the principal of and any interest on that Note on or after the due dates expressed in that Note and to institute suit for the enforcement of payment.

The Indenture will require the Issuer, within 120 days after the end of its fiscal year, to furnish to the Trustee a statement as to compliance with the Indenture. If a Default or Event of Default occurs and is continuing with respect to the Notes and if a responsible officer of the Trustee has received notice of such Default or Event of Default, the Trustee shall mail to each holder of Notes notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the Trustee has received notice of such Default or Event of Default. The Indenture will provide that the Trustee may withhold notice to the holders of Notes of any Default or Event of Default (except in payment on such holder’s Notes) with respect to such Notes if the Trustee determines in good faith that withholding notice is in the interest of the holders of those Notes. The Issuer will provide the Trustee written notice of any Default or Event of Default within 30 days of any Officer becoming aware of the occurrence of such Default or Event of Default (unless such Default or Event of Default has been cured or waived within such 30-day time period), which notice will describe in reasonable detail the status of such Default or Event of Default and what action the Issuer is taking or proposes to take in respect thereof.

Modification and Waiver

The Issuer, the Trustee, and, if applicable, the Collateral Agent, may modify, amend, or supplement the Indenture, the Notes, the Security Documents, or the Intercreditor Agreement without the consent of any holder of any Notes:

•	to cure any ambiguity, omission, mistake, defect, or inconsistency;

•

to conform the text of the Indenture (including any supplemental indenture or other instrument pursuant to which additional Notes are issued), the Notes, the Security Documents, or the Intercreditor Agreement to this “Description of Notes” in this prospectus or any provision of a prospectus supplement intended to supplement this “Description of Notes” or, with respect to any additional Notes and any supplemental indenture or other instrument pursuant to which such additional Notes are issued, to the “Description of Notes” relating to the issuance of such additional Notes or any provision of a prospectus supplement intended to supplement such “Description of Notes,” solely to the extent that such “Description of Notes” provides for terms of such additional Notes that differ from the terms of the Notes offered hereby;

•

to comply with the covenant in the Indenture described above under the heading “ —Covenants—Consolidation, Merger, and Sale of Assets” or to otherwise provide for the assumption by a successor Person of the obligations of the Issuer under the Indenture and the Notes, or to add a co-issuer;

•	to provide for uncertificated securities in addition to or in place of certificated securities, or to provide for global Notes;

•	to add or release guarantees with respect to Notes;

•

to make, complete, or confirm (i) any grant of Collateral permitted or required by the Indenture, the Security Documents, or the Intercreditor Agreement, or (ii) any release of Collateral pursuant to the terms of the Indenture (including compliance with the Loan-to-Value Ratio), the Security Documents, or the Intercreditor Agreement;

•	to surrender any of the Issuer’s rights or powers under the Indenture and/or the Notes;

•	to add covenants or events of default for the benefit of the holders of Notes;

•	to comply with the applicable procedures of any applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of Notes in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of Notes as permitted by the Indenture;

•	to secure additional extensions of credit and add additional secured creditors holding other Indebtedness;

•

to make any amendment to the provisions of the Indenture relating to the transfer of the Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes;

•

to effect the appointment of a successor trustee or collateral agent with respect to the Notes and to add to or change any of the provisions of the Indenture, the Security Documents, or the Intercreditor Agreement to provide for or facilitate administration by a successor trustee, a successor collateral agent, and/or more than one trustee and/or collateral agent;

•

to add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of the issue, authentication, and delivery of the Notes (prior to issuance thereof), in each case, as set forth in the Indenture; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

The Issuer, the Trustee, and, if applicable the Collateral Agent, may also modify and amend the Indenture, the Security Documents, the Intercreditor Agreement or the Notes with the consent of the holders of at least a majority in principal amount of the outstanding Notes affected by the modifications or amendments (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes affected by such waiver (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, any Notes). The Issuer may not make any modification, amendment, or waiver to the Indenture or the Notes without the consent of the holders of each affected Note then outstanding (including, for the avoidance of doubt, any Notes held by Affiliates) if that modification, amendment, or waiver will (with respect to any Notes held by a non-consenting holder):

•	reduce the percentage of the aggregate principal amount of Notes whose holders must consent to an amendment, supplement, or waiver;

•	reduce the rate or extend the time for payment of interest (including defaulted interest) on any Note;

•	reduce the principal of or change the Stated Maturity of any Note;

•

waive a Default in the payment of the principal of or interest on any Note (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then-outstanding Notes and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest on any Note payable in currency other than that stated in such Note; or

•

make any change to certain provisions of the Indenture relating to, among other things, the right of holders of Notes to receive payment of the principal of and interest on those Notes and to institute suit for the enforcement of any such payment and to waivers or amendments.

Additionally, any amendment, supplement, modification, or waiver to the subordination provisions of the Indenture will require the consent of the holders of the Senior Debt or their representatives if that amendment, supplement, modification, or waiver is adverse to the interests of the holders of Senior Debt or their representatives.

It will not be necessary under the Indenture or the Notes for holders to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A Note does not cease to be outstanding because the Issuer or any Affiliate of the Issuer holds the Note; provided that, in determining whether the holders of the requisite majority of outstanding Notes have given any request, demand, authorization, direction, notice, consent, or waiver under the Indenture and/or the Notes, Notes owned by the Issuer or any Affiliate of the Issuer shall be disregarded and deemed not to be outstanding if such ownership is actually known by a responsible officer of the Trustee.

No Personal Liability of Directors, Officers, Employees, or Securityholders

None of the past, present, or future managers, managing directors, directors, officers, employees, incorporators, or securityholders of the Issuer or any Subsidiary or Affiliate of the Issuer, as such, will have any liability for any of the Issuer’s obligations under the Notes, the Indenture, the Security Documents, or the Intercreditor Agreement, or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a Note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the Notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Transfer

Under the terms of the Indenture, no holder may transfer Notes without the prior written consent of the Issuer, which may be given or rejected in the Issuer’s sole discretion and determined on an ad hoc basis. A holder may request to transfer all or a portion of its Notes by submitting its request in writing to the Issuer no earlier than 10 Business Days and no later than five Business Days prior to the requested transfer date (which date must be a Business Day). Such request must include (i) the name of the holder, (ii) the Note(s) to be transferred, (iii) the identity of the transferee, and (iv) a completed subscription agreement by the transferee in a form satisfactory to the Issuer. The Issuer will use commercially reasonable efforts to respond to any such request prior to the Business Day immediately preceding the requested transfer date. The Issuer may request additional information regarding the transfer, the transferor, and the transferee as it desires in its sole discretion prior to determining whether to approve of the requested transfer. If a transfer of Notes is consented to in writing by the Issuer, a holder may not transfer any Note until the registrar has received, among other things, appropriate endorsements and transfer documents and any taxes and fees required by law or permitted by the Indenture. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture, the Notes, and any related guarantees, the Security Documents and the Intercreditor Agreement will be discharged and will cease to be of further effect, and any Collateral then securing the Notes shall be released (except as to surviving rights of registration of transfer or exchange of Notes and certain rights, indemnities, and immunities of the Trustee or, as applicable, the Collateral Agent, as expressly provided for in the Indenture), as to all outstanding Notes when:

(1)

either (a) all of the Notes theretofore authenticated and delivered (except lost, stolen, or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of a full redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has deposited or caused to be deposited with the Trustee (in a manner that is not revocable by the Issuer or any of its Affiliates) money or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer has paid all other sums then due and payable under the Indenture; and

(3)	the Issuer has delivered to the Trustee a certificate stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

Legal Defeasance. The Indenture will provide that the Issuer and any guarantors of the Notes may be discharged from any and all obligations in respect of any or all Notes and related guarantees (subject to certain exceptions) and cure all then-existing Defaults and Events of Default (“legal defeasance”). We will be so discharged upon the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of and interest on such Notes on the Stated Maturity of those payments in accordance with the terms of the Indenture and those Notes.

This discharge may occur only if, among other things, the Issuer has delivered to the Trustee an opinion of counsel stating that the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case, to the effect that, and based thereon such opinion shall confirm that, the holders of such Notes will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of the deposit, defeasance, and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred. If the Issuer exercises its legal defeasance option, any Liens and guarantees, as they pertain to the Notes, will be released. The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

Defeasance of Certain Covenants. The Indenture will provide that, upon compliance with certain conditions:

•

the Issuer may omit to comply with the covenant described under the heading “ —Covenants—Consolidation, Merger, and Sale of Assets,” and certain other covenants set forth in the Indenture, including compliance with the Loan-to-Value Ratio;

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the Notes (“covenant defeasance”); and

•	any Liens and guarantees, as they pertain to the Notes, will be released.

The conditions include:

•

depositing with the trustee money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of and interest on such Notes on the Stated Maturity of those payments in accordance with the terms of the Indenture and such Notes; and

•

delivering to the Trustee an opinion of counsel to the effect that the holders of such Notes will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing; notices personally delivered will be deemed given at the time delivered by hand; notices given by facsimile or email will be deemed given when sent; and notices given by overnight air courier guaranteeing next day delivery will be deemed given the next Business Day after timely delivery to the courier.

Concerning the Trustee and the Collateral Agent

Odyssey Transfer and Trust Company will be the Trustee and the Collateral Agent under the Indenture.

The Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, or resign.

The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs.

Neither the Trustee nor the Collateral Agent shall be liable or responsible for, and make no representation as to the existence, genuineness, value, or protection of, any Collateral, for the legality, validity, effectiveness, enforceability, or sufficiency of any security document or for the creation, perfection, maintenance, priority, sufficiency, or protection of any Liens securing the Notes. Neither the Trustee nor the Collateral Agent shall be liable or responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection or priority of any Lien or security interest in the Collateral.

Where the Indenture requires delivery of a certificate or opinion in connection with any request or application to the Trustee or Collateral Agent to take or refrain from taking any action thereunder, the Trustee or Collateral Agent, as applicable, may, in its sole discretion, waive or amend such requirement.

By their acceptance of the Notes, the holders of the Notes will be deemed to have authorized and directed the Trustee and the Collateral Agent, as applicable, to enter into and to perform the Intercreditor Agreement, the Security Documents, and any amendments or supplements thereto permitted by the Indenture.

Governing Law

The Indenture will provide that it and the Notes, including any claim or controversy arising out of or relating thereto, will be governed by and construed in accordance with the laws of the State of New York. Any security documents will be governed by, and construed in accordance with, the laws of the State of New York; however, the mortgages will be governed by, and construed in accordance with, the laws of the state in which the applicable property is located.

The Indenture will provide that the Issuer, the Trustee, the Collateral Agent, and the holders of the Notes (by their acceptance of the Notes) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes, or the transactions contemplated thereby.

The Indenture will provide that any legal suit, action, or proceeding arising out of or based upon the Indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case, located in the City of New York, and the Issuer, the Trustee, the Collateral Agent, and the holders of the Notes (by their acceptance of the Notes) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action, or proceeding. The Indenture will further provide that service of any process, summons, notice, or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the Indenture will be effective service of process for any suit, action, or other proceeding brought in any such court. The Indenture will further provide that the Issuer, the Trustee, the Collateral Agent, and the holders of the Notes

(by their acceptance of the Notes) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action, or other proceeding has been brought in an inconvenient forum.

Certain Definitions

“10% Limit” has the meaning given to it in “—Mandatory Redemption; Repurchase at the Option of the Holders.”

“Account Confirmation Failure” has the meaning given to it in “—Terms of the Notes.”

“Adamantium” has the meaning given to it in “—Ranking.”

“Adamantium Bonds” has the meaning given to it in “—Ranking.”

“Adamantium Debt” has the meaning given to it in “—Ranking.”

“Adamantium Loan Agreement” has the meaning given to it in “—Ranking.”

“Adamantium Secured Note” has the meaning given to it in “—Ranking.”

“Adamantium Securities” has the meaning given to it in “—Ranking.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.

“Allocable Amount” has the meaning given to it in “—Security—Loan-to-Value Ratio.”

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member, managing member, or other governing body of such Person or, if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member, managing member, or other governing body of such entity or general partner, or, in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Business Day” means a day other than a Saturday, Sunday, or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under the Indenture, the place of payment.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the notes thereto) in accordance with GAAP.

“Cash Interest Notes” has the meaning given to it in “—Terms of the Notes.”

“Compound Interest Notes” has the meaning given to it in “—Terms of the Notes.”

“Collateral” has the meaning given to it in “—Security—Collateral Generally.”

“Collateral Agent” has the meaning given to it in “—General.”

“Contingent Default” has the meaning given to it in “—Subordination.”

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“covenant defeasance” has the meaning given to it in “—Defeasance.”

“Credit Facilities” means one or more debt facilities (including, without limitation, the Fortress Credit Agreement), indentures, or commercial paper facilities, in each case, with banks or other institutional lenders, accredited investors, or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise), or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“December 2022 506(c) Bonds” has the meaning given to it in “—Ranking.”

“Default” means any event which is, or after notice, passage of time, or both would be, an Event of Default.

“DIP Financing” has the meaning given to it in “—Security—Intercreditor Agreement.”

“Equity Interests” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning given to it in “ —Events of Default.”

“Exchange Notes” has the meaning given to it in “—Ranking.”

“First Lien Collateral Agent” has the meaning given to it in “—Security—Intercreditor Agreement.”

“First Lien Intercreditor Agreement” means that certain first lien intercreditor agreement described in the Intercreditor Agreement, under which, as of the date hereof, the Fortress Credit Agreement and certain Swap Contracts are secured on a senior basis and under which, in the future, other obligations may become secured on a senior basis, as the same may be amended or supplemented from time to time.

“Fortress Credit Agreement” has the meaning given to it in “ —Ranking.”

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Indebtedness” means, with respect to any Person, without duplication:

(1)

the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments, or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, (d) in respect of Capitalized Lease Obligations, or (e) representing any Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the notes thereto) of such Person prepared in accordance with GAAP;

(2)

to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person).

“Indenture” has the meaning given to it in “—General.”

“Intercreditor Agreement” has the meaning given to it in “—Security—Intercreditor Agreement.”

“Issuer” has the meaning given to it in “—General.”

“legal defeasance” has the meaning given to it in “—Defeasance.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded, or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loan-to-Value Ratio” has the meaning given to it in “—Security—Loan-to-Value Ratio.”

“LTV Deficiency Event” has the meaning given to it in “—Security—Loan-to-Value Ratio.”

“Minimum Purchase Amount” has the meaning given to it in “—General.”

“Notes” has the meaning given to it in “—General.”

“Obligations” means any principal, interest (including any interest, fees, or expenses accruing subsequent to the filing of a petition in an insolvency, liquidation, or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, or expenses are an allowed claim under applicable state, federal, or foreign law), premium, penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages, and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, or President, or any Vice President, Treasurer, Controller, Secretary, or the Assistant Secretary (or any Person serving the equivalent function of any of the foregoing) of such Person (or of any direct or indirect parent, general partner, managing member, or sole member of such Person), or any individual designated as an “Officer” for purposes of the Indenture by the Board of Directors of such Person (or the Board of Directors of any direct or indirect parent, general partner, managing member, or sole member of such Person).

“Officer’s Certificate” means a certificate signed on behalf of the Issuer or any direct or indirect parent of the Issuer by an Officer of the Issuer or such parent entity that meets the requirements set forth in the Indenture.

“Payment Blockage Notice” has the meaning given to it in “—Subordination.”

“Permitted Junior Securities” means:

(1)	Equity Interests in the Issuer; and

(2)

debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under the Indenture.

“Permitted Liens” means any Liens on the Collateral that do not secure Indebtedness pursuant to clause (1)(a), (b), or (d) of the definition thereof.

“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof), or other entity.

“Phoenix Equity” means Phoenix Equity Holdings, LLC, a Delaware limited liability company and the holder of 100% of the common equity interests of the Issuer.

“PhoenixOp” has the meaning given to it in “—Ranking.”

“Reg A Bonds” has the meaning given to it in “—Ranking.”

“Reg D Bonds” has the meaning given to it in “—Ranking.”

“Reg D/Reg A Bonds” has the meaning given to it in “—Ranking.”

“Registered Unsecured Notes” has the meaning given to it in “—Ranking.”

“Regulation A” means Regulation A promulgated under the Securities Act.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Debt” has the meaning given in “ —Subordination.”

“Security Documents” means all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust, security deeds, deeds to secure debt, deeds of trust, hypothecs, hypothecations, collateral agency agreements, debentures, or other instruments or other pledges, grants, or transfers for security or agreements related thereto executed and delivered by the Issuer creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC) in favor of the Collateral Agent on behalf of the Trustee and the Holders to secure the Notes, in each case, as amended, modified, renewed, restated, supplemented, or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described in “—Security”.

“Senior Phoenix Bonds” means the Reg D/Reg A Bonds that are not Subordinated Reg D Bonds and the Exchange Notes.

“Senior-Priority Secured Debt” has the meaning given to it in “—Security—Collateral Generally.”

“Senior Reg D Bonds” has the meaning given to it in “—Ranking.”

“Series A Preferred Shares” means the Series A Cumulative Redeemable Preferred Shares of the Issuer offered pursuant to the Issuer’s offering statement on Form 1-A, initially filed with the SEC on June 26, 2025, and initially qualified by the SEC on August 27, 2025.

“Set Put Date” has the meaning given to it in “—Terms of the Notes.”

“Set Put Interval” has the meaning given to it in “—Terms of the Notes.”

“Stated Maturity” means, when used with respect to any Note, the date specified in such Note as the fixed date on which the principal of such Note is due and payable in cash.

“Subordinated Reg D Bonds” has the meaning given to it in “—Ranking.”

“Subsidiary” of any specified Person means: (1) any corporation, association, or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof; or (2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity, and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof, whether in the form of membership, general, special, or limited partnership interests or otherwise, and (b) such person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“successor person” has the meaning given to it in “ —Covenants—Consolidation, Merger, and Sale of Assets.”

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, and other cash management services.

“Trust Indenture Act” has the meaning given to it in “—General.”

“Trustee” has the meaning given to it in “—General.”

“UCC” means the Uniform Commercial Code as the same may be from time to time in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations relevant to the purchase, ownership, and disposition of the Notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case, in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of the Notes.

This discussion is limited to holders who hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the Notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the Notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the Notes as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement.

This summary assumes that the Notes are sold to unrelated parties and properly treated as debt for U.S. federal income tax purposes. If an entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding the Notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Additional Payments

All or a portion of the Notes may be subject to mandatory redemption at par plus accrued and unpaid interest and additional amounts, if any. We intend to take the position that the foregoing should not cause the Notes to be treated as contingent payment debt instruments under the applicable Treasury Regulations. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged our position, and the Notes were treated as contingent payment debt instruments, U.S. Holders would be required to accrue interest income at a rate higher than their yield to maturity, regardless of the holder’s method of accounting, and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement, or redemption of a Note. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments. U.S. Holders are urged to consult their tax advisors regarding the potential application to the Notes of the contingent payment debt instrument rules and the consequences thereof.

Payments of Qualified Stated Interest

Payments of “qualified stated interest” on a Note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. It is expected, and the following discussion assumes, that stated interest on the Cash Interest Notes (fixed on or before the issuance of such Cash Interest Notes) will be qualified stated interest. However, none of the stated interest on the Compound Interest Notes will be qualified stated interest.

Original Issue Discount

If the issue price (as defined above) of the Cash Interest Notes is less than their principal amount payable at maturity by an amount equal to or greater than a statutorily defined de minimis amount (generally 1/4 of 1% of the Cash Interest Notes’ stated redemption price at maturity multiplied by the number of complete years to maturity from its issue date), the Cash Interest Notes will be treated as being issued with OID in an amount equal to such difference for U.S. federal income tax purposes.

The Compound Interest Notes will be treated as being issued with OID for U.S. federal income tax purposes because stated interest on the Compound Interest Notes will be paid in the form of an increase in the principal amount of the Compound Interest Notes. The Compound Interest Notes will be issued with OID in an amount equal to the excess of the sum of all principal and interest payments provided by the Compound Interest Notes over the issue price of the Compound Interest Notes.

U.S. Holders must include OID in gross income (as ordinary income) as it accrues (on a constant yield to maturity basis), in advance of the receipt of cash attributable to that income irrespective of their regular method of accounting. However, U.S. Holders generally will not be required to include separately in income cash payments of previously accrued OID. The amount of OID includible in gross income by a U.S. Holder in any taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during that taxable year on which the U.S. Holder holds the Note. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period, subject to the possible adjustments described below, will be an amount equal to the product of the Note’s “adjusted issue price” at the beginning of the accrual period and its yield to maturity (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period) reduced by qualified stated interest paid or accrued for such period. OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a Note as of the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments previously made on the Note, other than payments of qualified stated interest. The “yield to maturity” of the Notes is the discount rate that, when used in computing the present value (as of the Issue Date) of all principal and interest payments to be made on the Notes, produces an amount equal to the issue price of the Notes.

Payments of stated interest on Compound Interest Notes will not be treated as payments of interest on the Compound Interest Notes for U.S. federal income tax purposes. Instead, any stated interest paid on Compound Interest Notes will be treated together with the Compound Interest Notes as a single note for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement, or other taxable disposition of a Note. The amount of such gain or loss will generally equal the difference between the amount received for the Note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount the U.S. Holder paid for the Note, increased by the amount of any OID previously included in income with respect to the Note and decreased by the amount of any cash payments other than payments of qualified stated interest previously made on the Note. Although not free from doubt, when we pay stated interest on a Compound Interest Note by increasing the principal amount of such Compound Interest Note, a U.S. Holder’s adjusted tax basis in the Compound Interest Note would likely be allocated pro rata to all of the principal amount of the Compound Interest Note including the increased amount. A U.S. Holder’s holding period in such Compound Interest Note would remain identical with respect to all of the principal amount of such Compound Interest Note including the increased amount. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding with respect to payments on a Note, accrual of OID on a Note, or proceeds from the sale or other taxable disposition of a Note (including a redemption or retirement of a Note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability; provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Interest and OID

Interest paid on a Note to a Non-U.S. Holder (for this purpose, including any OID accrued with respect to a Non-U.S. Holder), in each case, that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty); provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of our capital or profits;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either: (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address (generally on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation)); (2) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder such a statement and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its Note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) which has received such a statement from the non-U.S. Holder and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be still entitled to a reduction in or an exemption from withholding on such interest if it qualifies for the benefits of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement, or other taxable disposition of a Note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Interest and OID”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States); provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest (including OID) generally will not be subject to backup withholding; provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Interest and OID.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a Note (including a retirement or redemption of the Note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a Note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability; provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest (or accrual of OID) on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a Note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a Note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a Note, certain proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Notes.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and, in certain instances, holding of the Notes, or any interest therein, by (i) employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans described in Section 4975 of the Code which are subject to Section 4975 of the Code (including an individual retirement account (“IRA”)) or provisions under other U.S. or non-U.S. federal, state, local, or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account, or arrangement (each of clauses (i), (ii) and (iii), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

When considering an investment in the Notes, or any interest therein, with the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, and any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code, and any applicable Similar Laws.

Plan fiduciaries should consider the fact that neither we nor any of our affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase and/or hold the Notes, or any interest therein. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to such decision to purchase the Notes, or any interest therein.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and may result in the disqualification of an IRA. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code.

The acquisition and/or holding of the Notes, or any interest therein, by a Covered Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class, or individual prohibited transaction exemption. Included among these statutory exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempt certain transactions (including, without limitation, a sale and purchase of securities) between a Covered Plan and a party in interest so long as (i) such party in interest is treated as such solely by reason of providing services to the Covered Plan, (ii) such party in interest is not a fiduciary that renders investment advice, or has or exercises discretionary authority or control, with respect to the plan assets involved in such transaction, or an affiliate of any such person, and (iii) the Covered Plan neither receives less than nor pays more than “adequate consideration” (as defined in such Sections) in connection with such transaction. In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the Notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Government plans, foreign plans, and certain church plans, while not subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring the Notes, or any interest in the Notes.

Because of the foregoing, the Notes, or any interest in the Notes, should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a nonexempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

Accordingly, by its acceptance of a Note, or any interest therein, each purchaser and holder of a Note, or interest therein, and any subsequent transferee of a Note, or any interest therein, will be deemed to have represented and warranted that (a) either (i) such purchaser or subsequent transferee is not, and is not using the assets of, a Plan to acquire or hold the Note, or any interest therein, or (ii) the purchase and holding of a Note, or any interest therein, by such purchaser or transferee does not, and will not, constitute a non-exempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code or a similar violation under any applicable Similar Laws and (b) none of the Transaction Parties is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase or hold the Notes or is undertaking to provide impartial investment advice or give advice in a fiduciary capacity with respect to the decision to purchase or hold the Notes.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing and/or holding of the Notes, or any interest therein, on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code, or any Similar Law and whether an exemption would be required. Neither this discussion nor anything provided in this prospectus is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of the Notes should consult and rely on their own counsel and advisers as to whether an investment in the Notes, or any interest therein, is suitable for the Plan.

PLAN OF DISTRIBUTION

We are offering up to $100,000,000 in aggregate principal amount of Notes on a continuous basis. We will offer the Notes at a price equal to 100% of the principal amount of such Notes, directly to the public without an underwriter or placement agent. We have arbitrarily determined the selling price of the Notes and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Notes.

The Notes will be offered to prospective investors on a commercially reasonable efforts basis by the Managing Broker-Dealer and other selling group members, which means that our broker/dealer of record is not obligated to purchase any specific number or dollar amount of Notes, but will use commercially reasonable efforts to sell the Notes. We reserve the right to engage additional selling group members to assist in the sale of the Notes.

We may market Notes in many ways, including, but not limited to, in a newspaper, through direct mail, tradeshow presentations, or television commercials, or over the Internet, in each case, in states in which we have properly registered the offering or qualified for an exemption from registration. Viewers of print or online advertising are referred to our website at https://invest.phoenixenergy.com. The established features are available to investors on our website at https://invest.phoenixenergy.com or by calling (303) 376-9778. If, upon review of our website, a potential investor becomes interested in purchasing Notes, a prospectus will be sent upon request. We may also make oral solicitations in limited circumstances and use other methods of marketing the offering, all in compliance with applicable laws and regulations, including federal and state securities laws. Our employees and independent managers that are not registered broker-dealers have been instructed not to solicit offers to purchase Notes or provide advice regarding the purchase of Notes. The information contained on our website is not part of this prospectus or the registration statement of which this prospectus forms a part. If you have questions about the suitability of an investment in the Notes for you, you should consult with your own investment, tax, or other professional financial advisor. Prospective investors will be required to complete an application prior to investing in the Notes. We reserve the right to reject any investment.

Adam Ferrari, our Chief Executive Officer, and Curtis Allen, our Chief Financial Officer, will market the Notes in reliance on Rule 3a4-1 under the Exchange Act, which permits officers, directors, and employees to participate in the sale of the Notes without registering as a broker-dealer under certain circumstances. Messrs. Ferrari and Allen are not subject to a statutory disqualification as such term is defined in Section 3(a)(39) of the Exchange Act. Messrs. Ferrari and Allen serve as executive officers and primarily perform substantial duties for us or on our behalf otherwise than in connection with transactions in securities and will continue to do so at the end of this offering. They are familiar with the selling practices permitted to officers relying on Rule 3a4-1. Neither Mr. Ferrari nor Mr. Allen has been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and has not and will not participate in the sale of securities for any issuer more than once every 12 months, other than on our behalf in reliance on Rule 3a4-1. Messrs. Ferrari and Allen are not compensated in connection with any participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Notes. Messrs. Ferrari and Allen have been instructed in the limitations of the selling practices allowed under Rule 3a4-1.

Broker-Dealer Compensation and Expenses

We will pay the Managing Broker-Dealer the Broker-Dealer Fee of 0.20% (with respect to Notes with a Set Put Interval of three months) or 0.40% (with respect to all other Notes) of the gross proceeds of the offering. In addition, we will pay our selling group members a sales commission to be paid to certain of our non-executive personnel, including Matthew Willer, our Managing Director, Capital Markets, as compensation with respect to the sale of Notes, of 0.25%, 0.40%, 0.45%, 0.50%, or 0.60% with respect to the sale of the Notes with Set Put Intervals of three months, six months, nine months, twelve months, or eighteen months, respectively. Such non-executive personnel are paid a base salary of $60,000 and are entitled to participate in the benefits we provide to all of our employees, including 401(k) contributions, medical-insurance options, and programs to encourage and support the employees’ development. Such non-executive personnel are eligible to receive sales commissions once the commissions they would have earned in such year (either pursuant to this offering or pursuant to any of our other securities offerings) are in excess of their base salary. Total compensation to be received by or paid to selling group members, including, without limitation, the Broker-Dealer Fee and sales commissions, will not exceed 0.81% of the proceeds raised with the assistance of those selling group members.

The following table sets forth the per Note and total maximum Broker-Dealer Fee that we may pay to the Managing Broker-Dealer, plus sales commissions, in connection with this offering, assuming the entire amount of Notes offered hereby is issued and sold:

Broker-Dealer Compensation	Per Note	Total
Broker-Dealer Fee	$3.60	$360,000
Sales commissions	$4.45	$445,000	(1)

Total		$805,000

(1)

Reflects the full amount of Notes sold with each maturity and assumes sales commissions are not otherwise reduced by any amounts of base salary. Sales commissions increase based on the Set Put Interval of the Notes sold as described above.

The aggregate proceeds to us are set forth on the cover page of this prospectus before deducting our expenses. Excluding the Broker-Dealer Fee and sales commissions, we estimate that we will pay approximately $1.2 million for expenses.

We have agreed to indemnify the Managing Broker-Dealer and expect to indemnify other selling group members and selected registered investment advisors against certain liabilities arising under the Securities Act.

We may forego paying the Broker-Dealer Fee, or pay a reduced Broker-Dealer Fee, in connection with the sale of Notes in this offering to:

•	registered principals or representatives of our dealer-manager or a participating broker (and immediate family members of any of the foregoing persons);

•

our employees, officers, and directors or those of our members, or the affiliates of any of the foregoing persons (and the immediate family members of any of the foregoing persons), any benefit plan established exclusively for the benefit of such persons or entities, and, if approved by our managers, joint venture partners, consultants, and other service providers;

•

clients of an investment advisor registered under the U.S. Investment Advisers Act of 1940, as amended, or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts that have asset-based fees with such dually registered investment advisor/broker-dealer); or

•	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

For purposes of the foregoing, “immediate family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren, and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations, as well as such persons so related by adoption.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase the Notes; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of Notes.

New Issue of Securities

The Notes will be a new issue of securities with no established trading market or trading platform. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system. We cannot assure you of the development of a trading platform or the development or liquidity of any trading market for the Notes. If no trading platform is established, or an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions, and other factors. Therefore, you must be prepared to hold your Notes to maturity.

Offering Process

The process being used for this offering differs from methods that have been traditionally used in most other public offerings of debt securities in the United States. We will offer the Notes on a continuous basis pursuant to Rule 415 under the Securities Act, directly to the public without an underwriter or placement agent. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust, or similar account.

From time to time, we may prepare prospectus supplements to update this prospectus for various purposes, such as to disclose changes to the terms of the offering of the Notes, provide quarterly updates of financial and other information included in this prospectus, and disclose other material developments. These prospectus supplements will be filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act and will be posted on our website. When required by SEC rules, such as when there is a “fundamental change” in the offering or the information contained in this prospectus, or when an annual update of financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus. We currently anticipate that post-effective amendments will be required, among other times, when there are changes to the material terms of the Notes.

In order to invest in Notes, you will be required to complete and execute a subscription agreement substantially in the form attached as an exhibit to the registration statement of which this prospectus forms a part. The subscription agreement may be submitted in paper form and, if so submitted, must be delivered to the address set forth for such purposes on our website. As of the date of this prospectus, the address to which you should submit paper form subscription agreements is as follows:

Phoenix Energy One, LLC

Attention: Curtis Allen

18575 Jamboree Road, Suite 830

Irvine, California 92612

Subscription agreements may be also submitted electronically through our website. Generally, when submitting a subscription agreement electronically, you will be required to agree to various terms and conditions by checking boxes, and to review and electronically sign any necessary documents. You may pay the purchase price for your Notes by check, ACH, or wire transfer in accordance with the instructions in the subscription agreement. All checks should be made payable to “Phoenix Energy One, LLC.” By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this prospectus, including all amendments and supplements thereto, you are purchasing the Notes for your own account, and that your rights and responsibilities regarding your Notes will be governed by the Indenture, including the form of Note, each included as an exhibit to the registration statement of which this prospectus forms a part. Neither we nor any selling group member have undertaken any efforts to qualify this offering for offers to investors in any jurisdiction outside the United States. Investors must have a U.S. mailing address (other than a P.O. Box) and a U.S. social security number and/or a U.S. tax identification number to be eligible to participate in this offering.

Upon review of the information that you provide in the subscription agreement, we will determine, in our sole discretion, whether to issue any Notes to you or whether you meet the criteria for investing in the Notes. See “—Financial Suitability Requirements” below. We will not accept any subscription requests prior to the effective date of the registration statement of which this prospectus forms a part. If we determine that you are eligible to participate in the offering and to issue you Notes, then we will notify you of our acceptance of your subscription agreement and related subscription payment by email and through a confirmation page on our online investment portal. If we do not accept your subscription request, in whole or in part, we will notify you of such non-acceptance by email and your subscription payment (or the portion thereof corresponding to the amount not accepted) will be returned to you without interest and within 15 business days to the account from which it originated using the wire or ACH instructions on file for you. We caution you that the Notes may not be a suitable investment for you even if you do qualify to purchase Notes. See the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus and in our 2025 Annual Report.

We are offering the Notes in the aggregate principal amounts for each Set Put Interval, interest payment method, and interest rate set forth under “Description of Notes—Terms of the Notes.” Notes corresponding to a particular Set Put Interval, interest payment method, and/or interest rate may be fully subscribed for before we receive or accept your subscription, and so the specific Notes you have selected may not be available by the time we review your subscription. We will accept subscriptions for Notes corresponding to each Set Put Interval, interest payment method, and interest rate in the order in which they are received, and we will not allocate Notes available for any Set Put Interval on a pro rata basis. If an insufficient principal amount of the Notes you have selected remains available to fill your subscription in full at the time we review it, we may, in our sole discretion, accept your subscription only as to the principal amount of such Notes that remains available and decline the balance, or decline your subscription in its entirety, in each case returning to you any subscription payment corresponding to the portion of your subscription that we do not accept in the manner and within the time period described above.

For example, if you subscribe for $1,000,000 aggregate principal amount of Notes with a three-month Set Put Interval that pay cash interest, but only $400,000 aggregate principal amount of such Notes remains available for issuance in this offering at the time we review your subscription, we may accept your subscription as to $400,000 aggregate principal amount of such Notes and return the remaining $600,000 of your subscription payment, or we may decline your subscription in its entirety and return your entire $1,000,000 subscription payment. In either case, we will notify you of the extent to which your subscription has been accepted, and we will return any subscription payment that we do not accept, in each case, as described above.

Once a subscription agreement and related subscription payment have been submitted to and accepted by us, you will not have the right to request the return of your subscription payment. We intend to hold closings on a weekly basis assuming there are funds to close. On each closing date, offering proceeds for that closing will be disbursed to us, and Notes will be issued to investors participating in that closing in registered form on the books and records of the Issuer. If we are dissolved or liquidated after the acceptance by us of a subscription agreement and related subscription payment and prior to the next closing date, your subscription payment will be returned to you.

We will notify you via email promptly following closing of your subscription of (i) the closing date of the subscription, (ii) the first date of the Set Put Interval for your Notes (which will be the same as the closing date), (iii) the first Set Put Date for such Notes immediately following the closing, and (iv) the first date following the closing on which you can request redemption of your Notes on the first Set Put Date. Information regarding future Set Put Dates will be provided as described in “Description of Notes—Mandatory Redemption; Repurchase at the Option of the Holders.”

This offering of Notes will continue until the earliest of: (i) the date we issue and sell all of the Notes registered in this offering, including pursuant to any registration statement filed pursuant to Rule 462(b) under the Securities Act; (ii) any required date of termination pursuant to Rule 415 under the Securities Act; and (iii) such earlier date on which we determine, in our sole discretion, to terminate this offering. If this offering is terminated after the acceptance by us of a subscription agreement and related subscription payment and prior to the next closing date, your subscription payment will be returned to you.

Financial Suitability Requirements

An investment in the Notes involves significant risks and is only suitable for investors who have adequate financial means, desire a relatively long-term investment, and will not need liquidity from their investment. This investment is not suitable for investors who seek liquidity or guaranteed income. You should only consider purchasing Notes if you can afford the loss of your entire investment.

For any individual investment above $10,000, Notes will only be sold to investors representing that they have (i) a gross income of at least $45,000 and a net worth of $45,000 or (ii) a net worth of at least $150,000 (the “general suitability standards”). For these purposes, “net worth” is defined as excess of total assets over total liabilities as determined by GAAP, exclusive of home, home furnishings, and automobiles.

Investors are required in their subscription agreement to represent and warrant that they satisfy the general suitability standards. Investors who fail to satisfy the general suitability standards will not be permitted to purchase Notes.

The selling group members and other registered investment advisors recommending the purchase of Notes in this offering have the responsibility to make every reasonable effort to determine that your purchase of Notes in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet minimum income and net worth standards;

•	can reasonably benefit from an investment in the Notes based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this prospectus of an investment in the Notes; and

•	have apparent understanding of:

•	the fundamental risks of the investment;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of the Notes;

•	the restrictions on transferability of the Notes; and

•	the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation, and other investments, as well as any other pertinent factors. The selling group members and other registered investment advisors recommending the purchase of Notes in this offering must maintain, for a six-year period, records of the information used to determine that an investment in Notes is suitable and appropriate for you. The selling group members or other registered investment advisors may not execute any transaction related to the offering of the Notes in a discretionary account without your prior written approval of such transaction.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for us by Latham & Watkins LLP, Washington, District of Columbia.

EXPERTS

The consolidated financial statements of Phoenix Energy One, LLC as of December 31, 2025 and 2024 and for the three years then ended incorporated by reference into this prospectus have been so incorporated in reliance on the report of Ramirez Jimenez International CPAs, an independent registered public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC the Notes being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the Notes, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any contract, agreement, or any other document are summaries of certain terms thereof and are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract, agreement, or other document filed as an exhibit to the registration statement. You can read the registration statement at the SEC’s website at www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our website at https://phoenixenergy.com. The information we file with the SEC or contained on or accessible through our website is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus is a part. We do not intend to deliver annual reports to holders of Notes if such reports are not required pursuant to Section 15(d) of the Exchange Act or the U.S. Trust Indenture Act of 1939, as amended.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we have filed with the SEC. This means that we disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. We incorporate by reference the documents listed below (other than any portions of such document that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 17, 2026;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 13, 2026; and

•	our Current Reports on Form 8-K filed with the SEC on January 21, 2026, February 13, 2026, and June 2, 2026.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to the Company, Attention: Curtis Allen, 18575 Jamboree Road, Suite 830, Irvine, California 92612, telephone number (949) 416-5037. You also may access these filings on our website at https://phoenixenergy.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus). Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes, or replaces such statement.

PHOENIX ENERGY ONE, LLC

$100,000,000

Phoenix Flex Junior Secured NotesTM

Senior Subordinated Junior Lien Notes

Comprising

$8,000,000 6.00% Three-Month Puttable Cash Interest Notes	$12,000,000 6.00% Three-Month Puttable Compound Interest Notes
$8,000,000 6.25% Six-Month Puttable Cash Interest Notes	$12,000,000 6.25% Six-Month Puttable Compound Interest Notes
$5,000,000 6.50% Nine-Month Puttable Cash Interest Notes	$5,000,000 6.50% Nine-Month Puttable Compound Interest Notes
$15,000,000 6.75% Twelve-Month Puttable Cash Interest Notes	$15,000,000 6.75% Twelve-Month Puttable Compound Interest Notes
$10,000,000 7.00% Eighteen-Month Puttable Cash Interest Notes	$10,000,000 7.00% Eighteen-Month Puttable Compound Interest Notes

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses (other than the Broker-Dealer Fee or other fees paid to any selling group member (each as defined in the prospectus contained in this registration statement)) payable by Phoenix Energy One, LLC (the “Company”) in connection with the sale and distribution of the securities being registered pursuant to this registration statement. All amounts are estimated except the U.S. Securities and Exchange Commission (the “SEC”) registration fee and Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

Amount to be Paid
SEC registration fee	$13,810
FINRA filing fee	15,500
Accounting fees and expenses	15,000
Legal fees and expenses	1,000,000
Printing and engraving expenses	100,000
Trustee fees and expenses	40,000
Miscellaneous	15,690

Total	$1,200,000

Item 14. Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that a limited liability company may, under its limited liability company agreement, indemnify and hold harmless a member, manager, or any other person from and against any and all claims and demands whatsoever.

The Third Amended and Restated Limited Liability Company Agreement of the Company (as amended, the “Third ARLLCA”) provides that the Company shall, to the fullest extent permitted by the DLLCA, indemnify and hold harmless (i) each current and former director, (ii) each current and former officer, (iii) any other person that may be designated by the board of directors of the Company (the “Board”) from time to time as an “Indemnitee” for purposes of the Third ARLLCA, (iv) the current and any former “Partnership Representative” (and, if applicable, any “Designated Individual”) (as each such term is defined in the Third ARLLCA), and (v) any person that the Board designates as an “Indemnitee” for purposes of the Third ARLLCA because such person’s status, service, or relationship exposes such person to potential claims, demands, suits, or proceedings relating to the business and affairs of the Company and its subsidiaries (any such person, an “Indemnitee”), from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements, or other amounts incurred in connection with any threatened, pending, or completed claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, in which such Indemnitee is or may be involved by reason of such person’s status as an Indemnitee, whether arising from any act or omission, any consent or approval given or withheld, or otherwise relating to the Company or its business and affairs (an “Action”). This indemnification includes costs and attorneys’ fees and any amounts expended in the settlement of any claim of liability, loss, or damage. However, no Indemnitee shall be entitled to indemnification if and to the extent that there has been a final, non-appealable determination that such Indemnitee engaged in “Fraud” (as defined in the Third ARLLCA). Such indemnification is recoverable only from the assets of the Company and not the assets of any of its members.

Pursuant to the Third ARLLCA, the Company is not obligated to indemnify an Indemnitee with respect to any Action (i) that was initiated or brought voluntarily by such Indemnitee unless approved or authorized by the Board or incurred to establish or enforce such Indemnitee’s right to indemnification under the Third ARLLCA or

(ii) that was initiated or brought by the Company against such Indemnitee upon the prior approval of the Board. These limitations do not apply, however, if and to the extent that there is a final, non-appealable determination that such Indemnitee is successful on the merits. The Company is required to advance expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending or prosecuting any Action that may be subject to a right of indemnification under the Third ARLLCA within 30 days after a written request therefor, prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified.

In addition, the Third ARLLCA provides that, to the fullest extent permitted by law, no Indemnitee shall be liable to the Company, any shareholder, or any other person for monetary damages for breach of duties (including fiduciary duties), except if and to the extent that there has been a final, non-appealable determination that such Indemnitee engaged in Fraud.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under the DLLCA against expenses, losses, and liabilities that may arise in connection with actual or threatened proceedings in which they are involved by reason of their service to the Company and its subsidiaries and affiliates and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, upon receipt of an undertaking to repay such amounts if it is ultimately determined that they are not entitled to indemnification.

The indemnification rights set forth above will not be exclusive of any other right that an indemnified person may have or hereafter acquire under any statute, the Third ARLLCA, any other agreement, any vote of members or directors, or otherwise.

The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.

The broker-dealer agreement with the Managing Broker-Dealer (as defined in the prospectus contained in this registration statement) provides for indemnification by the Managing Broker-Dealer of the Company, its affiliates, and their respective representatives and agents for certain liabilities arising due to breach of the broker-dealer agreement by the Managing Broker-Dealer, or the bad faith, gross negligence, or willful misconduct of the Managing Broker-Dealer, and by the Company of the Managing Broker-Dealer, its affiliates, and their respective representatives and agents for certain liabilities arising due to a breach of the broker-dealer agreement by the Company or in connection with this offering.

Item 15. Recent Sales of Unregistered Securities.

Within the past three years, the Company has granted or issued the following securities of the Company that were not registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”):

•

Between January 2023 and August 2023, the Company issued an aggregate of $217.8 million principal amount of unsecured bonds for a purchase price of $214.8 million pursuant to Rule 506(c) of Regulation D promulgated under the Securities Act (“Regulation D”), with maturity dates ranging from nine months to seven years from the issue date and interest rates ranging from 8.0% to 12.0% per annum.

•

Between January 2023 and August 2024, the Company issued an aggregate of $89.6 million principal amount of unsecured bonds (the “Reg A Bonds”) for a purchase price of $88.9 million pursuant to Regulation A promulgated under the Securities Act (“Regulation A”), with a maturity date of three years from the issue date and an interest rate of 9.0% per annum.

•

Between August 2023 and May 31, 2026, the Company issued an aggregate of $1,241.8 million principal amount of unsecured bonds for a purchase price of $1,232.6 million pursuant to Rule 506(c) of Regulation D, with maturity dates ranging from one to eleven years from the issue date and interest rates ranging from 9.0% to 14.0% per annum.

•

Between May 2025 and May 31, 2026, the Company issued an aggregate of $36.7 million principal amount of unsecured notes to holders of its Reg A Bonds in exchange for an equal principal amount of such Reg A Bonds in an offering exempt from registration under Section 3(a)(9) and/or 4(a)(2) of the Securities Act, with maturity dates ranging from three to eleven years and interest rates ranging from 9.0% to 12.0% per annum.

•

In September 2025, the Company issued an aggregate of 2,704,023 Series A Cumulative Redeemable Preferred Shares pursuant to Regulation A at a public offering price of $20.00 per share for gross proceeds of approximately $54.1 million, before payment of selling agent commissions of approximately $4.2 million and transaction fees and expenses (the “Series A Preferred Share Offering”). Digital Offering, LLC acted as lead selling agent for the Series A Preferred Share Offering.

•

From January 1, 2023 until October 18, 2024, the Company granted membership interests to certain employees representing 2.16% of the Company’s limited liability company interests, in part due to reallocation of membership interest percentages. On October 18, 2024, all then-existing interests in the Company were exchanged for limited liability company interests in Phoenix Equity Holdings, LLC, a Delaware limited liability company and the holder of 100% of the common equity interests of the Company.

Other than the Series A Preferred Share Offering, none of the foregoing transactions involved any underwriters, underwriting discounts, or commissions, or public offering. Unless otherwise stated, the sales of the above-referenced securities were exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation A promulgated thereunder) as transactions by an issuer not involving any public offering. To the extent applicable, the recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon any certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b)	Financial Statement Schedules. None.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.); and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)

that, for the purposes of determining liability of the registrant under the Securities Act to any purchase in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”), (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:

(1)

for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)

for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Description+	Form	Date of First Filing	Exhibit Number	Filed Herewith

1.1	Form of Broker-Dealer Agreement, by and between Phoenix Energy One, LLC and Crescent Securities Group, Inc.	S-1	06/02/2026	1.1

3.1	Certificate of Formation of Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC), dated as of April 16, 2019.	S-1	10/29/2024	3.1

3.2	Certificate of Amendment to the Certificate of Formation of Phoenix Energy One, LLC, dated as of January 23, 2025.	S-1/A	03/28/2025	3.2

3.3	Third Amended and Restated Limited Liability Company Agreement of Phoenix Energy One, LLC.	8-K	09/30/2025	3.1

3.4	Phoenix Energy One, LLC Share Designation with Respect to the Series A Cumulative Redeemable Preferred Shares.	8-K	09/30/2025	3.2

4.1	Form of Indenture, by and between Phoenix Energy One, LLC and Odyssey Transfer and Trust Company, as trustee and collateral agent, governing the securities offered hereby.	S-1	06/02/2026	4.1

4.2	Form of Cash Interest Note (included in Exhibit 4.1).	S-1	06/02/2026	4.2

4.3	Form of Compound Interest Note (included in Exhibit 4.1).	S-1	06/02/2026	4.3

4.4	Indenture, by and between Phoenix Energy One, LLC and UMB Bank, N.A., as trustee, dated May 14, 2025, governing the Registered Unsecured Notes.	10-Q	05/16/2025	4.1

4.5	Form of Cash Interest Note (included in Exhibit 4.4).	10-Q	05/16/2025	4.2

4.6	Form of Compound Interest Note (included in Exhibit 4.4).	10-Q	05/16/2025	4.3

4.7	First Supplemental Indenture, by and between Phoenix Energy One, LLC and UMB Bank, N.A., as trustee, dated March 17, 2026.	10-K	03/17/2026	4.5

4.8	Indenture, by and between Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC) and UMB Bank, N.A., as trustee, dated as of January 12, 2022, governing the Reg A Bonds.	S-1	10/29/2024	4.4

4.9	First Supplemental Indenture, by and between Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC) and UMB Bank, N.A., as trustee, dated as of February 1, 2022.	S-1	10/29/2024	4.5

		Incorporated by Reference
Exhibit No.	Description+	Form	Date of First Filing	Exhibit Number	Filed Herewith

4.10	Second Supplemental Indenture, by and between Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC) and UMB Bank, N.A., as trustee, dated as of July 18, 2022.	S-1	10/29/2024	4.6

4.11	Third Supplemental Indenture, by and between Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC) and UMB Bank, N.A., as trustee, dated as of May 25, 2023.	S-1	10/29/2024	4.7

4.12	Form of Reg A Bond.	S-1	10/29/2024	4.8

4.13	Form of Adamantium Bond.	S-1	10/29/2024	4.9

4.14	Form of July 2022 506(c) Bond.	S-1	10/29/2024	4.11

4.15	Form of December 2022 506(c) Bond (Series AAA through Series D-1).	S-1	10/29/2024	4.12

4.16	Indenture, by and between Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC) and UMB Bank, N.A., as trustee, dated as of August 25, 2023, governing the August 2023 506(c) Bonds.	S-1	10/29/2024	4.13

4.17	Form of August 2023 506(c) Bond (Series U through Series Z-1).	S-1	10/29/2024	4.14

4.18	First Supplemental Indenture, by and between Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC) and UMB Bank, N.A., as trustee, dated as of August 20, 2024.	S-1	10/29/2024	4.15

4.19	Form of August 2023 506(c) Bond (Series AA through Series JJ-1) (included in Exhibit 4.16).	S-1	10/29/2024	4.16

4.20	Second Supplemental Indenture, by and between Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC) and UMB Bank, N.A., as trustee, dated as of October 17, 2024.	S-1	10/29/2024	4.17

4.21	Third Supplemental Indenture, by and between Phoenix Energy One, LLC and UMB Bank, N.A., as trustee, dated as of May 14, 2025, governing the August 2023 506(c) Bonds.	10-Q	05/16/2025	4.18

4.22	Fourth Supplemental Indenture, by and between Phoenix Energy One, LLC and UMB Bank, N.A., as trustee, dated as of March 16, 2026, governing the August 2023 506(c) Bonds.	10-K	03/17/2026	4.20

4.23	Indenture, by and between Phoenix Energy One, LLC and UMB Bank, N.A., as trustee, dated as of May 15, 2025, governing the Exchange Notes.	10-Q	05/16/2025	4.19

4.24	Form of Cash Interest Note (included in Exhibit 4.23).	10-Q	05/16/2025	4.20

4.25	Form of Compound Interest Note (included in Exhibit 4.23).	10-Q	05/16/2025	4.21

		Incorporated by Reference
Exhibit No.	Description+	Form	Date of First Filing	Exhibit Number	Filed Herewith

5.1	Opinion of Latham & Watkins LLP	S-1	06/02/2026	5.1

10.1†++	Second Amended and Restated Limited Liability Company Agreement of Phoenix Equity Holdings, LLC, dated as of December 4, 2024.	S-1/A	12/30/2024	10.4

10.2†++	First Amendment to the Second Amended and Restated Limited Liability Company Agreement of Phoenix Equity Holdings, LLC, dated as of April 25, 2025.	S-1/A	04/25/2025	10.30

10.3†	Employee Agreement, by and between Phoenix Energy One, LLC and Curtis Allen, effective as of January 1, 2026.	8-K	01/21/2026	10.2

10.4†++	Unit Award Agreement, by and between Phoenix Equity Holdings, LLC and Curtis Allen, dated as of December 4, 2024.	S-1/A	12/30/2024	10.5

10.5†++	Employee Offer Letter, by and between Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC) and Sean Goodnight, dated as of June 12, 2020.	S-1/A	03/28/2025	10.7

10.6†++	Unit Award Agreement, by and between Phoenix Equity Holdings, LLC and Sean Goodnight, dated as of December 4, 2024.	S-1/A	12/30/2024	10.6

10.7†	Commission Agreement, by and between Phoenix Energy One (f/k/a Phoenix Capital Group Holdings, LLC) and Sean Goodnight, dated as of January 16, 2024.	S-1/A	03/28/2025	10.13

10.8†	Employee Agreement, by and between Phoenix Energy One, LLC and Adam Ferrari, effective as of January 1, 2026.	8-K	01/21/2026	10.1

10.9†	Employee Agreement, by and between Phoenix Energy One, LLC and Lindsey Wilson, effective as of January 1, 2026.	8-K	01/21/2026	10.3

10.10†	Employee Offer Letter, by and between Phoenix Operating LLC and Brandon Allen, dated as of March 2, 2023.	S-1/A	03/28/2025	10.11

10.11†	Performance Bonus Amendment, by and among Phoenix Operating LLC, Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC), and Brandon Allen, dated as of January 22, 2025.	S-1/A	03/28/2025	10.12

10.12	Transition and Separation Agreement, by and between Phoenix Energy One, LLC and Brandon K. Allen, dated as of November 20, 2025.	8-K	11/25/2025	10.1

10.13†	Employee Agreement, by and between Phoenix Operating, LLC and David Scadden, effective as of January 13, 2023.	10-K	03/17/2026	10.13

		Incorporated by Reference
Exhibit No.	Description+	Form	Date of First Filing	Exhibit Number	Filed Herewith

10.14†	Performance Bonus Amendment, by and among Phoenix Operating LLC, Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC), and David Scadden, dated as of January 22, 2025.	10-K	03/17/2026	10.14

10.15†	2024 Long-Term Incentive Plan of Phoenix Equity Holdings, LLC.	S-1/A	12/30/2024	10.20

10.16†	Form of Unit Award Agreement of Phoenix Equity Holdings, LLC.	S-1/A	12/30/2024	10.21

10.17†	Form of Phantom Unit Award Agreement of Phoenix Equity Holdings, LLC.	S-1/A	12/30/2024	10.22

10.18	Form of Indemnification Agreement.	8-K	09/30/2025	10.1

10.19†	Form of Non-Employee Director Compensation Letter.	8-K	09/30/2025	10.2

10.20	Loan Agreement, by and between Adamantium Capital LLC and Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC), dated as of September 14, 2023.	S-1	10/29/2024	10.10

10.21	Loan Agreement Amendment and Note Modification Agreement, by and among Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC), Phoenix Operating LLC, and Adamantium Capital LLC, dated as of October 30, 2023.	S-1	10/29/2024	10.11

10.22	Second Amendment to Loan Agreement, by and among Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC), Phoenix Operating LLC, and Adamantium Capital LLC, dated as of December 12, 2024.	S-1/A	12/30/2024	10.19

10.23	Third Amendment to Loan Agreement, by and among Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC), Phoenix Operating LLC, and Adamantium Capital LLC, dated as of January 3, 2025.	S-1/A	03/29/2025	10.27

10.24	Fourth Amendment to Loan Agreement, by and among Phoenix Energy One, LLC, Phoenix Operating LLC, and Adamantium Capital LLC, dated as of January 24, 2025.	S-1/A	03/29/2025	10.28

10.25	Fifth Amendment to Loan Agreement, by and among Phoenix Energy One, LLC, Phoenix Operating LLC, and Adamantium Capital LLC, dated as of October 6, 2025.	10-Q	11/12/2025	10.5

10.26	Sixth Amendment to Loan Agreement, by and among Phoenix Energy One, LLC, Phoenix Operating LLC, and Adamantium Capital LLC, dated as of February 12, 2026.	10-K	03/17/2026	10.26

10.27	Seventh Amendment to Loan Agreement, by and among Phoenix Energy One, LLC, Phoenix Operating LLC, and Adamantium Capital LLC, dated as of March 16, 2026.	10-K	03/17/2026	10.27

		Incorporated by Reference
Exhibit No.	Description+	Form	Date of First Filing	Exhibit Number	Filed Herewith

10.28++	Amended and Restated Senior Credit Agreement, by and among Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC), Phoenix Operating LLC, each of the lenders from time to time party thereto, and Fortress Credit Corp., dated as of August 12, 2024.	S-1	10/29/2024	10.14

10.29++	Limited Waiver and Amendment No. 1 to Amended and Restated Senior Credit Agreement, by and among Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC), Phoenix Operating LLC, each of the lenders from time to time party thereto, and Fortress Credit Corp., dated as of October 25, 2024.	S-1/A	12/30/2024	10.16

10.30++	Amendment No. 2 to Amended and Restated Senior Credit Agreement, by and among Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC), Phoenix Operating LLC, each of the lenders from time to time party thereto, and Fortress Credit Corp., dated as of November 1, 2024.	S-1/A	12/30/2024	10.17

10.31++	Amendment No. 3 to Amended and Restated Senior Credit Agreement, by and among Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC), Phoenix Operating LLC, each of the lenders from time to time party thereto, and Fortress Credit Corp., dated as of December 18, 2024.	S-1/A	12/30/2024	10.18

10.32++	Limited Waiver and Amendment No. 4 to Amended and Restated Senior Credit Agreement, by and among Phoenix Energy One, LLC, Phoenix Operating LLC, each of the lenders from time to time party thereto, and Fortress Credit Corp., dated as of April 16, 2025.	S-1/A	04/25/2025	10.29

10.33++	Amendment No. 5 to Amended and Restated Senior Credit Agreement, by and among Phoenix Energy One, LLC, Phoenix Operating LLC, each of the lenders from time to time party thereto, and Fortress Credit Corp., dated as of June 26, 2025.	1-A	06/26/2025	6.34

10.34++	Amendment No. 6 to Amended and Restated Senior Credit Agreement, by and among Phoenix Energy One, LLC, Phoenix Operating LLC, each of the lenders from time to time party thereto, and Fortress Credit Corp., dated as of August 1, 2025.	8-K	08/01/2025	10.1

10.35++	Amendment No. 7 to Amended and Restated Senior Credit Agreement, by and among Phoenix Energy One, LLC, Phoenix Operating LLC, each of the lenders from time to time party thereto, and Fortress Credit Corp., dated as of October 27, 2025.	8-K	10/27/2025	10.1

		Incorporated by Reference
Exhibit No.	Description+	Form	Date of First Filing	Exhibit Number	Filed Herewith

10.36++	Amendment No. 8 to Amended and Restated Senior Credit Agreement, by and among Phoenix Energy One, LLC, Phoenix Operating LLC, each of the lenders from time to time party thereto, and Fortress Credit Corp., dated as of February 12, 2026.	8-K	02/13/2026	10.1

10.37++	Amendment No. 9 to Amended and Restated Senior Credit Agreement, by and among Phoenix Energy One, LLC, Phoenix Operating LLC, each of the lenders from time to time party thereto, and Fortress Credit Corp., dated as of June 1, 2026.	8-K	06/02/2026	10.1

10.38++	Form of Junior Lien Intercreditor Agreement, by and among Fortress Credit Corp., Odyssey Transfer and Trust Company, Phoenix Energy One, LLC, Phoenix Operating LLC, the other obligors under the Fortress Credit Agreement, and the other parties from time to time party thereto.	S-1	06/02/2026	10.38

21.1	List of Subsidiaries of the Registrant.	10-K	03/17/2026	21.1

23.1	Consent of Ramirez Jimenez, International CPAs				*

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	S-1	06/02/2026	23.2

24.1	Power of Attorney (included on the signature pages to the initial filing of this registration statement).	S-1	06/02/2026	24.1

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Odyssey Transfer and Trust Company, as trustee under the indenture filed as Exhibit 4.1 above.	S-1	06/02/2026	25.1

99.1	Form of Notes Subscription Agreement.				*

107	Filing Fee Table.	S-1	06/02/2026	107

+	Capitalized terms have the meanings assigned to them in the prospectus contained in this registration statement.
++

Certain annexes, schedules, and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted annex, schedule, or exhibit to the SEC upon request.

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 25, 2026.

PHOENIX ENERGY ONE, LLC

By:	/s/ Curtis Allen
Name:	Curtis Allen
Title:	Chief Financial Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on June 25, 2026.

Signature	Title

* Adam Ferrari	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Curtis Allen Curtis Allen	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

* Daniel Glen Ferrari	Director

* Jason Allan Pangracs	Director

* Jason Montgomery Wagner	Director

* By:	/s/ Curtis Allen
Name:	Curtis Allen
Attorney-in-fact